Item 8. Financial Statements and Supplementary Data

Bank of America 2015 1

Report of Management on Internal Control Over Financial Reporting
The management of Bank of America Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.
The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2015 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Based on that assessment, management concluded that, as of December 31, 2015, the Corporation’s internal control over financial reporting is effective.
The Corporation’s internal control over financial reporting as of December 31, 2015 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their accompanying report which expresses an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2015.

Brian T. Moynihan
Chairman, Chief Executive Officer and President

Paul M. Donofrio
Chief Financial Officer

2 Bank of America 2015

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Bank of America Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Charlotte, North Carolina
February 24, 2016, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 1, for which the date is August 1, 2016.

Bank of America 2015 3

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

(Dollars in millions, except per share information)	2015	2014	2013
Interest income
Loans and leases	$31,918	$34,145	$36,470
Debt securities	9,319	8,021	9,749
Federal funds sold and securities borrowed or purchased under agreements to resell	988	1,039	1,229
Trading account assets	4,397	4,561	4,706
Other interest income	3,026	2,958	2,866
Total interest income	49,648	50,724	55,020

Interest expense
Deposits	861	1,080	1,396
Short-term borrowings	2,387	2,578	2,923
Trading account liabilities	1,343	1,576	1,638
Long-term debt	5,958	5,700	6,798
Total interest expense	10,549	10,934	12,755
Net interest income	39,099	39,790	42,265

Noninterest income
Card income	5,959	5,944	5,826
Service charges	7,381	7,443	7,390
Investment and brokerage services	13,337	13,284	12,282
Investment banking income	5,572	6,065	6,126
Equity investment income	261	1,130	2,901
Trading account profits	6,473	6,309	7,056
Mortgage banking income	2,364	1,563	3,874
Gains on sales of debt securities	1,091	1,354	1,271
Other income (loss)	1,513	1,905	(49)
Total noninterest income	43,951	44,997	46,677
Total revenue, net of interest expense	83,050	84,787	88,942

Provision for credit losses	3,161	2,275	3,556

Noninterest expense
Personnel	32,868	33,787	34,719
Occupancy	4,093	4,260	4,475
Equipment	2,039	2,125	2,146
Marketing	1,811	1,829	1,834
Professional fees	2,264	2,472	2,884
Amortization of intangibles	834	936	1,086
Data processing	3,115	3,144	3,170
Telecommunications	823	1,259	1,593
Other general operating	9,888	25,845	17,307
Total noninterest expense	57,735	75,657	69,214
Income before income taxes	22,154	6,855	16,172
Income tax expense	6,266	2,022	4,741
Net income	$15,888	$4,833	$11,431
Preferred stock dividends	1,483	1,044	1,349
Net income applicable to common shareholders	$14,405	$3,789	$10,082

Per common share information
Earnings	$1.38	$0.36	$0.94
Diluted earnings	1.31	0.36	0.90
Dividends paid	0.20	0.12	0.04
Average common shares issued and outstanding (in thousands)	10,462,282	10,527,818	10,731,165
Average diluted common shares issued and outstanding (in thousands)	11,213,992	10,584,535	11,491,418
See accompanying Notes to Consolidated Financial Statements.

4 Bank of America 2015

Bank of America Corporation and Subsidiaries

Consolidated Statement of Comprehensive Income

(Dollars in millions)	2015	2014	2013
Net income	$15,888	$4,833	$11,431
Other comprehensive income (loss), net-of-tax:
Net change in available-for-sale debt and marketable equity securities	(1,598)	4,621	(8,166)
Net change in debit valuation adjustments	615	—	—
Net change in derivatives	584	616	592
Employee benefit plan adjustments	394	(943)	2,049
Net change in foreign currency translation adjustments	(123)	(157)	(135)
Other comprehensive income (loss)	(128)	4,137	(5,660)
Comprehensive income	$15,760	$8,970	$5,771
See accompanying Notes to Consolidated Financial Statements.

Bank of America 2015 5

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2015	2014
Assets
Cash and due from banks	$31,265	$33,118
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	128,088	105,471
Cash and cash equivalents	159,353	138,589
Time deposits placed and other short-term investments	7,744	7,510
Federal funds sold and securities borrowed or purchased under agreements to resell (includes $55,143 and $62,182 measured at fair value)	192,482	191,823
Trading account assets (includes $107,776 and $110,620 pledged as collateral)	176,527	191,785
Derivative assets	49,990	52,682
Debt securities:
Carried at fair value (includes $29,810 and $32,741 pledged as collateral)	322,380	320,695
Held-to-maturity, at cost (fair value – $84,046 and $59,641; $9,074 and $15,432 pledged as collateral)	84,625	59,766
Total debt securities	407,005	380,461
Loans and leases (includes $6,938 and $8,681 measured at fair value and $37,767 and $52,959 pledged as collateral)	896,983	876,104
Allowance for loan and lease losses	(12,234)	(14,419)
Loans and leases, net of allowance	884,749	861,685
Premises and equipment, net	9,485	10,049
Mortgage servicing rights (includes $3,087 and $3,530 measured at fair value)	3,087	3,530
Goodwill	69,761	69,777
Intangible assets	3,768	4,612
Loans held-for-sale (includes $4,818 and $6,801 measured at fair value)	7,453	12,836
Customer and other receivables	58,312	61,845
Other assets (includes $14,320 and $13,873 measured at fair value)	114,600	117,350
Total assets	$2,144,316	$2,104,534

Assets of consolidated variable interest entities included in total assets above (isolated to settle the liabilities of the variable interest entities)
Trading account assets	$6,344	$6,890
Loans and leases	72,946	95,187
Allowance for loan and lease losses	(1,320)	(1,968)
Loans and leases, net of allowance	71,626	93,219
Loans held-for-sale	284	1,822
All other assets	1,530	2,769
Total assets of consolidated variable interest entities	$79,784	$104,700
See accompanying Notes to Consolidated Financial Statements.

6 Bank of America 2015

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet (continued)

	December 31
(Dollars in millions)	2015	2014
Liabilities
Deposits in U.S. offices:
Noninterest-bearing	$422,237	$393,102
Interest-bearing (includes $1,116 and $1,469 measured at fair value)	703,761	660,161
Deposits in non-U.S. offices:
Noninterest-bearing	9,916	7,230
Interest-bearing	61,345	58,443
Total deposits	1,197,259	1,118,936
Federal funds purchased and securities loaned or sold under agreements to repurchase (includes $24,574 and $35,357 measured at fair value)	174,291	201,277
Trading account liabilities	66,963	74,192
Derivative liabilities	38,450	46,909
Short-term borrowings (includes $1,325 and $2,697 measured at fair value)	28,098	31,172
Accrued expenses and other liabilities (includes $13,899 and $12,055 measured at fair value and $646 and $528 of reserve for unfunded lending commitments)	146,286	145,438
Long-term debt (includes $30,097 and $36,404 measured at fair value)	236,764	243,139
Total liabilities	1,888,111	1,861,063
Commitments and contingencies (Note 6 – Securitizations and Other Variable Interest Entities, Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 12 – Commitments and Contingencies)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized – 100,000,000 shares; issued and outstanding – 3,767,790 and 3,647,790 shares	22,273	19,309
Common stock and additional paid-in capital, $0.01 par value; authorized – 12,800,000,000 shares; issued and outstanding – 10,380,265,063 and 10,516,542,476 shares	151,042	153,458
Retained earnings	88,564	75,024
Accumulated other comprehensive income (loss)	(5,674)	(4,320)
Total shareholders’ equity	256,205	243,471
Total liabilities and shareholders’ equity	$2,144,316	$2,104,534

Liabilities of consolidated variable interest entities included in total liabilities above
Short-term borrowings	$681	$1,032
Long-term debt (includes $11,304 and $11,943 of non-recourse debt)	14,073	13,307
All other liabilities (includes $20 and $84 of non-recourse liabilities)	21	138
Total liabilities of consolidated variable interest entities	$14,775	$14,477
See accompanying Notes to Consolidated Financial Statements.

Bank of America 2015 7

Bank of America Corporation and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Preferred Stock	Common Stock and Additional Paid-in Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
(Dollars in millions, shares in thousands)		Shares	Amount

Balance, December 31, 2012	$18,768	10,778,264	$158,142	$62,843	$(2,797)	$236,956
Net income				11,431		11,431
Net change in available-for-sale debt and marketable equity securities					(8,166)	(8,166)
Net change in derivatives					592	592
Employee benefit plan adjustments					2,049	2,049
Net change in foreign currency translation adjustments					(135)	(135)
Dividends paid:
Common				(428)		(428)
Preferred				(1,249)		(1,249)
Issuance of preferred stock	1,008					1,008
Redemption of preferred stock	(6,461)			(100)		(6,561)
Common stock issued under employee plans and related tax effects		45,288	371			371
Common stock repurchased		(231,744)	(3,220)			(3,220)
Other	37					37
Balance, December 31, 2013	13,352	10,591,808	155,293	72,497	(8,457)	232,685
Net income				4,833		4,833
Net change in available-for-sale debt and marketable equity securities					4,621	4,621
Net change in derivatives					616	616
Employee benefit plan adjustments					(943)	(943)
Net change in foreign currency translation adjustments					(157)	(157)
Dividends paid:
Common				(1,262)		(1,262)
Preferred				(1,044)		(1,044)
Issuance of preferred stock	5,957					5,957
Common stock issued under employee plans and related tax effects		25,866	(160)			(160)
Common stock repurchased		(101,132)	(1,675)			(1,675)
Balance, December 31, 2014	19,309	10,516,542	153,458	75,024	(4,320)	243,471
Cumulative adjustment for accounting change related to debit valuation adjustments				1,226	(1,226)	—
Net income				15,888		15,888
Net change in available-for-sale debt and marketable equity securities					(1,598)	(1,598)
Net change in debit valuation adjustments					615	615
Net change in derivatives					584	584
Employee benefit plan adjustments					394	394
Net change in foreign currency translation adjustments					(123)	(123)
Dividends paid:
Common				(2,091)		(2,091)
Preferred				(1,483)		(1,483)
Issuance of preferred stock	2,964					2,964
Common stock issued under employee plans and related tax effects		4,054	(42)			(42)
Common stock repurchased		(140,331)	(2,374)			(2,374)
Balance, December 31, 2015	$22,273	10,380,265	$151,042	$88,564	$(5,674)	$256,205
See accompanying Notes to Consolidated Financial Statements.

8 Bank of America 2015

Bank of America Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(Dollars in millions)	2015	2014	2013
Operating activities
Net income	$15,888	$4,833	$11,431
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,161	2,275	3,556
Gains on sales of debt securities	(1,091)	(1,354)	(1,271)
Realized debit valuation adjustments on structured liabilities	556	—	—
Depreciation and premises improvements amortization	1,555	1,586	1,597
Amortization of intangibles	834	936	1,086
Net amortization of premium/discount on debt securities	2,472	2,688	1,577
Deferred income taxes	3,108	726	3,262
Stock-based compensation	28	78	363
Loans held-for-sale:
Originations and purchases	(37,933)	(39,358)	(65,688)
Proceeds from sales and paydowns of loans originally classified as held-for-sale	36,204	38,528	77,707
Net change in:
Trading and derivative instruments	2,550	5,866	32,530
Other assets	2,493	5,894	35,154
Accrued expenses and other liabilities	730	9,702	(12,919)
Other operating activities, net	(2,208)	(1,605)	4,432
Net cash provided by operating activities	28,347	30,795	92,817
Investing activities
Net change in:
Time deposits placed and other short-term investments	50	4,030	7,154
Federal funds sold and securities borrowed or purchased under agreements to resell	(659)	(1,495)	29,596
Debt securities carried at fair value:
Proceeds from sales	145,079	126,399	103,743
Proceeds from paydowns and maturities	84,988	79,704	85,554
Purchases	(219,412)	(247,902)	(160,744)
Held-to-maturity debt securities:
Proceeds from paydowns and maturities	12,872	7,889	8,472
Purchases	(36,575)	(13,274)	(14,388)
Loans and leases:
Proceeds from sales	22,316	28,765	12,331
Purchases	(12,629)	(10,609)	(16,734)
Other changes in loans and leases, net	(51,895)	19,160	(34,256)
Proceeds from sales of equity investments	333	1,577	4,818
Other investing activities, net	(39)	(2,504)	(488)
Net cash provided by (used in) investing activities	(55,571)	(8,260)	25,058
Financing activities
Net change in:
Deposits	78,347	(335)	14,010
Federal funds purchased and securities loaned or sold under agreements to repurchase	(26,986)	3,171	(95,153)
Short-term borrowings	(3,074)	(14,827)	16,009
Long-term debt:
Proceeds from issuance	43,670	51,573	45,658
Retirement of long-term debt	(40,365)	(53,749)	(65,602)
Preferred stock:
Proceeds from issuance	2,964	5,957	1,008
Redemption	—	—	(6,461)
Common stock repurchased	(2,374)	(1,675)	(3,220)
Cash dividends paid	(3,574)	(2,306)	(1,677)
Excess tax benefits on share-based payments	16	34	12
Other financing activities, net	(39)	(44)	(26)
Net cash provided by (used in) financing activities	48,585	(12,201)	(95,442)
Effect of exchange rate changes on cash and cash equivalents	(597)	(3,067)	(1,863)
Net increase in cash and cash equivalents	20,764	7,267	20,570
Cash and cash equivalents at January 1	138,589	131,322	110,752
Cash and cash equivalents at December 31	$159,353	$138,589	$131,322
Supplemental cash flow disclosures
Interest paid	$10,623	$11,082	$12,912
Income taxes paid	2,326	2,558	1,559
Income taxes refunded	(151)	(144)	(244)

See accompanying Notes to Consolidated Financial Statements.

Bank of America 2015 9

Bank of America Corporation and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1 Summary of Significant Accounting Principles
Bank of America Corporation (together with its consolidated subsidiaries, the Corporation), a bank holding company (BHC) and a financial holding company, provides a diverse range of financial services and products throughout the U.S. and in certain international markets. The term “the Corporation” as used herein may refer to Bank of America Corporation individually, Bank of America Corporation and its subsidiaries, or certain of Bank of America Corporation’s subsidiaries or affiliates.
Principles of Consolidation and Basis of Presentation
The Consolidated Financial Statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. Intercompany accounts and transactions have been eliminated. Results of operations of acquired companies are included from the dates of acquisition and for VIEs, from the dates that the Corporation became the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the Consolidated Financial Statements. The Corporation accounts for investments in companies for which it owns a voting interest and for which it has the ability to exercise significant influence over operating and financing decisions using the equity method of accounting. These investments are included in other assets. Equity method investments are subject to impairment testing and the Corporation’s proportionate share of income or loss is included in equity investment income.
The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Realized results could differ from those estimates and assumptions.
In the Annual Report on Form 10-K for the year ended December 31, 2015, the Corporation reported its results of operations through five business segments: Consumer Banking, Global Wealth & Investment Management (GWIM), Global Banking, Global Markets and Legacy Assets & Servicing (LAS), with the remaining operations recorded in All Other. Effective April 1, 2016, to align the segments with how the Corporation manages the businesses, the Corporation changed its basis of presentation to eliminate the LAS segment, and following such change, the Corporation reports its results of operations through the following four business segments: Consumer Banking, GWIM, Global Banking and Global Markets, with the remaining operations recorded in All Other. Consumer real estate loans, including loans previously held in or serviced by LAS, have been designated as either core or non-core based on criteria described in Note 4 – Outstanding Loans and Leases and Note 24 – Business Segment Information. Following the realignment, core loans owned by the Corporation, which include all loans originated after the realignment, are held in the Consumer Banking and GWIM segments. Non-core loans owned by the Corporation, which are principally run-off portfolios, as well as loans held for asset and liability management (ALM) activities are held in All Other. Mortgage servicing rights (MSRs) pertaining to core and non-core loans serviced for others are held in Consumer

Banking and All Other, respectively. Prior periods have been reclassified to conform to the current period presentation.
The Corporation classifies certain leases in other assets. Previously these leases were classified in loans and leases. The 2015 and 2014 periods have been reclassified to conform to current period presentation.
New Accounting Pronouncements
In January 2016, the FASB issued new accounting guidance on recognition and measurement of financial instruments. The new guidance makes targeted changes to existing GAAP including, among other provisions, requiring certain equity investments to be measured at fair value with changes in fair value reported in earnings and requiring changes in instrument-specific credit risk (i.e., debit valuation adjustments (DVA)) for financial liabilities recorded at fair value under the fair value option to be reported in other comprehensive income (OCI). The accounting for DVA related to other financial liabilities, for example, derivatives, does not change. The new guidance is effective on January 1, 2018, with early adoption permitted for the provisions related to DVA.
The Corporation early adopted, retrospective to January 1, 2015, the provisions of this new accounting guidance related to DVA on financial liabilities accounted for under the fair value option. The impact of the adoption was to reclassify, as of January 1, 2015, unrealized DVA losses of $1.2 billion after tax ($2.0 billion pretax) from January 1, 2015 retained earnings to accumulated OCI. Further, pretax unrealized DVA gains of $301 million, $301 million and $420 million were reclassified from other income to accumulated OCI for the three months ended September 30, 2015, June 30, 2015 and March 31, 2015, respectively. This had the effect of reducing net income as previously reported for the aforementioned quarters by $187 million, $186 million and $260 million, or approximately $0.02 per share in each quarter. This change is reflected in the Consolidated Statement of Income and the Global Markets segment results. Financial statements for 2014 and 2013 were not subject to restatement under the provisions of this new accounting guidance. For additional information, see Note 14 – Accumulated Other Comprehensive Income (Loss) and Note 21 – Fair Value Option. The Corporation does not expect the provisions of this new accounting guidance other than those related to DVA, as described above, to have a material impact on its consolidated financial position or results of operations.
In February 2015, the FASB issued new accounting guidance that amends the criteria for determining whether limited partnerships and similar entities are VIEs, clarifies when a general partner or asset manager should consolidate an entity and eliminates the indefinite deferral of certain aspects of VIE accounting guidance for investments in certain investment funds. Money market funds registered under Rule 2a-7 of the Investment Company Act and similar funds are exempt from consolidation under the new guidance. The new accounting guidance is effective on January 1, 2016. The Corporation does not expect the new guidance to have a material impact on its consolidated financial position or results of operations.
In May 2014, the FASB issued new accounting guidance to clarify the principles for recognizing revenue from contracts with customers. The new accounting guidance, which does not apply

10 Bank of America 2015

to financial instruments, is effective on January 1, 2018. The Corporation does not expect the new guidance to have a material impact on its consolidated financial position or results of operations.
In December 2012, the FASB issued a proposed standard on accounting for credit losses. It would replace multiple existing impairment models, including an “incurred loss” model for loans, with an “expected loss” model. The FASB has indicated a tentative effective date of January 1, 2019, and final guidance is expected to be issued in the second quarter of 2016. The final standard may materially reduce retained earnings in the period of adoption.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash items in the process of collection, cash segregated under federal and other brokerage regulations, and amounts due from correspondent banks, the Federal Reserve Bank and certain non-U.S. central banks.
Consolidated Statement of Cash Flows
In the Consolidated Statement of Cash Flows for the year ended December 31, 2014 as included herein, the Corporation made certain corrections related to non-cash activity which are not material to the Consolidated Financial Statements taken as a whole, do not impact the Consolidated Statement of Income or Consolidated Balance Sheet, and have no impact on the Corporation’s cash and cash equivalents balance. Certain non-cash transactions involving the sale of loans and receipt of debt securities as proceeds were incorrectly classified between operating activities and investing activities. The corrections resulted in a $3.4 billion increase in net cash provided by operating activities, offset by a $3.4 billion increase in net cash used in investing activities when compared to the Consolidated Statement of Cash Flows in the Form 10-K for the year ended December 31, 2014.
The Consolidated Statement of Cash Flows included in the previously-filed Form 10-Qs for the quarterly periods ended March 31, 2015 and June 30, 2015 also incorrectly reported this type of non-cash activity by $4.8 billion and $9.3 billion, where an increase in net cash provided by operating activities was offset by an increase in net cash used in investing activities. The incorrectly reported amounts in these 2015 quarterly periods also were not material to the Consolidated Financial Statements taken as a whole, did not impact the Consolidated Statements of Income or Consolidated Balance Sheets and had no impact on cash and cash equivalents for those periods.
For information on certain non-cash transactions, which are not reflected in the Consolidated Statement of Cash Flows, see Note 4 – Outstanding Loans and Leases and Note 6 – Securitizations and Other Variable Interest Entities.
Securities Financing Agreements
The Corporation enters into securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase (securities financing agreements) to accommodate customers (also referred to as “matched-book transactions”), obtain securities to cover short positions, and to finance inventory positions. Securities financing agreements are treated as collateralized financing transactions except in instances where the transaction is required to be accounted for as individual sale and purchase transactions. Generally, these agreements are recorded at the amounts at which the securities were acquired or sold plus accrued interest, except for certain securities financing agreements that the Corporation accounts for under the fair value option. Changes in the fair value of securities financing agreements that are accounted for under the fair value option are recorded in trading account profits in the Consolidated Statement of Income.
The Corporation’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is generally valued daily and the Corporation may require counterparties to deposit additional collateral or may return collateral pledged when appropriate. Securities financing agreements give rise to negligible credit risk as a result of these collateral provisions and, accordingly, no allowance for loan losses is considered necessary.
In transactions where the Corporation acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes an asset on the Consolidated Balance Sheet at fair value, representing the securities received, and a liability, representing the obligation to return those securities.
Collateral
The Corporation accepts securities as collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2015 and 2014, the fair value of this collateral was $458.9 billion and $508.7 billion, of which $383.5 billion and $419.3 billion was sold or repledged. The primary source of this collateral is securities borrowed or purchased under agreements to resell.
The Corporation also pledges company-owned securities and loans as collateral in transactions that include repurchase agreements, securities loaned, public and trust deposits, U.S. Treasury tax and loan notes, and short-term borrowings. This collateral, which in some cases can be sold or repledged by the counterparties to the transactions, is parenthetically disclosed on the Consolidated Balance Sheet.
In certain cases, the Corporation has transferred assets to consolidated VIEs where those restricted assets serve as collateral for the interests issued by the VIEs. These assets are included on the Consolidated Balance Sheet in Assets of Consolidated VIEs.
In addition, the Corporation obtains collateral in connection with its derivative contracts. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. Based on provisions contained in master netting agreements, the Corporation nets cash collateral received against derivative assets. The Corporation also pledges collateral on its own derivative positions which can be applied against derivative liabilities.
Trading Instruments
Financial instruments utilized in trading activities are carried at fair value. Fair value is generally based on quoted market prices or quoted market prices for similar assets and liabilities. If these market prices are not available, fair values are estimated based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques where the determination of

Bank of America 2015 11

fair value may require significant management judgment or estimation. Realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in trading account profits.
Derivatives and Hedging Activities
Derivatives are entered into on behalf of customers, for trading or to support risk management activities. Derivatives used in risk management activities include derivatives that are both designated in qualifying accounting hedge relationships and derivatives used to hedge market risks in relationships that are not designated in qualifying accounting hedge relationships (referred to as other risk management activities). Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts.
All derivatives are recorded on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and offset cash collateral held with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices in active or inactive markets or is derived from observable market- based pricing parameters, similar to those applied to over-the-counter (OTC) derivatives. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Valuations of derivative assets and liabilities reflect the value of the instrument including counterparty credit risk. These values also take into account the Corporation’s own credit standing.
Trading Derivatives and Other Risk Management Activities
Derivatives held for trading purposes are included in derivative assets or derivative liabilities on the Consolidated Balance Sheet with changes in fair value included in trading account profits.
Derivatives used for other risk management activities are included in derivative assets or derivative liabilities. Derivatives used in other risk management activities have not been designated in a qualifying accounting hedge relationship because they did not qualify or the risk that is being mitigated pertains to an item that is reported at fair value through earnings so that the effect of measuring the derivative instrument and the asset or liability to which the risk exposure pertains will offset in the Consolidated Statement of Income to the extent effective. The changes in the fair value of derivatives that serve to mitigate certain risks associated with MSRs, interest rate lock commitments (IRLCs) and first mortgage loans held-for-sale (LHFS) that are originated by the Corporation are recorded in mortgage banking income. Changes in the fair value of derivatives that serve to mitigate interest rate risk and foreign currency risk are included in other income (loss). Credit derivatives are also used by the Corporation to mitigate the risk associated with various credit exposures. The changes in the fair value of these derivatives are included in other income (loss).
Derivatives Used For Hedge Accounting Purposes (Accounting Hedges)
For accounting hedges, the Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking various accounting hedges. Additionally, the Corporation primarily uses regression analysis at the inception of a hedge and for each reporting period thereafter to assess whether the derivative used in an accounting hedge transaction is expected to be and has been highly effective in offsetting changes in the fair value or cash flows of a hedged item or forecasted transaction. The Corporation discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value of the derivative in earnings after termination of the hedge relationship.
The Corporation uses its accounting hedges as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives.
Fair value hedges are used to protect against changes in the fair value of the Corporation’s assets and liabilities that are attributable to interest rate or foreign exchange volatility. Changes in the fair value of derivatives designated as fair value hedges are recorded in earnings, together and in the same income statement line item with changes in the fair value of the related hedged item. If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the previous adjustments to the carrying value of the hedged asset or liability are subsequently accounted for in the same manner as other components of the carrying value of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments are amortized to earnings over the remaining life of the respective asset or liability.
Cash flow hedges are used primarily to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate or foreign exchange fluctuations. Changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated OCI and are reclassified into the line item in the income statement in which the hedged item is recorded in the same period the hedged item affects earnings. Hedge ineffectiveness and gains and losses on the component of a derivative excluded in assessing hedge effectiveness are recorded in the same income statement line item. The Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent effective, as a component of accumulated OCI. If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, related amounts in accumulated OCI are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. If it becomes probable that a forecasted transaction will not occur, any related amounts in accumulated OCI are reclassified into earnings in that period.
Interest Rate Lock Commitments
The Corporation enters into IRLCs in connection with its mortgage banking activities to fund residential mortgage loans at specified times in the future. IRLCs that relate to the origination of mortgage loans that will be classified as held-for-sale are considered derivative instruments under applicable accounting guidance. As such, these IRLCs are recorded at fair value with changes in fair value recorded in mortgage banking income, typically resulting in recognition of a gain when the Corporation enters into IRLCs.
In estimating the fair value of an IRLC, the Corporation assigns a probability that the loan commitment will be exercised and the

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loan will be funded. The fair value of the commitments is derived from the fair value of related mortgage loans which is based on observable market data and includes the expected net future cash flows related to servicing of the loans. Changes in the fair value of IRLCs are recognized based on interest rate changes, changes in the probability that the commitment will be exercised and the passage of time. Changes from the expected future cash flows related to the customer relationship are excluded from the valuation of IRLCs.
Outstanding IRLCs expose the Corporation to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding of the loan. To manage this risk, the Corporation utilizes forward loan sales commitments and other derivative instruments, including interest rate swaps and options, to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The changes in the fair value of these derivatives are recorded in mortgage banking income.
Securities
Debt securities are recorded on the Consolidated Balance Sheet as of their trade date. Debt securities bought principally with the intent to buy and sell in the short term as part of the Corporation’s trading activities are reported at fair value in trading account assets with unrealized gains and losses included in trading account profits. Debt securities purchased for longer term investment purposes, as part of ALM and other strategic activities are generally reported at fair value as available-for-sale (AFS) securities with net unrealized gains and losses net-of-tax included in accumulated OCI. Certain other debt securities purchased for ALM and other strategic purposes are reported at fair value with unrealized gains and losses reported in other income (loss). These are referred to as other debt securities carried at fair value. AFS securities and other debt securities carried at fair value are reported in debt securities on the Consolidated Balance Sheet. The Corporation may hedge these other debt securities with risk management derivatives with the unrealized gains and losses also reported in other income (loss). The debt securities are carried at fair value with unrealized gains and losses reported in other income (loss) to mitigate accounting asymmetry with the risk management derivatives and to achieve operational simplifications. Debt securities which management has the intent and ability to hold to maturity are reported at amortized cost. Certain debt securities purchased for use in other risk management activities, such as hedging certain market risks related to MSRs, are reported in other assets at fair value with unrealized gains and losses reported in the same line item as the item being hedged.
The Corporation regularly evaluates each AFS and held-to-maturity (HTM) debt security where the value has declined below amortized cost to assess whether the decline in fair value is other than temporary. In determining whether an impairment is other than temporary, the Corporation considers the severity and duration of the decline in fair value, the length of time expected for recovery, the financial condition of the issuer, and other qualitative factors, as well as whether the Corporation either plans to sell the security or it is more-likely-than-not that it will be required to sell the security before recovery of the amortized cost. If the impairment of the AFS or HTM debt security is credit-related, an other-than-temporary impairment (OTTI) loss is recorded in earnings. For AFS debt securities, the non-credit related impairment loss is recognized in accumulated OCI. If the

Corporation intends to sell an AFS debt security or believes it will more-likely-than-not be required to sell a security, the Corporation records the full amount of the impairment loss as an OTTI loss.
Interest on debt securities, including amortization of premiums and accretion of discounts, is included in interest income. Premiums and discounts are amortized to interest income over the estimated lives of the securities. Prepayment experience, which is primarily driven by interest rates, is continually evaluated to determine the estimated lives of the securities. When a change is made to the estimated lives of the securities, the related premium or discount is adjusted, with a corresponding charge or credit to interest income, to the appropriate amount had the current estimated lives been applied since the acquisition of the securities. Realized gains and losses from the sales of debt securities are determined using the specific identification method.
Marketable equity securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Marketable equity securities that are bought and held principally for the purpose of resale in the near term are classified as trading and are carried at fair value with unrealized gains and losses included in trading account profits. Other marketable equity securities are accounted for as AFS and classified in other assets. All AFS marketable equity securities are carried at fair value with net unrealized gains and losses included in accumulated OCI, net-of-tax. If there is an other-than-temporary decline in the fair value of any individual AFS marketable equity security, the cost basis is reduced and the Corporation reclassifies the associated net unrealized loss out of accumulated OCI with a corresponding charge to equity investment income. Dividend income on AFS marketable equity securities is included in equity investment income. Realized gains and losses on the sale of all AFS marketable equity securities, which are recorded in equity investment income, are determined using the specific identification method.
Certain equity investments held by Global Principal Investments, the Corporation’s diversified equity investor in private equity, real estate and other alternative investments, are subject to investment company accounting under applicable accounting guidance and, accordingly, are carried at fair value with changes in fair value reported in equity investment income. These investments are included in other assets. Initially, the transaction price of the investment is generally considered to be the best indicator of fair value. Thereafter, valuation of direct investments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, entry level multiples and discounted cash flow analyses, and are subject to appropriate discounts for lack of liquidity or marketability. For fund investments, the Corporation generally records the fair value of its proportionate interest in the fund’s capital as reported by the respective fund managers.
Loans and Leases
Loans, with the exception of loans accounted for under the fair value option, are measured at historical cost and reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and for purchased loans, net of any unamortized premiums

Bank of America 2015 13

or discounts. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the lives of the related loans. Unearned income, discounts and premiums are amortized to interest income using a level yield methodology. The Corporation elects to account for certain consumer and commercial loans under the fair value option with changes in fair value reported in other income (loss).
Under applicable accounting guidance, for reporting purposes, the loan and lease portfolio is categorized by portfolio segment and, within each portfolio segment, by class of financing receivables. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine the allowance for credit losses, and a class of financing receivables is defined as the level of disaggregation of portfolio segments based on the initial measurement attribute, risk characteristics and methods for assessing risk. The Corporation’s three portfolio segments are Consumer Real Estate, Credit Card and Other Consumer, and Commercial. The classes within the Consumer Real Estate portfolio segment are residential mortgage and home equity. The classes within the Credit Card and Other Consumer portfolio segment are U.S. credit card, non-U.S. credit card, direct/indirect consumer and other consumer. The classes within the Commercial portfolio segment are U.S. commercial, commercial real estate, commercial lease financing, non-U.S. commercial and U.S. small business commercial.
Purchased Credit-impaired Loans
Purchased loans with evidence of credit quality deterioration as of the purchase date for which it is probable that the Corporation will not receive all contractually required payments receivable are accounted for as purchased credit-impaired (PCI) loans. Evidence of credit quality deterioration since origination may include past due status, refreshed credit scores and refreshed loan-to-value (LTV) ratios. At acquisition, PCI loans are recorded at fair value with no allowance for credit losses, and accounted for individually or aggregated in pools based on similar risk characteristics such as credit risk, collateral type and interest rate risk. The Corporation estimates the amount and timing of expected cash flows for each loan or pool of loans. The expected cash flows in excess of the amount paid for the loans is referred to as the accretable yield and is recorded as interest income over the remaining estimated life of the loan or pool of loans. The excess of the PCI loans’ contractual principal and interest over the expected cash flows is referred to as the nonaccretable difference. Over the life of the PCI loans, the expected cash flows continue to be estimated using models that incorporate management’s estimate of current assumptions such as default rates, loss severity and prepayment speeds. If, upon subsequent valuation, the Corporation determines it is probable that the present value of the expected cash flows has decreased, a charge to the provision for credit losses is recorded with a corresponding increase in the allowance for credit losses. If it is probable that there is a significant increase in the present value of expected cash flows, the allowance for credit losses is reduced or, if there is no remaining allowance for credit losses related to these PCI loans, the accretable yield is increased through a reclassification from nonaccretable difference, resulting in a prospective increase in interest income. Reclassifications to or from nonaccretable difference can also occur for changes in the PCI loans’ estimated lives. If a loan within a PCI pool is sold, foreclosed, forgiven or the expectation of any future proceeds is remote, the loan is removed from the pool at its proportional carrying value. If the loan’s recovery value is less than the loan’s carrying value, the difference is first applied against the PCI pool’s nonaccretable difference and then against the allowance for credit losses.
Leases
The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property less unearned income. Leveraged leases, which are a form of financing leases, are reported net of non-recourse debt. Unearned income on leveraged and direct financing leases is accreted to interest income over the lease terms using methods that approximate the interest method.
Allowance for Credit Losses
The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s lending activities. The allowance for loan and lease losses and the reserve for unfunded lending commitments exclude amounts for loans and unfunded lending commitments accounted for under the fair value option as the fair values of these instruments reflect a credit component. The allowance for loan and lease losses does not include amounts related to accrued interest receivable, other than billed interest and fees on credit card receivables, as accrued interest receivable is reversed when a loan is placed on nonaccrual status. The allowance for loan and lease losses represents the estimated probable credit losses on funded consumer and commercial loans and leases while the reserve for unfunded lending commitments, including standby letters of credit (SBLCs) and binding unfunded loan commitments, represents estimated probable credit losses on these unfunded credit instruments based on utilization assumptions. Lending-related credit exposures deemed to be uncollectible, excluding loans carried at fair value, are charged off against these accounts. Write-offs on PCI loans on which there is a valuation allowance are recorded against the valuation allowance. For additional information, see Purchased Credit-impaired Loans in this Note. Cash recovered on previously charged-off amounts is recorded as a recovery to these accounts. Management evaluates the adequacy of the allowance for credit losses based on the combined total of the allowance for loan and lease losses and the reserve for unfunded lending commitments.
The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectability of those portfolios. The allowance on certain homogeneous consumer loan portfolios, which generally consist of consumer real estate within the Consumer Real Estate portfolio segment and credit card loans within the Credit Card and Other Consumer portfolio segment, is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these portfolios which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, bankruptcies, economic conditions and credit scores.

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The Corporation’s Consumer Real Estate portfolio segment is comprised primarily of large groups of homogeneous consumer loans secured by residential real estate. The amount of losses incurred in the homogeneous loan pools is estimated based on the number of loans that will default and the loss in the event of default. Using modeling methodologies, the Corporation estimates the number of homogeneous loans that will default based on the individual loan attributes aggregated into pools of homogeneous loans with similar attributes. The attributes that are most significant to the probability of default and are used to estimate defaults include refreshed LTV or, in the case of a subordinated lien, refreshed combined LTV, borrower credit score, months since origination (referred to as vintage) and geography, all of which are further broken down by present collection status (whether the loan is current, delinquent, in default or in bankruptcy). This estimate is based on the Corporation’s historical experience with the loan portfolio. The estimate is adjusted to reflect an assessment of environmental factors not yet reflected in the historical data underlying the loss estimates, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default on a loan is based on an analysis of the movement of loans with the measured attributes from either current or any of the delinquency categories to default over a 12-month period. On home equity loans where the Corporation holds only a second-lien position and foreclosure is not the best alternative, the loss severity is estimated at 100 percent.
The allowance on certain commercial loans (except business card and certain small business loans) is calculated using loss rates delineated by risk rating and product type. Factors considered when assessing loss rates include the value of the underlying collateral, if applicable, the industry of the obligor, and the obligor’s liquidity and other financial indicators along with certain qualitative factors. These statistical models are updated regularly for changes in economic and business conditions. Included in the analysis of consumer and commercial loan portfolios are reserves which are maintained to cover uncertainties that affect the Corporation’s estimate of probable losses including domestic and global economic uncertainty and large single-name defaults.
The remaining portfolios, including nonperforming commercial loans, as well as consumer and commercial loans modified in a troubled debt restructuring (TDR), are reviewed in accordance with applicable accounting guidance on impaired loans and TDRs. If necessary, a specific allowance is established for these loans if they are deemed to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and/or interest, in accordance with the contractual terms of the agreement, or the loan has been modified in a TDR. Once a loan has been identified as impaired, management measures impairment primarily based on the present value of payments expected to be received, discounted at the loans’ original effective contractual interest rates, or discounted at the portfolio average contractual annual percentage rate, excluding promotionally priced loans, in effect prior to restructuring. Impaired loans and TDRs may also be measured based on observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less costs to sell. If the recorded investment in impaired loans exceeds this amount, a specific allowance is established as a component of the allowance for loan and lease losses unless these are secured consumer loans that are solely dependent on the collateral for repayment, in which case the amount that exceeds the fair value of the collateral is charged off.
Generally, when determining the fair value of the collateral securing consumer real estate-secured loans that are solely dependent on the collateral for repayment, prior to performing a detailed property valuation including a walk-through of a property, the Corporation initially estimates the fair value of the collateral securing these consumer loans using an automated valuation model (AVM). An AVM is a tool that estimates the value of a property by reference to market data including sales of comparable properties and price trends specific to the Metropolitan Statistical Area in which the property being valued is located. In the event that an AVM value is not available, the Corporation utilizes publicized indices or if these methods provide less reliable valuations, the Corporation uses appraisals or broker price opinions to estimate the fair value of the collateral. While there is inherent imprecision in these valuations, the Corporation believes that they are representative of the portfolio in the aggregate.
In addition to the allowance for loan and lease losses, the Corporation also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. The reserve for unfunded lending commitments excludes commitments accounted for under the fair value option. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions, performance trends within the portfolio and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.
The allowance for credit losses related to the loan and lease portfolio is reported separately on the Consolidated Balance Sheet whereas the reserve for unfunded lending commitments is reported on the Consolidated Balance Sheet in accrued expenses and other liabilities. The provision for credit losses related to the loan and lease portfolio and unfunded lending commitments is reported in the Consolidated Statement of Income.
Nonperforming Loans and Leases, Charge-offs and Delinquencies
Nonperforming loans and leases generally include loans and leases that have been placed on nonaccrual status, including nonaccruing loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Loans accounted for under the fair value option, PCI loans and LHFS are not reported as nonperforming.
In accordance with the Corporation’s policies, consumer real estate-secured loans, including residential mortgages and home equity loans, are generally placed on nonaccrual status and classified as nonperforming at 90 days past due unless repayment of the loan is insured by the Federal Housing Administration (FHA) or through individually insured long-term standby agreements with Fannie Mae (FNMA) or Freddie Mac (FHLMC) (the fully-insured portfolio). Residential mortgage loans in the fully-insured portfolio are not placed on nonaccrual status and, therefore, are not reported as nonperforming. Junior-lien home equity loans are placed on nonaccrual status and classified as nonperforming when the underlying first-lien mortgage loan becomes 90 days past due even if the junior-lien loan is current. Accrued interest receivable

Bank of America 2015 15

is reversed when a consumer loan is placed on nonaccrual status. Interest collections on nonaccruing consumer loans for which the ultimate collectability of principal is uncertain are generally applied as principal reductions; otherwise, such collections are credited to interest income when received. These loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. The outstanding balance of real estate-secured loans that is in excess of the estimated property value less costs to sell is charged off no later than the end of the month in which the loan becomes 180 days past due unless the loan is fully insured. The estimated property value less costs to sell is determined using the same process as described for impaired loans in Allowance for Credit Losses in this Note.
Consumer loans secured by personal property, credit card loans and other unsecured consumer loans are not placed on nonaccrual status prior to charge-off and, therefore, are not reported as nonperforming loans, except for certain secured consumer loans, including those that have been modified in a TDR. Personal property-secured loans are charged off to collateral value no later than the end of the month in which the account becomes 120 days past due or, for loans in bankruptcy, 60 days past due. Credit card and other unsecured consumer loans are charged off no later than the end of the month in which the account becomes 180 days past due or within 60 days after receipt of notification of death or bankruptcy.
Commercial loans and leases, excluding business card loans, that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally placed on nonaccrual status and classified as nonperforming unless well-secured and in the process of collection.
Accrued interest receivable is reversed when commercial loans and leases are placed on nonaccrual status. Interest collections on nonaccruing commercial loans and leases for which the ultimate collectability of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received. Commercial loans and leases may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Business card loans are charged off no later than the end of the month in which the account becomes 180 days past due or 60 days after receipt of notification of death or bankruptcy. These loans are not placed on nonaccrual status prior to charge-off and, therefore, are not reported as nonperforming loans. Other commercial loans and leases are generally charged off when all or a portion of the principal amount is determined to be uncollectible.
The entire balance of a consumer loan or commercial loan or lease is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees continue to accrue on past due loans and leases until the date the loan is placed on nonaccrual status, if applicable.
PCI loans are recorded at fair value at the acquisition date. Although the PCI loans may be contractually delinquent, the Corporation does not classify these loans as nonperforming as the loans were written down to fair value at the acquisition date and the accretable yield is recognized in interest income over the remaining life of the loan. In addition, reported net charge-offs exclude write-offs on PCI loans as the fair value already considers the estimated credit losses.
Troubled Debt Restructurings
Consumer and commercial loans and leases whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties are classified as TDRs. Concessions could include a reduction in the interest rate to a rate that is below market on the loan, payment extensions, forgiveness of principal, forbearance or other actions designed to maximize collections. Loans classified as TDRs are considered impaired loans. Loans that are carried at fair value, LHFS and PCI loans are not classified as TDRs.
Consumer and commercial loans and leases whose contractual terms have been modified in a TDR and are current at the time of restructuring may remain on accrual status if there is demonstrated performance prior to the restructuring and payment in full under the restructured terms is expected. Otherwise, the loans are placed on nonaccrual status and reported as nonperforming, except for fully-insured consumer real estate loans, until there is sustained repayment performance for a reasonable period, generally six months. If accruing TDRs cease to perform in accordance with their modified contractual terms, they are placed on nonaccrual status and reported as nonperforming TDRs. Generally, TDRs are reported as performing or nonperforming TDRs, depending on nonaccrual status, throughout their remaining lives. Accruing TDRs that bear a market rate of interest are reported as performing TDRs through the end of the calendar year in which the loans are returned to accrual status.
Secured consumer loans that have been discharged in Chapter 7 bankruptcy and have not been reaffirmed by the borrower are classified as TDRs at the time of discharge. Such loans are placed on nonaccrual status and written down to the estimated collateral value less costs to sell no later than at the time of discharge. If these loans are contractually current, interest collections are generally recorded in interest income on a cash basis. Consumer real estate-secured loans for which a binding offer to restructure has been extended are also classified as TDRs. Credit card and other unsecured consumer loans that have been renegotiated in a TDR are not placed on nonaccrual status. Credit card and other unsecured consumer loans that have been renegotiated and placed on a fixed payment plan after July 1, 2012 are generally charged off no later than the end of the month in which the account becomes 120 days past due.
A loan that had previously been modified in a TDR and is subsequently refinanced under current underwriting standards at a market rate with no concessionary terms is accounted for as a new loan and is no longer reported as a TDR.
Loans Held-for-sale
Loans that are intended to be sold in the foreseeable future, including residential mortgages, loan syndications, and to a lesser degree, commercial real estate, consumer finance and other loans, are reported as LHFS and are carried at the lower of aggregate cost or fair value. The Corporation accounts for certain LHFS, including residential mortgage LHFS, under the fair value option. Loan origination costs related to LHFS that the Corporation accounts for under the fair value option are recognized in noninterest expense when incurred. Loan origination costs for LHFS carried at the lower of cost or fair value are capitalized as

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part of the carrying value of the loans and recognized as a reduction of noninterest income upon the sale of such loans. LHFS that are on nonaccrual status and are reported as nonperforming, as defined in the policy herein, are reported separately from nonperforming loans and leases.
Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment, and the shorter of lease term or estimated useful life for leasehold improvements.
Internally-developed Software
The Corporation capitalizes the costs associated with certain internally-developed software, and amortizes the costs over the expected useful life. Direct project costs of internally-developed software are capitalized when it is probable that the project will be completed and the software will be used for its intended function.
Mortgage Servicing Rights
The Corporation accounts for consumer MSRs, including residential mortgage and home equity MSRs, at fair value with changes in fair value recorded in mortgage banking income. To reduce the volatility of earnings related to interest rate and market value fluctuations, U.S. Treasury securities, mortgage-backed securities and derivatives such as options and interest rate swaps may be used to hedge certain market risks of the MSRs. Such derivatives are not designated as qualifying accounting hedges. These instruments are carried at fair value with changes in fair value recognized in mortgage banking income. The Corporation estimates the fair value of consumer MSRs using a valuation model that calculates the present value of estimated future net servicing income and, when available, quoted prices from independent parties.
Goodwill and Intangible Assets
Goodwill is the purchase premium after adjusting for the fair value of net assets acquired. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level. A reporting unit, as defined under applicable accounting guidance, is a business segment or one level below a business segment. The goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying value, including goodwill, as measured by allocated equity. In certain circumstances, the first step may be performed using a qualitative assessment. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired; however, if the carrying value of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.
The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. Measurement of the fair values of the assets and liabilities of a reporting unit is consistent with the requirements of the fair value measurements accounting guidance, as described in Fair Value in this Note. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected on the Consolidated Balance Sheet. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit. An impairment loss establishes a new basis in the goodwill and subsequent reversals of goodwill impairment losses are not permitted under applicable accounting guidance.
For intangible assets subject to amortization, an impairment loss is recognized if the carrying value of the intangible asset is not recoverable and exceeds fair value. The carrying value of the intangible asset is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. Intangible assets deemed to have indefinite useful lives are not subject to amortization. An impairment loss is recognized if the carrying value of the intangible asset with an indefinite life exceeds its fair value.
Variable Interest Entities
A VIE is an entity that lacks equity investors or whose equity investors do not have a controlling financial interest in the entity through their equity investments. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. The Corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. On a quarterly basis, the Corporation reassesses whether it has a controlling financial interest in and is the primary beneficiary of a VIE. The quarterly reassessment process considers whether the Corporation has acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether the Corporation has acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the VIEs with which the Corporation is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.
The Corporation primarily uses VIEs for its securitization activities, in which the Corporation transfers whole loans or debt securities into a trust or other vehicle such that the assets are legally isolated from the creditors of the Corporation. Assets held in a trust can only be used to settle obligations of the trust. The

Bank of America 2015 17

creditors of these trusts typically have no recourse to the Corporation except in accordance with the Corporation’s obligations under standard representations and warranties.
When the Corporation is the servicer of whole loans held in a securitization trust, including non-agency residential mortgages, home equity loans, credit cards, automobile loans and student loans, the Corporation has the power to direct the most significant activities of the trust. The Corporation generally does not have the power to direct the most significant activities of a residential mortgage agency trust except in certain circumstances in which the Corporation holds substantially all of the issued securities and has the unilateral right to liquidate the trust. The power to direct the most significant activities of a commercial mortgage securitization trust is typically held by the special servicer or by the party holding specific subordinate securities which embody certain controlling rights. The Corporation consolidates a whole-loan securitization trust if it has the power to direct the most significant activities and also holds securities issued by the trust or has other contractual arrangements, other than standard representations and warranties, that could potentially be significant to the trust.
The Corporation may also transfer trading account securities and AFS securities into municipal bond or resecuritization trusts. The Corporation consolidates a municipal bond or resecuritization trust if it has control over the ongoing activities of the trust such as the remarketing of the trust’s liabilities or, if there are no ongoing activities, sole discretion over the design of the trust, including the identification of securities to be transferred in and the structure of securities to be issued, and also retains securities or has liquidity or other commitments that could potentially be significant to the trust. The Corporation does not consolidate a municipal bond or resecuritization trust if one or a limited number of third-party investors share responsibility for the design of the trust or have control over the significant activities of the trust through liquidation or other substantive rights.
Other VIEs used by the Corporation include collateralized debt obligations (CDOs), investment vehicles created on behalf of customers and other investment vehicles. The Corporation does not routinely serve as collateral manager for CDOs and, therefore, does not typically have the power to direct the activities that most significantly impact the economic performance of a CDO. However, following an event of default, if the Corporation is a majority holder of senior securities issued by a CDO and acquires the power to manage the assets of the CDO, the Corporation consolidates the CDO.
The Corporation consolidates a customer or other investment vehicle if it has control over the initial design of the vehicle or manages the assets in the vehicle and also absorbs potentially significant gains or losses through an investment in the vehicle, derivative contracts or other arrangements. The Corporation does not consolidate an investment vehicle if a single investor controlled the initial design of the vehicle or manages the assets in the vehicles or if the Corporation does not have a variable interest that could potentially be significant to the vehicle.
Retained interests in securitized assets are initially recorded at fair value. In addition, the Corporation may invest in debt securities issued by unconsolidated VIEs. Fair values of these debt securities, which are classified as trading account assets, debt securities carried at fair value or held-to-maturity securities, are based primarily on quoted market prices in active or inactive markets. Generally, quoted market prices for retained residual interests are not available; therefore, the Corporation estimates fair values based on the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward interest yield curves, discount rates and other factors that impact the value of retained interests. Retained residual interests in unconsolidated securitization trusts are classified in trading account assets or other assets with changes in fair value recorded in earnings. The Corporation may also enter into derivatives with unconsolidated VIEs, which are carried at fair value with changes in fair value recorded in earnings.
Fair Value
The Corporation measures the fair values of its assets and liabilities, where applicable, in accordance with accounting guidance that requires an entity to base fair value on exit price. A three-level hierarchy, provided in the applicable accounting guidance, for inputs is utilized in measuring fair value which maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used to determine the exit price when available. Under applicable accounting guidance, the Corporation categorizes its financial instruments, based on the priority of inputs to the valuation technique, into this three-level hierarchy, as described below. Trading account assets and liabilities, derivative assets and liabilities, AFS debt and equity securities, other debt securities carried at fair value, consumer MSRs and certain other assets are carried at fair value in accordance with applicable accounting guidance. The Corporation has also elected to account for certain assets and liabilities under the fair value option, including certain commercial and consumer loans and loan commitments, LHFS, short-term borrowings, securities financing agreements, long-term deposits and long-term debt. The following describes the three-level hierarchy.

Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in OTC markets.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts where fair value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. government and agency mortgage-backed and asset-backed securities (ABS), corporate debt securities, derivative contracts, certain loans and LHFS.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the overall fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which the determination of fair value requires significant management judgment or estimation. The fair value for such assets and liabilities is generally determined using

18 Bank of America 2015

pricing models, discounted cash flow methodologies or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability. This category generally includes retained residual interests in securitizations, consumer MSRs, certain ABS, highly structured, complex or long-dated derivative contracts, certain loans and LHFS, IRLCs and certain CDOs where independent pricing information cannot be obtained for a significant portion of the underlying assets.
Income Taxes
There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are recorded to reduce deferred tax assets to the amounts management concludes are more-likely-than-not to be realized.
Income tax benefits are recognized and measured based upon a two-step model: first, a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and second, the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. The Corporation records income tax-related interest and penalties, if applicable, within income tax expense.
Accumulated Other Comprehensive Income
The Corporation records the following in accumulated OCI, net-of-tax: unrealized gains and losses on AFS debt and marketable equity securities, unrealized gains or losses on DVA on financial liabilities recorded at fair value under the fair value option, gains and losses on cash flow accounting hedges, certain employee benefit plan adjustments, and foreign currency translation adjustments and related hedges of net investments in foreign operations. Unrealized gains and losses on AFS debt and marketable equity securities are reclassified to earnings as the gains or losses are realized upon sale of the securities. Unrealized losses on AFS securities deemed to represent OTTI are reclassified to earnings at the time of the impairment charge. For AFS debt securities that the Corporation does not intend to sell or it is not more-likely-than-not that it will be required to sell, only the credit component of an unrealized loss is reclassified to earnings. Realized gains or losses on DVA are reclassified to earnings upon derecognition of the liability. Gains or losses on derivatives accounted for as cash flow hedges are reclassified to earnings when the hedged transaction affects earnings. Translation gains or losses on foreign currency translation adjustments are reclassified to earnings upon the substantial sale or liquidation of investments in foreign operations.
Revenue Recognition
The following summarizes the Corporation’s revenue recognition policies as they relate to certain noninterest income line items in the Consolidated Statement of Income.
Card income includes fees such as interchange, cash advance, annual, late, over-limit and other miscellaneous fees, which are recorded as revenue when earned. Uncollected fees are included in the customer card receivables balances with an amount recorded in the allowance for loan and lease losses for estimated uncollectible card receivables. Uncollected fees are written off when a card receivable reaches 180 days past due.
Service charges include fees for insufficient funds, overdrafts and other banking services and are recorded as revenue when earned. Uncollected fees are included in outstanding loan balances with an amount recorded for estimated uncollectible service fees receivable. Uncollected fees are written off when a fee receivable reaches 60 days past due.
Investment and brokerage services revenue consists primarily of asset management fees and brokerage income that are recognized over the period the services are provided or when commissions are earned. Asset management fees consist primarily of fees for investment management and trust services and are generally based on the dollar amount of the assets being managed. Brokerage income generally includes commissions and fees earned on the sale of various financial products.
Investment banking income consists primarily of advisory and underwriting fees that are recognized in income as the services are provided and no contingencies exist. Revenues are generally recognized net of any direct expenses. Non-reimbursed expenses are recorded as noninterest expense.
Earnings Per Common Share
Earnings per common share (EPS) is computed by dividing net income (loss) allocated to common shareholders by the weighted-average common shares outstanding, except that it does not include unvested common shares subject to repurchase or cancellation. Net income (loss) allocated to common shareholders represents net income (loss) applicable to common shareholders which is net income (loss) adjusted for preferred stock dividends including dividends declared, accretion of discounts on preferred stock including accelerated accretion when preferred stock is repaid early, and cumulative dividends related to the current dividend period that have not been declared as of period end, less income allocated to participating securities (see below for more information). Diluted EPS is computed by dividing income (loss) allocated to common shareholders plus dividends on dilutive convertible preferred stock and preferred stock that can be tendered to exercise warrants, by the weighted-average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, outstanding warrants and the dilution resulting from the conversion of convertible preferred stock, if applicable.

Bank of America 2015 19

Unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities that are included in computing EPS using the two-class method. The two-class method is an earnings allocation formula under which EPS is calculated for common stock and participating securities according to dividends declared and participating rights in undistributed earnings. Under this method, all earnings, distributed and undistributed, are allocated to participating securities and common shares based on their respective rights to receive dividends.
In an exchange of non-convertible preferred stock, income allocated to common shareholders is adjusted for the difference between the carrying value of the preferred stock and the fair value of the consideration exchanged. In an induced conversion of convertible preferred stock, income allocated to common shareholders is reduced by the excess of the fair value of the consideration exchanged over the fair value of the common stock that would have been issued under the original conversion terms.
Foreign Currency Translation
Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, from the local currency to the U.S. Dollar reporting currency at period-end rates for assets and liabilities and generally at average rates for results of operations. The resulting unrealized gains or losses, as well as gains and losses from certain hedges, are reported as a component of accumulated OCI, net-of-tax. When the foreign entity’s functional currency is determined to be the U.S. Dollar, the resulting remeasurement gains or losses on foreign currency-denominated assets or liabilities are included in earnings.
Credit Card and Deposit Arrangements
Endorsing Organization Agreements
The Corporation contracts with other organizations to obtain their endorsement of the Corporation’s loan and deposit products. This endorsement may provide to the Corporation exclusive rights to market to the organization’s members or to customers on behalf of the Corporation. These organizations endorse the Corporation’s loan and deposit products and provide the Corporation with their mailing lists and marketing activities. These agreements generally have terms that range five or more years. The Corporation typically pays royalties in exchange for the endorsement. Compensation costs related to the credit card agreements are recorded as contra-revenue in card income.
Cardholder Reward Agreements
The Corporation offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards including cash, travel and gift cards. The Corporation establishes a rewards liability based upon the points earned that are expected to be redeemed and the average cost per point redeemed. The points to be redeemed are estimated based on past redemption behavior, card product type, account transaction activity and other historical card performance. The liability is reduced as the points are redeemed. The estimated cost of the rewards programs is recorded as contra-revenue in card income.

20 Bank of America 2015

NOTE 2 Derivatives
Derivative Balances
Derivatives are entered into on behalf of customers, for trading, or to support risk management activities. Derivatives used in risk management activities include derivatives that may or may not be designated in qualifying hedge accounting relationships. Derivatives that are not designated in qualifying hedge accounting relationships are referred to as other risk management derivatives. For more information on the Corporation’s derivatives and hedging activities, see Note 1 – Summary of Significant Accounting Principles. The following tables present derivative instruments included on the Consolidated Balance Sheet in derivative assets and liabilities at December 31, 2015 and 2014. Balances are presented on a gross basis, prior to the application of counterparty and cash collateral netting. Total derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements and have been reduced by the cash collateral received or paid.

		December 31, 2015
		Gross Derivative Assets			Gross Derivative Liabilities
(Dollars in billions)	Contract/ Notional (1)	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total
Interest rate contracts
Swaps	$21,706.8	$439.6	$7.4	$447.0	$440.8	$1.2	$442.0
Futures and forwards	7,259.7	1.1	—	1.1	1.3	—	1.3
Written options	1,322.4	—	—	—	57.6	—	57.6
Purchased options	1,403.3	58.9	—	58.9	—	—	—
Foreign exchange contracts
Swaps	2,149.9	49.2	0.9	50.1	52.2	2.8	55.0
Spot, futures and forwards	4,104.4	46.0	1.2	47.2	45.8	0.3	46.1
Written options	467.2	—	—	—	10.6	—	10.6
Purchased options	439.9	10.2	—	10.2	—	—	—
Equity contracts
Swaps	201.2	3.3	—	3.3	3.8	—	3.8
Futures and forwards	74.0	2.1	—	2.1	1.2	—	1.2
Written options	352.8	—	—	—	21.1	—	21.1
Purchased options	325.4	23.8	—	23.8	—	—	—
Commodity contracts (2)
Swaps	47.0	4.7	—	4.7	7.1	—	7.1
Futures and forwards	45.6	3.8	—	3.8	0.7	—	0.7
Written options	36.6	—	—	—	4.4	—	4.4
Purchased options	37.4	4.2	—	4.2	—	—	—
Credit derivatives
Purchased credit derivatives:
Credit default swaps	928.3	14.4	—	14.4	14.8	—	14.8
Total return swaps/other	26.4	0.2	—	0.2	1.9	—	1.9
Written credit derivatives:
Credit default swaps	924.1	15.3	—	15.3	13.1	—	13.1
Total return swaps/other	39.7	2.3	—	2.3	0.4	—	0.4
Gross derivative assets/liabilities		$679.1	$9.5	$688.6	$676.8	$4.3	$681.1
Less: Legally enforceable master netting agreements (2)				(596.7)			(596.7)
Less: Cash collateral received/paid				(41.9)			(45.9)
Total derivative assets/liabilities				$50.0			$38.5

(1)	Represents the total contract/notional amount of derivative assets and liabilities outstanding.

(2)	The notional amount for certain commodity derivatives has been reduced to reflect the impact of legally closed positions, which had no impact on the net fair value.

Bank of America 2015 21

		December 31, 2014
		Gross Derivative Assets			Gross Derivative Liabilities
(Dollars in billions)	Contract/ Notional (1)	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total	Trading and Other Risk Management Derivatives	Qualifying Accounting Hedges	Total
Interest rate contracts
Swaps	$29,445.4	$658.5	$8.5	$667.0	$658.4	$0.5	$658.9
Futures and forwards	10,159.4	1.7	—	1.7	2.0	—	2.0
Written options	1,725.2	—	—	—	85.4	—	85.4
Purchased options	1,739.8	85.6	—	85.6	—	—	—
Foreign exchange contracts
Swaps	2,159.1	51.5	0.8	52.3	54.6	1.9	56.5
Spot, futures and forwards	4,226.4	68.9	1.5	70.4	72.4	0.2	72.6
Written options	600.7	—	—	—	16.0	—	16.0
Purchased options	584.6	15.1	—	15.1	—	—	—
Equity contracts
Swaps	193.7	3.2	—	3.2	4.0	—	4.0
Futures and forwards	69.5	2.1	—	2.1	1.8	—	1.8
Written options	341.0	—	—	—	26.0	—	26.0
Purchased options	318.4	27.9	—	27.9	—	—	—
Commodity contracts (2)
Swaps	74.3	5.8	—	5.8	8.5	—	8.5
Futures and forwards	79.4	4.5	—	4.5	1.8	—	1.8
Written options	66.3	—	—	—	7.2	—	7.2
Purchased options	69.3	6.6	—	6.6	—	—	—
Credit derivatives
Purchased credit derivatives:
Credit default swaps	1,094.8	13.3	—	13.3	23.4	—	23.4
Total return swaps/other	44.3	0.2	—	0.2	1.4	—	1.4
Written credit derivatives:
Credit default swaps	1,073.1	24.5	—	24.5	11.9	—	11.9
Total return swaps/other	61.0	0.5	—	0.5	0.3	—	0.3
Gross derivative assets/liabilities		$969.9	$10.8	$980.7	$975.1	$2.6	$977.7
Less: Legally enforceable master netting agreements (2)				(880.7)			(880.7)
Less: Cash collateral received/paid				(47.3)			(50.1)
Total derivative assets/liabilities				$52.7			$46.9

(1)	Represents the total contract/notional amount of derivative assets and liabilities outstanding.

(2)	The notional amount for certain commodity derivatives has been reduced to reflect the impact of legally closed positions, which had no impact on the net fair value.
Offsetting of Derivatives
The Corporation enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting agreements or similar agreements with substantially all of the Corporation’s derivative counterparties. Where legally enforceable, these master netting agreements give the Corporation, in the event of default by the counterparty, the right to liquidate securities held as collateral and to offset receivables and payables with the same counterparty. For purposes of the Consolidated Balance Sheet, the Corporation offsets derivative assets and liabilities and cash collateral held with the same counterparty where it has such a legally enforceable master netting agreement.
The Offsetting of Derivatives table presents derivative instruments included in derivative assets and liabilities on the Consolidated Balance Sheet at December 31, 2015 and 2014 by primary risk (e.g., interest rate risk) and the platform, where applicable, on which these derivatives are transacted. Exchange-traded derivatives include listed options transacted on an exchange. OTC derivatives include bilateral transactions between the Corporation and a particular counterparty. OTC-cleared derivatives include bilateral transactions between the Corporation and a counterparty where the transaction is cleared through a clearinghouse. Balances are presented on a gross basis, prior to the application of counterparty and cash collateral netting. Total gross derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements which includes reducing the balance for counterparty netting and cash collateral received or paid.
Other gross derivative assets and liabilities in the table represent derivatives entered into under master netting agreements where uncertainty exists as to the enforceability of these agreements under bankruptcy laws in some countries or industries and, accordingly, receivables and payables with counterparties in these countries or industries are reported on a gross basis.
Also included in the table is financial instruments collateral related to legally enforceable master netting agreements that represents securities collateral received or pledged and customer cash collateral held at third-party custodians. These amounts are not offset on the Consolidated Balance Sheet but are shown as a reduction to total derivative assets and liabilities in the table to derive net derivative assets and liabilities.
For more information on offsetting of securities financing agreements, see Note 10 – Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings.

22 Bank of America 2015

Offsetting of Derivatives

	December 31, 2015		December 31, 2014
(Dollars in billions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate contracts
Over-the-counter	$309.3	$297.2	$386.6	$373.2
Exchange-traded	—	—	0.1	0.1
Over-the-counter cleared	197.0	201.7	365.7	368.7
Foreign exchange contracts
Over-the-counter	103.2	107.5	133.0	139.9
Over-the-counter cleared	0.1	0.1	—	—
Equity contracts
Over-the-counter	16.6	14.0	19.5	16.7
Exchange-traded	10.0	9.2	8.6	7.8
Commodity contracts
Over-the-counter	7.3	8.9	10.2	11.9
Exchange-traded (1)	1.8	1.8	3.3	3.4
Over-the-counter cleared	0.1	0.1	0.1	0.6
Credit derivatives
Over-the-counter	24.6	22.9	30.8	30.2
Over-the-counter cleared	6.5	6.4	7.0	6.8
Total gross derivative assets/liabilities, before netting
Over-the-counter	461.0	450.5	580.1	571.9
Exchange-traded (1)	11.8	11.0	12.0	11.3
Over-the-counter cleared	203.7	208.3	372.8	376.1
Less: Legally enforceable master netting agreements and cash collateral received/paid
Over-the-counter	(426.6)	(425.7)	(545.7)	(545.5)
Exchange-traded (1)	(8.7)	(8.7)	(9.8)	(9.8)
Over-the-counter cleared	(203.3)	(208.2)	(372.5)	(375.5)
Derivative assets/liabilities, after netting	37.9	27.2	36.9	28.5
Other gross derivative assets/liabilities	12.1	11.3	15.8	18.4
Total derivative assets/liabilities	50.0	38.5	52.7	46.9
Less: Financial instruments collateral (2)	(13.9)	(6.5)	(13.3)	(8.9)
Total net derivative assets/liabilities	$36.1	$32.0	$39.4	$38.0

(1)	The notional amount for certain commodity derivatives has been reduced to reflect the impact of legally closed positions, which had no impact on the net fair value.

(2)	These amounts are limited to the derivative asset/liability balance and, accordingly, do not include excess collateral received/pledged.
ALM and Risk Management Derivatives
The Corporation’s ALM and risk management activities include the use of derivatives to mitigate risk to the Corporation including derivatives designated in qualifying hedge accounting relationships and derivatives used in other risk management activities. Interest rate, foreign exchange, equity, commodity and credit contracts are utilized in the Corporation’s ALM and risk management activities.
The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options, futures and forwards, to minimize significant fluctuations in earnings caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity and volatility so that movements in interest rates do not significantly adversely affect earnings or capital. As a result of interest rate fluctuations, hedged fixed-rate assets and liabilities appreciate or depreciate in fair value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation.
Market risk, including interest rate risk, can be substantial in the mortgage business. Market risk is the risk that values of mortgage assets or revenues will be adversely affected by changes in market conditions such as interest rate movements. To mitigate the interest rate risk in mortgage banking production income, the

Corporation utilizes forward loan sale commitments and other derivative instruments, including purchased options, and certain debt securities. The Corporation also utilizes derivatives such as interest rate options, interest rate swaps, forward settlement contracts and eurodollar futures to hedge certain market risks of MSRs. For more information on MSRs, see Note 23 – Mortgage Servicing Rights.
The Corporation uses foreign exchange contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s investments in non-U.S. subsidiaries. Foreign exchange contracts, which include spot and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.
The Corporation enters into derivative commodity contracts such as futures, swaps, options and forwards as well as non-derivative commodity contracts to provide price risk management services to customers or to manage price risk associated with its physical and financial commodity positions. The non-derivative commodity contracts and physical inventories of commodities expose the Corporation to earnings volatility. Fair value accounting hedges provide a method to mitigate a portion of this earnings volatility.

Bank of America 2015 23

The Corporation purchases credit derivatives to manage credit risk related to certain funded and unfunded credit exposures. Credit derivatives include credit default swaps (CDS), total return swaps and swaptions. These derivatives are recorded on the Consolidated Balance Sheet at fair value with changes in fair value recorded in other income.
Derivatives Designated as Accounting Hedges
The Corporation uses various types of interest rate, commodity and foreign exchange derivative contracts to protect against changes in the fair value of its assets and liabilities due to fluctuations in interest rates, commodity prices and exchange rates (fair value hedges). The Corporation also uses these types of contracts and equity derivatives to protect against changes in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges). The Corporation hedges its net investment in consolidated non-U.S. operations determined to have functional currencies other than the U.S. Dollar using forward exchange contracts and cross-currency basis swaps, and by issuing foreign currency-denominated debt (net investment hedges).
Fair Value Hedges
The table below summarizes information related to fair value hedges for 2015, 2014 and 2013, including hedges of interest rate risk on long-term debt that were acquired as part of a business combination and redesignated at that time. At redesignation, the fair value of the derivatives was positive. As the derivatives mature, the fair value will approach zero. As a result, ineffectiveness will occur and the fair value changes in the derivatives and the long-term debt being hedged may be directionally the same in certain scenarios. Based on a regression analysis, the derivatives continue to be highly effective at offsetting changes in the fair value of the long-term debt attributable to interest rate risk.

Derivatives Designated as Fair Value Hedges

Gains (Losses)	2015
(Dollars in millions)	Derivative	Hedged Item	Hedge Ineffectiveness
Interest rate risk on long-term debt (1)	$(718)	$(77)	$(795)
Interest rate and foreign currency risk on long-term debt (1)	(1,898)	1,812	(86)
Interest rate risk on available-for-sale securities (2)	105	(127)	(22)
Price risk on commodity inventory (3)	15	(11)	4
Total	$(2,496)	$1,597	$(899)

	2014
Interest rate risk on long-term debt (1)	$2,144	$(2,935)	$(791)
Interest rate and foreign currency risk on long-term debt (1)	(2,212)	2,120	(92)
Interest rate risk on available-for-sale securities (2)	(35)	3	(32)
Price risk on commodity inventory (3)	21	(15)	6
Total	$(82)	$(827)	$(909)

	2013
Interest rate risk on long-term debt (1)	$(4,704)	$3,925	$(779)
Interest rate and foreign currency risk on long-term debt (1)	(1,291)	1,085	(206)
Interest rate risk on available-for-sale securities (2)	839	(840)	(1)
Price risk on commodity inventory (3)	(13)	11	(2)
Total	$(5,169)	$4,181	$(988)

(1)	Amounts are recorded in interest expense on long-term debt and in other income (loss).

(2)	Amounts are recorded in interest income on debt securities.

(3)	Amounts relating to commodity inventory are recorded in trading account profits.

24 Bank of America 2015

Cash Flow and Net Investment Hedges
The table below summarizes certain information related to cash flow hedges and net investment hedges for 2015, 2014 and 2013. Of the $1.1 billion net loss (after-tax) on derivatives in accumulated OCI for 2015, $563 million ($352 million after-tax) is expected to be reclassified into earnings in the next 12 months. These net losses reclassified into earnings are expected to primarily reduce net interest income related to the respective hedged items. Amounts related to price risk on restricted stock awards reclassified from accumulated OCI are recorded in personnel expense. For terminated cash flow hedges, the time period over which substantially all of the forecasted transactions are hedged is approximately seven years, with a maximum length of time for certain forecasted transactions of 20 years.

Derivatives Designated as Cash Flow and Net Investment Hedges

	2015
(Dollars in millions, amounts pretax)	Gains (Losses) Recognized in Accumulated OCI on Derivatives	Gains (Losses) in Income Reclassified from Accumulated OCI	Hedge Ineffectiveness and Amounts Excluded from Effectiveness Testing (1)
Cash flow hedges
Interest rate risk on variable-rate portfolios	$95	$(974)	$(2)
Price risk on restricted stock awards (2)	(40)	91	—
Total	$55	$(883)	$(2)
Net investment hedges
Foreign exchange risk	$3,010	$153	$(298)

	2014
Cash flow hedges
Interest rate risk on variable-rate portfolios	$68	$(1,119)	$(4)
Price risk on restricted stock awards (2)	127	359	—
Total	$195	$(760)	$(4)
Net investment hedges
Foreign exchange risk	$3,021	$21	$(503)

	2013
Cash flow hedges
Interest rate risk on variable-rate portfolios	$(321)	$(1,102)	$—
Price risk on restricted stock awards (2)	477	329	—
Total	$156	$(773)	$—
Net investment hedges
Foreign exchange risk	$1,024	$(355)	$(134)

(1)	Amounts related to cash flow hedges represent hedge ineffectiveness and amounts related to net investment hedges represent amounts excluded from effectiveness testing.

(2)	The hedge gain (loss) recognized in accumulated OCI is primarily related to the change in the Corporation’s stock price for the period.

Bank of America 2015 25

Other Risk Management Derivatives

Other risk management derivatives are used by the Corporation to reduce certain risk exposures. These derivatives are not qualifying accounting hedges because either they did not qualify for or were not designated as accounting hedges. The table below presents gains (losses) on these derivatives for 2015, 2014 and 2013. These gains (losses) are largely offset by the income or expense that is recorded on the hedged item.

Other Risk Management Derivatives

Gains (Losses)

(Dollars in millions)	2015	2014	2013
Interest rate risk on mortgage banking income (1)	$254	$1,017	$(619)
Credit risk on loans (2)	(22)	16	(47)
Interest rate and foreign currency risk on ALM activities (3)	(222)	(3,683)	2,501
Price risk on restricted stock awards (4)	(267)	600	865
Other	11	(9)	(19)

(1)
Net gains (losses) on these derivatives are recorded in mortgage banking income as they are used to mitigate the interest rate risk related to MSRs, IRLCs and mortgage loans held-for-sale, all of which are measured at fair value with changes in fair value recorded in mortgage banking income. The net gains on IRLCs related to the origination of mortgage loans that are held-for-sale, which are not included in the table but are considered derivative instruments, were $714 million, $776 million and $927 million for 2015, 2014 and 2013, respectively.

(2)	Primarily related to derivatives that are economic hedges of credit risk on loans. Net gains (losses) on these derivatives are recorded in other income.

(3)
Primarily related to hedges of debt securities carried at fair value and hedges of foreign currency-denominated debt. Gains (losses) on these derivatives and the related hedged items are recorded in other income.

(4)	Gains (losses) on these derivatives are recorded in personnel expense.
Transfers of Financial Assets with Risk Retained through Derivatives
The Corporation enters into certain transactions involving the transfer of financial assets that are accounted for as sales where substantially all of the economic exposure to the transferred financial assets is retained by the Corporation through a derivative agreement with the initial transferee. These transactions are accounted for as sales because the Corporation does not retain control over the assets transferred.
Through December 31, 2015, the Corporation transferred $7.9 billion of primarily non-U.S. government-guaranteed mortgage-backed securities (MBS) to a third-party trust. The Corporation received gross cash proceeds of $7.9 billion at the transfer dates. At December 31, 2015, the fair value of these securities was $7.2 billion. The Corporation simultaneously entered into derivatives with those counterparties whereby the Corporation retained certain economic exposures to those securities (e.g., interest rate and/or credit risk). A derivative asset of $24 million and a liability of $29 million were recorded at December 31, 2015 and are included in credit derivatives in the derivative instruments table on page 21. The economic exposure retained by the Corporation is typically hedged with interest rate swaps and interest rate swaptions.
Sales and Trading Revenue
The Corporation enters into trading derivatives to facilitate client transactions and to manage risk exposures arising from trading account assets and liabilities. It is the Corporation’s policy to include these derivative instruments in its trading activities which include derivatives and non-derivative cash instruments. The resulting risk from these derivatives is managed on a portfolio basis as part of the Corporation’s Global Markets business segment. The related sales and trading revenue generated within Global Markets is recorded in various income statement line items including trading account profits and net interest income as well as other revenue categories.
Sales and trading revenue includes changes in the fair value and realized gains and losses on the sales of trading and other assets, net interest income, and fees primarily from commissions on equity securities. Revenue is generated by the difference in the client price for an instrument and the price at which the trading desk can execute the trade in the dealer market. For equity securities, commissions related to purchases and sales are recorded in the “Other” column in the Sales and Trading Revenue table. Changes in the fair value of these securities are included in trading account profits. For debt securities, revenue, with the exception of interest associated with the debt securities, is typically included in trading account profits. Unlike commissions for equity securities, the initial revenue related to broker-dealer services for debt securities is typically included in the pricing of the instrument rather than being charged through separate fee arrangements. Therefore, this revenue is recorded in trading account profits as part of the initial mark to fair value. For derivatives, the majority of revenue is included in trading account profits. In transactions where the Corporation acts as agent, which include exchange-traded futures and options, fees are recorded in other income.

26 Bank of America 2015

The table below, which includes both derivatives and non-derivative cash instruments, identifies the amounts in the respective income statement line items attributable to the Corporation’s sales and trading revenue in Global Markets, categorized by primary risk, for 2015, 2014 and 2013. The difference between total trading account profits in the table below and in the Consolidated Statement of Income represents trading activities in business segments other than Global Markets. This table includes DVA and funding valuation adjustment (FVA) gains (losses). Global Markets results in Note 24 – Business Segment

Information are presented on a fully taxable-equivalent (FTE) basis. The table below is not presented on an FTE basis.
The results for 2015 were impacted by the early adoption of new accounting guidance on recognition and measurement of financial instruments. As such, amounts in the "Other" column for 2015 exclude unrealized DVA resulting from changes in the Corporation’s own credit spreads on liabilities accounted for under the fair value option. Amounts for 2014 and 2013 include such amounts. For more information on the new accounting guidance, see Note 1 – Summary of Significant Accounting Principles.

Sales and Trading Revenue

	2015
(Dollars in millions)	Trading Account Profits	Net Interest Income	Other (1)	Total
Interest rate risk	$1,304	$1,306	$(264)	$2,346
Foreign exchange risk	1,322	(10)	(117)	1,195
Equity risk	2,115	56	2,146	4,317
Credit risk	901	2,360	452	3,713
Other risk	467	(82)	62	447
Total sales and trading revenue	$6,109	$3,630	$2,279	$12,018

	2014
Interest rate risk	$991	$946	$466	$2,403
Foreign exchange risk	1,177	7	(128)	1,056
Equity risk	1,954	(79)	2,307	4,182
Credit risk	1,396	2,563	617	4,576
Other risk	509	(123)	105	491
Total sales and trading revenue	$6,027	$3,314	$3,367	$12,708

	2013
Interest rate risk	$1,255	$1,035	$(226)	$2,064
Foreign exchange risk	1,169	6	(100)	1,075
Equity risk	1,994	112	2,066	4,172
Credit risk	1,966	2,646	77	4,689
Other risk	386	(217)	70	239
Total sales and trading revenue	$6,770	$3,582	$1,887	$12,239

(1)
Represents amounts in investment and brokerage services and other income that are recorded in Global Markets and included in the definition of sales and trading revenue. Includes investment and brokerage services revenue of $2.2 billion, $2.2 billion and $2.1 billion for 2015, 2014 and 2013, respectively.

Credit Derivatives
The Corporation enters into credit derivatives primarily to facilitate client transactions and to manage credit risk exposures. Credit derivatives derive value based on an underlying third-party referenced obligation or a portfolio of referenced obligations and generally require the Corporation, as the seller of credit protection, to make payments to a buyer upon the occurrence of a pre-defined credit event. Such credit events generally include bankruptcy of the referenced credit entity and failure to pay under the obligation, as well as acceleration of indebtedness and payment repudiation or moratorium. For credit derivatives based on a portfolio of referenced credits or credit indices, the Corporation may not be required to make payment until a specified amount of loss has occurred and/or may only be required to make payment up to a specified amount.
Credit derivative instruments where the Corporation is the seller of credit protection and their expiration at December 31, 2015 and 2014 are summarized in the table below. These instruments are classified as investment and non-investment grade based on the credit quality of the underlying referenced obligation. The Corporation considers ratings of BBB- or higher as investment grade. Non-investment grade includes non-rated credit derivative instruments. The Corporation discloses internal categorizations of investment grade and non-investment grade consistent with how risk is managed for these instruments.

Bank of America 2015 27

Credit Derivative Instruments

	December 31, 2015
	Carrying Value
(Dollars in millions)	Less than One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Credit default swaps:
Investment grade	$84	$481	$2,203	$680	$3,448
Non-investment grade	672	3,035	2,386	3,583	9,676
Total	756	3,516	4,589	4,263	13,124
Total return swaps/other:
Investment grade	5	—	—	—	5
Non-investment grade	171	236	8	2	417
Total	176	236	8	2	422
Total credit derivatives	$932	$3,752	$4,597	$4,265	$13,546
Credit-related notes:
Investment grade	$267	$57	$444	$2,203	$2,971
Non-investment grade	61	118	117	1,264	1,560
Total credit-related notes	$328	$175	$561	$3,467	$4,531
	Maximum Payout/Notional
Credit default swaps:
Investment grade	$149,177	$280,658	$178,990	$26,352	$635,177
Non-investment grade	81,596	135,850	53,299	18,221	288,966
Total	230,773	416,508	232,289	44,573	924,143
Total return swaps/other:
Investment grade	9,758	—	—	—	9,758
Non-investment grade	20,917	6,989	1,371	623	29,900
Total	30,675	6,989	1,371	623	39,658
Total credit derivatives	$261,448	$423,497	$233,660	$45,196	$963,801

	December 31, 2014
	Carrying Value
Credit default swaps:
Investment grade	$100	$714	$1,455	$939	$3,208
Non-investment grade	916	2,107	1,338	4,301	8,662
Total	1,016	2,821	2,793	5,240	11,870
Total return swaps/other:
Investment grade	24	—	—	—	24
Non-investment grade	64	247	2	—	313
Total	88	247	2	—	337
Total credit derivatives	$1,104	$3,068	$2,795	$5,240	$12,207
Credit-related notes:
Investment grade	$2	$365	$568	$2,634	$3,569
Non-investment grade	5	141	85	1,443	1,674
Total credit-related notes	$7	$506	$653	$4,077	$5,243
	Maximum Payout/Notional
Credit default swaps:
Investment grade	$132,974	$342,914	$242,728	$28,982	$747,598
Non-investment grade	54,326	170,580	80,011	20,586	325,503
Total	187,300	513,494	322,739	49,568	1,073,101
Total return swaps/other:
Investment grade	22,645	—	—	—	22,645
Non-investment grade	23,839	10,792	3,268	487	38,386
Total	46,484	10,792	3,268	487	61,031
Total credit derivatives	$233,784	$524,286	$326,007	$50,055	$1,134,132

28 Bank of America 2015

The notional amount represents the maximum amount payable by the Corporation for most credit derivatives. However, the Corporation does not monitor its exposure to credit derivatives based solely on the notional amount because this measure does not take into consideration the probability of occurrence. As such, the notional amount is not a reliable indicator of the Corporation’s exposure to these contracts. Instead, a risk framework is used to define risk tolerances and establish limits to help ensure that certain credit risk-related losses occur within acceptable, predefined limits.
The Corporation manages its market risk exposure to credit derivatives by entering into a variety of offsetting derivative contracts and security positions. For example, in certain instances, the Corporation may purchase credit protection with identical underlying referenced names to offset its exposure. The carrying value and notional amount of written credit derivatives for which the Corporation held purchased credit derivatives with identical underlying referenced names and terms were $8.2 billion and $706.0 billion at December 31, 2015 and $5.7 billion and $880.6 billion at December 31, 2014.
Credit-related notes in the table on page 28 include investments in securities issued by CDO, collateralized loan obligation (CLO) and credit-linked note vehicles. These instruments are primarily classified as trading securities. The carrying value of these instruments equals the Corporation’s maximum exposure to loss. The Corporation is not obligated to make any payments to the entities under the terms of the securities owned.
Credit-related Contingent Features and Collateral
The Corporation executes the majority of its derivative contracts in the OTC market with large, international financial institutions, including broker-dealers and, to a lesser degree, with a variety of non-financial companies. A significant majority of the derivative transactions are executed on a daily margin basis. Therefore, events such as a credit rating downgrade (depending on the ultimate rating level) or a breach of credit covenants would typically require an increase in the amount of collateral required of the counterparty, where applicable, and/or allow the Corporation to take additional protective measures such as early termination of all trades. Further, as previously discussed on page 21, the Corporation enters into legally enforceable master netting agreements which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon the occurrence of certain events.
A majority of the Corporation’s derivative contracts contain credit risk-related contingent features, primarily in the form of ISDA master netting agreements and credit support documentation that enhance the creditworthiness of these instruments compared to other obligations of the respective counterparty with whom the Corporation has transacted. These contingent features may be for the benefit of the Corporation as well as its counterparties with respect to changes in the Corporation’s creditworthiness and the mark-to-market exposure under the derivative transactions. At December 31, 2015 and 2014, the Corporation held cash and securities collateral of $78.9 billion and $82.0 billion, and posted cash and securities collateral of $62.7 billion and $67.9 billion in the normal course of business under derivative agreements. This excludes cross-product margining agreements where clients are permitted to margin on a net basis for both derivative and secured financing arrangements.
In connection with certain OTC derivative contracts and other trading agreements, the Corporation can be required to provide additional collateral or to terminate transactions with certain counterparties in the event of a downgrade of the senior debt ratings of the Corporation or certain subsidiaries. The amount of additional collateral required depends on the contract and is usually a fixed incremental amount and/or the market value of the exposure.
At December 31, 2015, the amount of collateral, calculated based on the terms of the contracts, that the Corporation and certain subsidiaries could be required to post to counterparties but had not yet posted to counterparties was approximately $2.9 billion, including $1.6 billion for Bank of America, N.A. (BANA).
Some counterparties are currently able to unilaterally terminate certain contracts, or the Corporation or certain subsidiaries may be required to take other action such as find a suitable replacement or obtain a guarantee. At December 31, 2015, the current liability recorded for these derivative contracts was $69 million.
The table below presents the amount of additional collateral that would have been contractually required by derivative contracts and other trading agreements at December 31, 2015 if the rating agencies had downgraded their long-term senior debt ratings for the Corporation or certain subsidiaries by one incremental notch and by an additional second incremental notch.

Additional Collateral Required to be Posted Upon Downgrade

	December 31, 2015
(Dollars in millions)	One incremental notch	Second incremental notch
Bank of America Corporation	$1,011	$1,948
Bank of America, N.A. and subsidiaries (1)	762	1,474

(1)	Included in Bank of America Corporation collateral requirements in this table.
The table below presents the derivative liabilities that would be subject to unilateral termination by counterparties and the amounts of collateral that would have been contractually required at December 31, 2015 if the long-term senior debt ratings for the Corporation or certain subsidiaries had been lower by one incremental notch and by an additional second incremental notch.

Derivative Liabilities Subject to Unilateral Termination Upon Downgrade

	December 31, 2015
(Dollars in millions)	One incremental notch	Second incremental notch
Derivative liabilities	$879	$2,792
Collateral posted	501	2,269

Bank of America 2015 29

Valuation Adjustments on Derivatives
The Corporation records credit risk valuation adjustments on derivatives in order to properly reflect the credit quality of the counterparties and its own credit quality. The Corporation calculates valuation adjustments on derivatives based on a modeled expected exposure that incorporates current market risk factors. The exposure also takes into consideration credit mitigants such as enforceable master netting agreements and collateral. CDS spread data is used to estimate the default probabilities and severities that are applied to the exposures. Where no observable credit default data is available for counterparties, the Corporation uses proxies and other market data to estimate default probabilities and severity.
Valuation adjustments on derivatives are affected by changes in market spreads, non-credit related market factors such as interest rate and currency changes that affect the expected exposure, and other factors like changes in collateral arrangements and partial payments. Credit spreads and non-credit factors can move independently. For example, for an interest rate swap, changes in interest rates may increase the expected exposure, which would increase the counterparty credit valuation adjustment (CVA). Independently, counterparty credit spreads may tighten, which would result in an offsetting decrease to CVA.
The Corporation early adopted, retrospective to January 1, 2015, the provision of new accounting guidance issued in January 2016 that requires the Corporation to record unrealized DVA resulting from changes in the Corporation’s own credit spreads on liabilities accounted for under the fair value option in accumulated OCI. This new accounting guidance had no impact on the accounting for DVA on derivatives. For additional information, see New Accounting Pronouncements in Note 1 – Summary of Significant Accounting Principles.
In 2014, the Corporation implemented a funding valuation adjustment (FVA) into valuation estimates primarily to include funding costs on uncollateralized derivatives and derivatives where the Corporation is not permitted to use the collateral it receives. The change in estimate resulted in a net pretax FVA charge of $497 million, at the time of implementation, including a charge of $632 million related to funding costs, partially offset by a funding benefit of $135 million, both related to derivative asset exposures. The net FVA charge was recorded as a reduction to sales and trading revenue in Global Markets. The Corporation calculates this valuation adjustment based on modeled expected exposure profiles discounted for the funding risk premium inherent in these derivatives. FVA related to derivative assets and liabilities is the effect of funding costs on the fair value of these derivatives.
The Corporation enters into risk management activities to offset market driven exposures. The Corporation often hedges the counterparty spread risk in CVA with CDS. The Corporation hedges other market risks in both CVA and DVA primarily with currency and interest rate swaps. In certain instances, the net-of-hedge amounts in the table below move in the same direction as the gross amount or may move in the opposite direction. This is a consequence of the complex interaction of the risks being hedged resulting in limitations in the ability to perfectly hedge all of the market exposures at all times.
The table below presents CVA, DVA and FVA gains (losses) on derivatives, which are recorded in trading account profits, on a gross and net of hedge basis for 2015, 2014 and 2013. CVA gains reduce the cumulative CVA thereby increasing the derivative assets balance. DVA gains increase the cumulative DVA thereby decreasing the derivative liabilities balance. CVA and DVA losses have the opposite impact. FVA gains related to derivative assets reduce the cumulative FVA thereby increasing the derivative assets balance. FVA gains related to derivative liabilities increase the cumulative FVA thereby decreasing the derivative liabilities balance.

Valuation Adjustments on Derivatives

Gains (Losses)
	2015		2014		2013
(Dollars in millions)	Gross	Net	Gross	Net	Gross	Net
Derivative assets (CVA) (1)	$255	$227	$(22)	$191	$738	$(96)
Derivative assets (FVA) (2)	(34)	(34)	(632)	(632)	n/a	n/a
Derivative liabilities (DVA) (3)	(18)	(153)	(28)	(150)	(39)	(75)
Derivative liabilities (FVA) (2)	50	50	135	135	n/a	n/a

(1)	At December 31, 2015, 2014 and 2013, the cumulative CVA reduced the derivative assets balance by $1.4 billion, $1.6 billion and $1.6 billion, respectively.

(2)	FVA was adopted in 2014 and the cumulative FVA reduced the net derivatives balance by $481 million and $497 million at December 31, 2015 and 2014.

(3)	At December 31, 2015, 2014 and 2013, the cumulative DVA reduced the derivative liabilities balance by $750 million, $769 million and $803 million, respectively.
n/a = not applicable

30 Bank of America 2015

NOTE 3 Securities

The table below presents the amortized cost, gross unrealized gains and losses, and fair value of AFS debt securities, other debt securities carried at fair value, HTM debt securities and AFS marketable equity securities at December 31, 2015 and 2014.

Debt Securities and Available-for-Sale Marketable Equity Securities

	December 31, 2015
(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale debt securities
Mortgage-backed securities:
Agency	$229,847	$788	$(1,688)	$228,947
Agency-collateralized mortgage obligations	10,930	126	(71)	10,985
Commercial	7,176	50	(61)	7,165
Non-agency residential (1)	3,031	218	(70)	3,179
Total mortgage-backed securities	250,984	1,182	(1,890)	250,276
U.S. Treasury and agency securities	25,075	211	(9)	25,277
Non-U.S. securities	5,743	27	(3)	5,767
Corporate/Agency bonds	243	3	(3)	243
Other taxable securities, substantially all asset-backed securities	10,238	50	(86)	10,202
Total taxable securities	292,283	1,473	(1,991)	291,765
Tax-exempt securities	13,978	63	(33)	14,008
Total available-for-sale debt securities	306,261	1,536	(2,024)	305,773
Other debt securities carried at fair value	16,678	103	(174)	16,607
Total debt securities carried at fair value (2)	322,939	1,639	(2,198)	322,380
Held-to-maturity debt securities, substantially all U.S. agency mortgage-backed securities	84,625	271	(850)	84,046
Total debt securities	$407,564	$1,910	$(3,048)	$406,426
Available-for-sale marketable equity securities (3)	$326	$99	$—	$425

	December 31, 2014
Available-for-sale debt securities
Mortgage-backed securities:
Agency	$163,592	$2,040	$(593)	$165,039
Agency-collateralized mortgage obligations	14,175	152	(79)	14,248
Commercial	3,931	69	—	4,000
Non-agency residential (1)	4,244	287	(77)	4,454
Total mortgage-backed securities	185,942	2,548	(749)	187,741
U.S. Treasury and agency securities	69,267	360	(32)	69,595
Non-U.S. securities	6,208	33	(11)	6,230
Corporate/Agency bonds	361	9	(2)	368
Other taxable securities, substantially all asset-backed securities	10,774	39	(22)	10,791
Total taxable securities	272,552	2,989	(816)	274,725
Tax-exempt securities	9,556	12	(19)	9,549
Total available-for-sale debt securities	282,108	3,001	(835)	284,274
Other debt securities carried at fair value	36,524	261	(364)	36,421
Total debt securities carried at fair value (2)	318,632	3,262	(1,199)	320,695
Held-to-maturity debt securities, substantially all U.S. agency mortgage-backed securities	59,766	486	(611)	59,641
Total debt securities	$378,398	$3,748	$(1,810)	$380,336
Available-for-sale marketable equity securities (3)	$336	$27	$—	$363

(1)	At December 31, 2015 and 2014, the underlying collateral type included approximately 71 percent and 76 percent prime, 15 percent and 14 percent Alt-A, and 14 percent and 10 percent subprime.

(2)
The Corporation had debt securities from FNMA and FHLMC that each exceeded 10 percent of shareholders’ equity, with an amortized cost of $146.2 billion and $53.4 billion, and a fair value of $145.5 billion and $53.2 billion at December 31, 2015. Debt securities from FNMA and FHLMC that exceeded 10 percent of shareholders’ equity had an amortized cost of $130.7 billion and $28.3 billion, and a fair value of $131.4 billion and $28.6 billion at December 31, 2014.

(3)	Classified in other assets on the Consolidated Balance Sheet.
At December 31, 2015, the accumulated net unrealized loss on AFS debt securities included in accumulated OCI was $300 million, net of the related income tax benefit of $188 million. At December 31, 2015 and 2014, the Corporation had nonperforming AFS debt securities of $188 million and $161 million.

Bank of America 2015 31

The table below presents the components of other debt securities carried at fair value where the changes in fair value are reported in other income. In 2015, the Corporation recorded unrealized mark-to-market net gains of $43 million and realized net losses of $313 million, compared to unrealized mark-to-market net gains of $1.2 billion and realized net gains of $275 million in 2014. These amounts exclude hedge results.

Other Debt Securities Carried at Fair Value

	December 31
(Dollars in millions)	2015	2014
Mortgage-backed securities:
Agency	$—	$15,704
Agency-collateralized mortgage obligations	7	—
Non-agency residential	3,490	3,745
Total mortgage-backed securities	3,497	19,449
U.S. Treasury and agency securities	—	1,541
Non-U.S. securities (1)	12,843	15,132
Other taxable securities, substantially all asset-backed securities	267	299
Total	$16,607	$36,421

(1)	These securities are primarily used to satisfy certain international regulatory liquidity requirements.

The gross realized gains and losses on sales of AFS debt securities for 2015, 2014 and 2013 are presented in the table below.

Gains and Losses on Sales of AFS Debt Securities

(Dollars in millions)	2015	2014	2013
Gross gains	$1,118	$1,366	$1,302
Gross losses	(27)	(12)	(31)
Net gains on sales of AFS debt securities	$1,091	$1,354	$1,271
Income tax expense attributable to realized net gains on sales of AFS debt securities	$415	$515	$470

32 Bank of America 2015

The table below presents the fair value and the associated gross unrealized losses on AFS debt securities and whether these securities have had gross unrealized losses for less than 12 months or for 12 months or longer at December 31, 2015 and 2014.

Temporarily Impaired and Other-than-temporarily Impaired AFS Debt Securities

	December 31, 2015
	Less than Twelve Months		Twelve Months or Longer		Total
(Dollars in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Temporarily impaired AFS debt securities
Mortgage-backed securities:
Agency	$131,511	$(1,245)	$14,895	$(443)	$146,406	$(1,688)
Agency-collateralized mortgage obligations	1,271	(9)	1,637	(62)	2,908	(71)
Commercial	4,066	(61)	—	—	4,066	(61)
Non-agency residential	553	(5)	723	(32)	1,276	(37)
Total mortgage-backed securities	137,401	(1,320)	17,255	(537)	154,656	(1,857)
U.S. Treasury and agency securities	1,172	(5)	190	(4)	1,362	(9)
Non-U.S. securities	—	—	134	(3)	134	(3)
Corporate/Agency bonds	107	(3)	—	—	107	(3)
Other taxable securities, substantially all asset-backed securities	5,071	(69)	792	(17)	5,863	(86)
Total taxable securities	143,751	(1,397)	18,371	(561)	162,122	(1,958)
Tax-exempt securities	4,400	(12)	1,877	(21)	6,277	(33)
Total temporarily impaired AFS debt securities	148,151	(1,409)	20,248	(582)	168,399	(1,991)
Other-than-temporarily impaired AFS debt securities (1)
Non-agency residential mortgage-backed securities	481	(19)	98	(14)	579	(33)
Total temporarily impaired and other-than-temporarily impaired AFS debt securities	$148,632	$(1,428)	$20,346	$(596)	$168,978	$(2,024)

	December 31, 2014
Temporarily impaired AFS debt securities
Mortgage-backed securities:
Agency	$1,366	$(8)	$43,118	$(585)	$44,484	$(593)
Agency-collateralized mortgage obligations	2,242	(19)	3,075	(60)	5,317	(79)
Non-agency residential	307	(3)	809	(41)	1,116	(44)
Total mortgage-backed securities	3,915	(30)	47,002	(686)	50,917	(716)
U.S. Treasury and agency securities	10,121	(22)	667	(10)	10,788	(32)
Non-U.S. securities	157	(9)	32	(2)	189	(11)
Corporate/Agency bonds	43	(1)	93	(1)	136	(2)
Other taxable securities, substantially all asset-backed securities	575	(3)	1,080	(19)	1,655	(22)
Total taxable securities	14,811	(65)	48,874	(718)	63,685	(783)
Tax-exempt securities	980	(1)	680	(18)	1,660	(19)
Total temporarily impaired AFS debt securities	15,791	(66)	49,554	(736)	65,345	(802)
Other-than-temporarily impaired AFS debt securities (1)
Non-agency residential mortgage-backed securities	555	(33)	—	—	555	(33)
Total temporarily impaired and other-than-temporarily impaired AFS debt securities	$16,346	$(99)	$49,554	$(736)	$65,900	$(835)

(1)	Includes other-than-temporarily impaired AFS debt securities on which an OTTI loss, primarily related to changes in interest rates, remains in accumulated OCI.

Bank of America 2015 33

The Corporation recorded OTTI losses on AFS debt securities in 2015, 2014 and 2013 as presented in the Net Credit-related Impairment Losses Recognized in Earnings table. Substantially all OTTI losses in 2015, 2014 and 2013 consisted of credit losses on non-agency residential mortgage-backed securities (RMBS) and were recorded in other income in the Consolidated Statement of Income. The credit losses on the RMBS in 2015 were driven by decreases in the estimated RMBS cash flows primarily due to a model change resulting in the refinement of expected cash flows.
A debt security is impaired when its fair value is less than its amortized cost. If the Corporation intends or will more-likely-than-not be required to sell a debt security prior to recovery, the entire impairment loss is recorded in the Consolidated Statement of Income. For AFS debt securities the Corporation does not intend or will not more-likely-than-not be required to sell, an analysis is performed to determine if any of the impairment is due to credit or whether it is due to other factors (e.g., interest rate). Credit losses are considered unrecoverable and are recorded in the Consolidated Statement of Income with the remaining unrealized losses recorded in OCI. In certain instances, the credit loss on a debt security may exceed the total impairment, in which case, the excess of the credit loss over the total impairment is recorded as an unrealized gain in OCI.

Net Credit-related Impairment Losses Recognized in Earnings

(Dollars in millions)	2015	2014	2013
Total OTTI losses	$(111)	$(30)	$(21)
Less: non-credit portion of total OTTI losses recognized in OCI	30	14	1
Net credit-related impairment losses recognized in earnings	$(81)	$(16)	$(20)
The table below presents a rollforward of the credit losses recognized in earnings in 2015, 2014 and 2013 on AFS debt securities that the Corporation does not have the intent to sell or will not more-likely-than-not be required to sell.

Rollforward of OTTI Credit Losses Recognized

(Dollars in millions)	2015	2014	2013
Balance, January 1	$200	$184	$243
Additions for credit losses recognized on AFS debt securities that had no previous impairment losses	52	14	6
Additions for credit losses recognized on AFS debt securities that had previously incurred impairment losses	29	2	14
Reductions for AFS debt securities matured, sold or intended to be sold	(15)	—	(79)
Balance, December 31	$266	$200	$184
The Corporation estimates the portion of a loss on a security that is attributable to credit using a discounted cash flow model and estimates the expected cash flows of the underlying collateral using internal credit, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Assumptions used for the underlying loans that support the MBS can vary widely from loan to loan and are influenced by such factors as loan interest rate, geographic location of the borrower, borrower characteristics and collateral type. Based on these assumptions, the Corporation then determines how the underlying collateral cash flows will be distributed to each MBS issued from the applicable special purpose entity. Expected principal and interest cash flows on an impaired AFS debt security are discounted using the effective yield of each individual impaired AFS debt security.

Significant assumptions used in estimating the expected cash flows for measuring credit losses on non-agency RMBS were as follows at December 31, 2015.

Significant Assumptions

		Range (1)
	Weighted- average	10th Percentile (2)	90th Percentile (2)
Prepayment speed	12.6%	3.8%	25.5%
Loss severity	32.6	12.9	34.8
Life default rate	26.0	0.8	86.1

(1)	Represents the range of inputs/assumptions based upon the underlying collateral.

(2)	The value of a variable below which the indicated percentile of observations will fall.
Constant prepayment speed and loss severity rates are projected considering collateral characteristics such as LTV, creditworthiness of borrowers as measured using Fair Isaac Corporation (FICO) scores, and geographic concentrations. The weighted-average severity by collateral type was 29.2 percent for prime, 31.4 percent for Alt-A and 42.9 percent for subprime at December 31, 2015. Additionally, default rates are projected by considering collateral characteristics including, but not limited to, LTV, FICO and geographic concentration. Weighted-average life default rates by collateral type were 16.1 percent for prime, 28.0 percent for Alt-A and 27.2 percent for subprime at December 31, 2015.

34 Bank of America 2015

The expected maturity distribution and yields of the Corporation’s debt securities carried at fair value and HTM debt securities at December 31, 2015 are summarized in the table below. Actual maturities may differ from the contractual or expected maturities since borrowers may have the right to prepay obligations with or without prepayment penalties.

Maturities of Debt Securities Carried at Fair Value and Held-to-maturity Debt Securities

	December 31, 2015
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years		Total
(Dollars in millions)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Amortized cost of debt securities carried at fair value
Mortgage-backed securities:
Agency	$57	4.40%	$28,943	2.40%	$197,797	2.80%	$3,050	2.90%	$229,847	2.75%
Agency-collateralized mortgage obligations	157	1.10	3,077	2.20	7,702	2.80	—	—	10,936	2.61
Commercial	205	2.16	615	2.10	6,356	2.70	—	—	7,176	2.63
Non-agency residential	320	5.00	1,123	4.99	1,165	4.18	3,989	7.90	6,597	6.60
Total mortgage-backed securities	739	3.31	33,758	2.46	213,020	2.80	7,039	5.73	254,556	3.03
U.S. Treasury and agency securities	516	0.19	23,103	1.70	1,454	3.14	2	4.57	25,075	1.75
Non-U.S. securities	16,707	0.82	1,864	3.08	6	2.79	—	—	18,577	1.04
Corporate/Agency bonds	40	3.97	69	4.20	131	3.41	3	3.67	243	3.93
Other taxable securities, substantially all asset-backed securities	2,918	1.11	4,596	1.28	2,268	2.38	728	3.96	10,510	1.67
Total taxable securities	20,920	0.94	63,390	2.13	216,879	2.81	7,772	5.57	308,961	2.61
Tax-exempt securities	836	1.27	5,127	1.31	5,879	1.35	2,136	1.55	13,978	1.36
Total amortized cost of debt securities carried at fair value	$21,756	0.95	$68,517	2.06	$222,758	2.77	$9,908	4.70	$322,939	2.56
Amortized cost of HTM debt securities (2)	$568	0.01	$18,325	2.30	$62,978	2.50	$2,754	2.82	$84,625	2.45

Debt securities carried at fair value
Mortgage-backed securities:
Agency	$59		$29,150		$196,720		$3,018		$228,947
Agency-collateralized mortgage obligations	157		3,056		7,779		—		10,992
Commercial	223		618		6,324		—		7,165
Non-agency residential	354		1,102		1,263		3,950		6,669
Total mortgage-backed securities	793		33,926		212,086		6,968		253,773
U.S. Treasury and agency securities	516		23,266		1,493		2		25,277
Non-U.S. securities	16,720		1,884		6		—		18,610
Corporate/Agency bonds	41		70		128		4		243
Other taxable securities, substantially all asset-backed securities	3,102		4,349		2,296		722		10,469
Total taxable securities	21,172		63,495		216,009		7,696		308,372
Tax-exempt securities	836		5,161		5,882		2,129		14,008
Total debt securities carried at fair value	$22,008		$68,656		$221,891		$9,825		$322,380
Fair value of HTM debt securities (2)	$569		$18,356		$62,360		$2,761		$84,046

(1)
Average yield is computed using the effective yield of each security at the end of the period, weighted based on the amortized cost of each security. The effective yield considers the contractual coupon, amortization of premiums and accretion of discounts, and excludes the effect of related hedging derivatives.

(2)	Substantially all U.S. agency MBS.
Certain Corporate and Strategic Investments
The Corporation’s 49 percent investment in a merchant services joint venture, which is recorded in other assets on the Consolidated Balance Sheet and in All Other, had a carrying value of $3.0 billion and $3.1 billion at December 31, 2015 and 2014. For additional information, see Note 12 – Commitments and Contingencies.
In 2013, the Corporation sold its remaining investment in China Construction Bank Corporation (CCB) and realized a pretax gain of $753 million in All Other reported in equity investment income in the Consolidated Statement of Income. The strategic assistance agreement between the Corporation and CCB, which includes cooperation in specific business areas, extends through 2016.
The Corporation holds investments in partnerships that construct, own and operate real estate projects that qualify for low income housing tax credits. The Corporation earns a return primarily through the receipt of tax credits allocated to the real estate projects.

Total low income housing tax credit investments were $7.1 billion and $6.6 billion at December 31, 2015 and 2014. These investments are reported in other assets on the Consolidated Balance Sheet. The Corporation had unfunded commitments to provide capital contributions of $2.4 billion and $2.2 billion to these partnerships at December 31, 2015 and 2014, which are expected to be paid over the next five years. These commitments are reported in accrued expenses and other liabilities on the Consolidated Balance Sheet. During 2015 and 2014, the Corporation recognized tax credits and other tax benefits from investments in affordable housing partnerships of $928 million and $920 million, partially offset by pretax losses recognized in other income of $629 million and $601 million.

Bank of America 2015 35

NOTE 4 Outstanding Loans and Leases
The following tables present total outstanding loans and leases and an aging analysis for the Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments, by class of financing receivables, at December 31, 2015 and 2014.

	December 31, 2015
(Dollars in millions)	30-59 Days Past Due (1)	60-89 Days Past Due (1)	90 Days or More Past Due (2)	Total Past Due 30 Days or More	Total Current or Less Than 30 Days Past Due (3)	Purchased Credit-impaired (4)	Loans Accounted for Under the Fair Value Option	Total Outstandings
Consumer real estate
Core portfolio
Residential mortgage	$1,214	$368	$1,414	$2,996	$138,799			$141,795
Home equity	200	93	579	872	54,045			54,917
Non-core portfolio
Residential mortgage (5)	2,045	1,167	8,439	11,651	22,399	$12,066		46,116
Home equity	335	174	1,170	1,679	14,733	4,619		21,031
Credit card and other consumer
U.S. credit card	454	332	789	1,575	88,027			89,602
Non-U.S. credit card	39	31	76	146	9,829			9,975
Direct/Indirect consumer (6)	227	62	42	331	88,464			88,795
Other consumer (7)	18	3	4	25	2,042			2,067
Total consumer	4,532	2,230	12,513	19,275	418,338	16,685		454,298
Consumer loans accounted for under the fair value option (8)							$1,871	1,871
Total consumer loans and leases	4,532	2,230	12,513	19,275	418,338	16,685	1,871	456,169
Commercial
U.S. commercial	444	148	332	924	251,847			252,771
Commercial real estate (9)	36	11	82	129	57,070			57,199
Commercial lease financing	150	29	20	199	21,153			21,352
Non-U.S. commercial	6	1	1	8	91,541			91,549
U.S. small business commercial	83	41	72	196	12,680			12,876
Total commercial	719	230	507	1,456	434,291			435,747
Commercial loans accounted for under the fair value option (8)							5,067	5,067
Total commercial loans and leases	719	230	507	1,456	434,291		5,067	440,814
Total loans and leases	$5,251	$2,460	$13,020	$20,731	$852,629	$16,685	$6,938	$896,983
Percentage of outstandings	0.59%	0.27%	1.45%	2.31%	95.06%	1.86%	0.77%	100.00%

(1)
Consumer real estate loans 30-59 days past due includes fully-insured loans of $1.7 billion and nonperforming loans of $379 million. Consumer real estate loans 60-89 days past due includes fully-insured loans of $1.0 billion and nonperforming loans of $297 million.

(2)	Consumer real estate includes fully-insured loans of $7.2 billion.

(3)	Consumer real estate includes $3.0 billion and direct/indirect consumer includes $21 million of nonperforming loans.

(4)	PCI loan amounts are shown gross of the valuation allowance.

(5)	Total outstandings includes pay option loans of $2.3 billion. The Corporation no longer originates this product.

(6)
Total outstandings includes auto and specialty lending loans of $42.6 billion, unsecured consumer lending loans of $886 million, U.S. securities-based lending loans of $39.8 billion, non-U.S. consumer loans of $3.9 billion, student loans of $564 million and other consumer loans of $1.0 billion.

(7)	Total outstandings includes consumer finance loans of $564 million, consumer leases of $1.4 billion and consumer overdrafts of $146 million.

(8)
Consumer loans accounted for under the fair value option were residential mortgage loans of $1.6 billion and home equity loans of $250 million. Commercial loans accounted for under the fair value option were U.S. commercial loans of $2.3 billion and non-U.S. commercial loans of $2.8 billion. For additional information, see Note 20 – Fair Value Measurements and Note 21 – Fair Value Option.

(9)	Total outstandings includes U.S. commercial real estate loans of $53.6 billion and non-U.S. commercial real estate loans of $3.5 billion.

36 Bank of America 2015

	December 31, 2014
(Dollars in millions)	30-59 Days Past Due (1)	60-89 Days Past Due (1)	90 Days or More Past Due (2)	Total Past Due 30 Days or More	Total Current or Less Than 30 Days Past Due (3)	Purchased Credit-impaired (4)	Loans Accounted for Under the Fair Value Option	Total Outstandings
Consumer real estate
Core portfolio
Residential mortgage	$1,534	$488	$2,500	$4,522	$151,767	$354		$156,643
Home equity	191	73	730	994	58,599	13		59,606
Non-core portfolio
Residential mortgage (5)	2,321	1,272	13,574	17,167	27,589	$14,798		59,554
Home equity	401	206	1,180	1,787	18,728	5,604		26,119
Credit card and other consumer
U.S. credit card	494	341	866	1,701	90,178			91,879
Non-U.S. credit card	49	39	95	183	10,282			10,465
Direct/Indirect consumer (6)	245	71	65	381	80,000			80,381
Other consumer (7)	11	2	2	15	1,831			1,846
Total consumer	5,246	2,492	19,012	26,750	438,974	20,769		486,493
Consumer loans accounted for under the fair value option (8)							$2,077	2,077
Total consumer loans and leases	5,246	2,492	19,012	26,750	438,974	20,769	2,077	488,570
Commercial
U.S. commercial	320	151	318	789	219,504			220,293
Commercial real estate (9)	138	16	288	442	47,240			47,682
Commercial lease financing	121	41	41	203	19,376			19,579
Non-U.S. commercial	5	4	—	9	80,074			80,083
U.S. small business commercial	88	45	94	227	13,066			13,293
Total commercial	672	257	741	1,670	379,260			380,930
Commercial loans accounted for under the fair value option (8)							6,604	6,604
Total commercial loans and leases	672	257	741	1,670	379,260		6,604	387,534
Total loans and leases	$5,918	$2,749	$19,753	$28,420	$818,234	$20,769	$8,681	$876,104
Percentage of outstandings	0.68%	0.31%	2.25%	3.24%	93.40%	2.37%	0.99%	100.00%

(1)
Consumer real estate loans 30-59 days past due includes fully-insured loans of $2.1 billion and nonperforming loans of $392 million. Consumer real estate loans 60-89 days past due includes fully-insured loans of $1.1 billion and nonperforming loans of $332 million.

(2)	Consumer real estate includes fully-insured loans of $11.4 billion.

(3)	Consumer real estate includes $3.6 billion and direct/indirect consumer includes $27 million of nonperforming loans.

(4)	PCI loan amounts are shown gross of the valuation allowance.

(5)	Total outstandings includes pay option loans of $3.2 billion. The Corporation no longer originates this product.

(6)
Total outstandings includes auto and specialty lending loans of $37.7 billion, unsecured consumer lending loans of $1.5 billion, U.S. securities-based lending loans of $35.8 billion, non-U.S. consumer loans of $4.0 billion, student loans of $632 million and other consumer loans of $761 million.

(7)	Total outstandings includes consumer finance loans of $676 million, consumer leases of $1.0 billion and consumer overdrafts of $162 million.

(8)
Consumer loans accounted for under the fair value option were residential mortgage loans of $1.9 billion and home equity loans of $196 million. Commercial loans accounted for under the fair value option were U.S. commercial loans of $1.9 billion and non-U.S. commercial loans of $4.7 billion. For additional information, see Note 20 – Fair Value Measurements and Note 21 – Fair Value Option.

(9)	Total outstandings includes U.S. commercial real estate loans of $45.2 billion and non-U.S. commercial real estate loans of $2.5 billion.
Following the realignment of its business segments effective April 1, 2016, the Corporation categorizes consumer real estate loans as core and non-core on the basis of loan and customer characteristics such as origination date, product type, LTV, FICO score and delinquency status consistent with its current consumer and mortgage servicing strategy. Generally, loans that were originated after January 1, 2010, qualified under government-sponsored enterprise underwriting guidelines, or otherwise met the Corporation's underwriting guidelines in place in 2015 are characterized as core loans. Loans held in legacy private-label securitizations, government-insured loans originated prior to 2010, loan products no longer originated, and loans originated prior to 2010 and classified as nonperforming or modified in a TDR prior to 2016 are generally characterized as non-core loans, and are principally run-off portfolios. Core loans as reported within this Note include loans held in the Consumer Banking and GWIM segments, as well as loans held for ALM activities in All Other.
The Corporation has entered into long-term credit protection agreements with FNMA and FHLMC on loans totaling $3.7 billion and $17.2 billion at December 31, 2015 and 2014, providing full credit protection on residential mortgage loans that become severely delinquent. All of these loans are individually insured and therefore the Corporation does not record an allowance for credit losses related to these loans.
Nonperforming Loans and Leases
The Corporation classifies junior-lien home equity loans as nonperforming when the first-lien loan becomes 90 days past due even if the junior-lien loan is performing. At December 31, 2015 and 2014, $484 million and $800 million of such junior-lien home equity loans were included in nonperforming loans.
The Corporation classifies consumer real estate loans that have been discharged in Chapter 7 bankruptcy and not reaffirmed by the borrower as TDRs, irrespective of payment history or delinquency status, even if the repayment terms for the loan have not been otherwise modified. The Corporation continues to have a lien on the underlying collateral. At December 31, 2015, nonperforming loans discharged in Chapter 7 bankruptcy with no change in repayment terms were $785 million of which $457 million were current on their contractual payments, while $285 million were 90 days or more past due. Of the contractually current

Bank of America 2015 37

nonperforming loans, more than 80 percent were discharged in Chapter 7 bankruptcy more than 12 months ago, and more than 60 percent were discharged 24 months or more ago. As subsequent cash payments are received on these nonperforming loans that are contractually current, the interest component of the payments is generally recorded as interest income on a cash basis and the principal component is recorded as a reduction in the carrying value of the loan.
During 2015, the Corporation sold nonperforming and other delinquent consumer real estate loans with a carrying value of $3.2 billion, including $1.4 billion of PCI loans, compared to $6.7 billion, including $1.9 billion of PCI loans, in 2014. The Corporation recorded recoveries related to these sales of $133 million and $407 million during 2015 and 2014. Gains related to these sales of $173 million and $247 million were recorded in other income in the Consolidated Statement of Income during 2015 and 2014.
The table below presents the Corporation’s nonperforming loans and leases including nonperforming TDRs, and loans accruing past due 90 days or more at December 31, 2015 and 2014. Nonperforming LHFS are excluded from nonperforming loans and leases as they are recorded at either fair value or the lower of cost or fair value. For more information on the criteria for classification as nonperforming, see Note 1 – Summary of Significant Accounting Principles.

Credit Quality

	December 31
	Nonperforming Loans and Leases		Accruing Past Due 90 Days or More
(Dollars in millions)	2015	2014	2015	2014
Consumer real estate
Core portfolio
Residential mortgage (1)	$1,825	$2,329	$382	$1,128
Home equity	974	1,247	—	—
Non-core portfolio
Residential mortgage (1)	2,978	4,560	6,768	10,279
Home equity	2,363	2,654	—	—
Credit card and other consumer
U.S. credit card	n/a	n/a	789	866
Non-U.S. credit card	n/a	n/a	76	95
Direct/Indirect consumer	24	28	39	64
Other consumer	1	1	3	1
Total consumer	8,165	10,819	8,057	12,433
Commercial
U.S. commercial	867	701	113	110
Commercial real estate	93	321	3	3
Commercial lease financing	12	3	15	40
Non-U.S. commercial	158	1	1	—
U.S. small business commercial	82	87	61	67
Total commercial	1,212	1,113	193	220
Total loans and leases	$9,377	$11,932	$8,250	$12,653

(1)
Residential mortgage loans in the core and non-core portfolios accruing past due 90 days or more are fully-insured loans. At December 31, 2015 and 2014, residential mortgage includes $4.3 billion and $7.3 billion of loans on which interest has been curtailed by the FHA, and therefore are no longer accruing interest, although principal is still insured, and $2.9 billion and $4.1 billion of loans on which interest is still accruing.

n/a = not applicable
Credit Quality Indicators
The Corporation monitors credit quality within its Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments based on primary credit quality indicators. For more information on the portfolio segments, see Note 1 – Summary of Significant Accounting Principles. Within the Consumer Real Estate portfolio segment, the primary credit quality indicators are refreshed LTV and refreshed FICO score. Refreshed LTV measures the carrying value of the loan as a percentage of the value of the property securing the loan, refreshed quarterly. Home equity loans are evaluated using combined loan-to-value (CLTV) which measures the carrying value of the Corporation’s loan and available line of credit combined with any outstanding senior liens against the property as a percentage of the value of the property securing the loan, refreshed quarterly. FICO score measures the creditworthiness of the borrower based on the financial obligations of the borrower and the borrower’s credit history. At a minimum,

FICO scores are refreshed quarterly, and in many cases, more frequently. FICO scores are also a primary credit quality indicator for the Credit Card and Other Consumer portfolio segment and the business card portfolio within U.S. small business commercial. Within the Commercial portfolio segment, loans are evaluated using the internal classifications of pass rated or reservable criticized as the primary credit quality indicators. The term reservable criticized refers to those commercial loans that are internally classified or listed by the Corporation as Special Mention, Substandard or Doubtful, which are asset quality categories defined by regulatory authorities. These assets have an elevated level of risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized. In addition to these primary credit quality indicators, the Corporation uses other credit quality indicators for certain types of loans.

38 Bank of America 2015

The following tables present certain credit quality indicators for the Corporation’s Consumer Real Estate, Credit Card and Other Consumer, and Commercial portfolio segments, by class of financing receivables, at December 31, 2015 and 2014.

Consumer Real Estate – Credit Quality Indicators (1)

	December 31, 2015
(Dollars in millions)	Core Portfolio Residential Mortgage (2)	Non-core Residential Mortgage (2)	Residential Mortgage PCI (3)	Core Portfolio Home Equity (2)	Non-core Home Equity (2)	Home Equity PCI
Refreshed LTV (4)
Less than or equal to 90 percent	$110,023	$16,481	$8,655	$51,262	$8,347	$2,003
Greater than 90 percent but less than or equal to 100 percent	4,038	2,224	1,403	1,858	2,190	852
Greater than 100 percent	2,638	3,364	2,008	1,797	5,875	1,764
Fully-insured loans (5)	25,096	11,981	—	—	—	—
Total consumer real estate	$141,795	$34,050	$12,066	$54,917	$16,412	$4,619
Refreshed FICO score
Less than 620	$3,129	$4,749	$3,798	$1,322	$3,490	$729
Greater than or equal to 620 and less than 680	5,472	3,762	2,586	3,295	3,862	825
Greater than or equal to 680 and less than 740	22,486	5,138	3,187	12,180	3,451	1,356
Greater than or equal to 740	85,612	8,420	2,495	38,120	5,609	1,709
Fully-insured loans (5)	25,096	11,981	—	—	—	—
Total consumer real estate	$141,795	$34,050	$12,066	$54,917	$16,412	$4,619

(1)	Excludes $1.9 billion of loans accounted for under the fair value option.

(2)	Excludes PCI loans.

(3)	Includes $2.0 billion of pay option loans. The Corporation no longer originates this product.

(4)	Refreshed LTV percentages for PCI loans are calculated using the carrying value net of the related valuation allowance.

(5)	Credit quality indicators are not reported for fully-insured loans as principal repayment is insured.

Credit Card and Other Consumer – Credit Quality Indicators

	December 31, 2015
(Dollars in millions)	U.S. Credit Card	Non-U.S. Credit Card	Direct/Indirect Consumer	Other Consumer (1)
Refreshed FICO score
Less than 620	$4,196	$—	$1,244	$217
Greater than or equal to 620 and less than 680	11,857	—	1,698	214
Greater than or equal to 680 and less than 740	34,270	—	10,955	337
Greater than or equal to 740	39,279	—	29,581	1,149
Other internal credit metrics (2, 3, 4)	—	9,975	45,317	150
Total credit card and other consumer	$89,602	$9,975	$88,795	$2,067

(1)	Twenty-seven percent of the other consumer portfolio is associated with portfolios from certain consumer finance businesses that the Corporation previously exited.

(2)	Other internal credit metrics may include delinquency status, geography or other factors.

(3)
Direct/indirect consumer includes $43.7 billion of securities-based lending which is overcollateralized and therefore has minimal credit risk and $567 million of loans the Corporation no longer originates, primarily student loans.

(4)
Non-U.S. credit card represents the U.K. credit card portfolio which is evaluated using internal credit metrics, including delinquency status. At December 31, 2015, 98 percent of this portfolio was current or less than 30 days past due, one percent was 30-89 days past due and one percent was 90 days or more past due.

Commercial – Credit Quality Indicators (1)

	December 31, 2015
(Dollars in millions)	U.S. Commercial	Commercial Real Estate	Commercial Lease Financing	Non-U.S. Commercial	U.S. Small Business Commercial (2)
Risk ratings
Pass rated	$243,922	$56,688	$20,644	$87,905	$571
Reservable criticized	8,849	511	708	3,644	96
Refreshed FICO score (3)
Less than 620					184
Greater than or equal to 620 and less than 680					543
Greater than or equal to 680 and less than 740					1,627
Greater than or equal to 740					3,027
Other internal credit metrics (3, 4)					6,828
Total commercial	$252,771	$57,199	$21,352	$91,549	$12,876

(1)	Excludes $5.1 billion of loans accounted for under the fair value option.

(2)
U.S. small business commercial includes $670 million of criticized business card and small business loans which are evaluated using refreshed FICO scores or internal credit metrics, including delinquency status, rather than risk ratings. At December 31, 2015, 98 percent of the balances where internal credit metrics are used was current or less than 30 days past due.

(3)	Refreshed FICO score and other internal credit metrics are applicable only to the U.S. small business commercial portfolio.

(4)	Other internal credit metrics may include delinquency status, application scores, geography or other factors.

Bank of America 2015 39

Consumer Real Estate – Credit Quality Indicators (1)

	December 31, 2014
(Dollars in millions)	Core Portfolio Residential Mortgage (2)	Non-core Residential Mortgage (2)	Residential Mortgage PCI (3)	Core Portfolio Home Equity (2)	Non-core Home Equity (2)	Home Equity PCI
Refreshed LTV (4)
Less than or equal to 90 percent	$99,001	$19,736	$9,972	$52,413	$10,405	$2,046
Greater than 90 percent but less than or equal to 100 percent	4,680	3,364	2,005	3,408	2,308	1,048
Greater than 100 percent	3,885	5,409	3,175	3,772	7,802	2,523
Fully-insured loans (5)	48,723	16,247	—	—	—	—
Total consumer real estate	$156,289	$44,756	$15,152	$59,593	$20,515	$5,617
Refreshed FICO score
Less than 620	$3,779	$6,729	$6,109	$1,671	$4,055	$864
Greater than or equal to 620 and less than 680	6,040	4,269	3,014	4,099	4,163	995
Greater than or equal to 680 and less than 740	21,771	6,640	3,310	13,278	4,806	1,651
Greater than or equal to 740	75,976	10,871	2,719	40,545	7,491	2,107
Fully-insured loans (5)	48,723	16,247	—	—	—	—
Total consumer real estate	$156,289	$44,756	$15,152	$59,593	$20,515	$5,617

(1)	Excludes $2.1 billion of loans accounted for under the fair value option.

(2)	Excludes PCI loans.

(3)	Includes $2.8 billion of pay option loans. The Corporation no longer originates this product.

(4)	Refreshed LTV percentages for PCI loans are calculated using the carrying value net of the related valuation allowance.

(5)	Credit quality indicators are not reported for fully-insured loans as principal repayment is insured.

Credit Card and Other Consumer – Credit Quality Indicators

	December 31, 2014
(Dollars in millions)	U.S. Credit Card	Non-U.S. Credit Card	Direct/Indirect Consumer	Other Consumer (1)
Refreshed FICO score
Less than 620	$4,467	$—	$1,296	$266
Greater than or equal to 620 and less than 680	12,177	—	1,892	227
Greater than or equal to 680 and less than 740	34,986	—	10,749	307
Greater than or equal to 740	40,249	—	25,279	881
Other internal credit metrics (2, 3, 4)	—	10,465	41,165	165
Total credit card and other consumer	$91,879	$10,465	$80,381	$1,846

(1)	Thirty-seven percent of the other consumer portfolio is associated with portfolios from certain consumer finance businesses that the Corporation previously exited.

(2)	Other internal credit metrics may include delinquency status, geography or other factors.

(3)
Direct/indirect consumer includes $39.7 billion of securities-based lending which is overcollateralized and therefore has minimal credit risk and $632 million of loans the Corporation no longer originates, primarily student loans.

(4)
Non-U.S. credit card represents the U.K. credit card portfolio which is evaluated using internal credit metrics, including delinquency status. At December 31, 2014, 98 percent of this portfolio was current or less than 30 days past due, one percent was 30-89 days past due and one percent was 90 days or more past due.

Commercial – Credit Quality Indicators (1)

	December 31, 2014
(Dollars in millions)	U.S. Commercial	Commercial Real Estate	Commercial Lease Financing	Non-U.S. Commercial	U.S. Small Business Commercial (2)
Risk ratings
Pass rated	$213,839	$46,632	$18,882	$79,367	$751
Reservable criticized	6,454	1,050	697	716	182
Refreshed FICO score (3)
Less than 620					184
Greater than or equal to 620 and less than 680					529
Greater than or equal to 680 and less than 740					1,591
Greater than or equal to 740					2,910
Other internal credit metrics (3, 4)					7,146
Total commercial	$220,293	$47,682	$19,579	$80,083	$13,293

(1)	Excludes $6.6 billion of loans accounted for under the fair value option.

(2)
U.S. small business commercial includes $762 million of criticized business card and small business loans which are evaluated using refreshed FICO scores or internal credit metrics, including delinquency status, rather than risk ratings. At December 31, 2014, 98 percent of the balances where internal credit metrics are used was current or less than 30 days past due.

(3)	Refreshed FICO score and other internal credit metrics are applicable only to the U.S. small business commercial portfolio.

(4)	Other internal credit metrics may include delinquency status, application scores, geography or other factors.

40 Bank of America 2015

Impaired Loans and Troubled Debt Restructurings
A loan is considered impaired when, based on current information, it is probable that the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans and all consumer and commercial TDRs. Impaired loans exclude nonperforming consumer loans and nonperforming commercial leases unless they are classified as TDRs. Loans accounted for under the fair value option are also excluded. PCI loans are excluded and reported separately on page 49. For additional information, see Note 1 – Summary of Significant Accounting Principles.
Consumer Real Estate
Impaired consumer real estate loans within the Consumer Real Estate portfolio segment consist entirely of TDRs. Excluding PCI loans, most modifications of consumer real estate loans meet the definition of TDRs when a binding offer is extended to a borrower. Modifications of consumer real estate loans are done in accordance with the government’s Making Home Affordable Program (modifications under government programs) or the Corporation’s proprietary programs (modifications under proprietary programs). These modifications are considered to be TDRs if concessions have been granted to borrowers experiencing financial difficulties. Concessions may include reductions in interest rates, capitalization of past due amounts, principal and/or interest forbearance, payment extensions, principal and/or interest forgiveness, or combinations thereof.
Prior to permanently modifying a loan, the Corporation may enter into trial modifications with certain borrowers under both government and proprietary programs. Trial modifications generally represent a three- to four-month period during which the borrower makes monthly payments under the anticipated modified payment terms. Upon successful completion of the trial period, the Corporation and the borrower enter into a permanent modification. Binding trial modifications are classified as TDRs when the trial offer is made and continue to be classified as TDRs regardless of whether the borrower enters into a permanent modification.
Consumer real estate loans that have been discharged in Chapter 7 bankruptcy with no change in repayment terms and not reaffirmed by the borrower of $1.8 billion were included in TDRs at December 31, 2015, of which $785 million were classified as nonperforming and $765 million were loans fully-insured by the FHA. For more information on loans discharged in Chapter 7 bankruptcy, see Nonperforming Loans and Leases in this Note.
A consumer real estate loan, excluding PCI loans which are reported separately, is not classified as impaired unless it is a TDR. Once such a loan has been designated as a TDR, it is then individually assessed for impairment. Consumer real estate TDRs are measured primarily based on the net present value of the estimated cash flows discounted at the loan’s original effective interest rate, as discussed in the following paragraph. If the carrying value of a TDR exceeds this amount, a specific allowance is recorded as a component of the allowance for loan and lease losses. Alternatively, consumer real estate TDRs that are considered to be dependent solely on the collateral for repayment (e.g., due to the lack of income verification) are measured based on the estimated fair value of the collateral and a charge-off is recorded if the carrying value exceeds the fair value of the collateral. Consumer real estate loans that reached 180 days past due prior to modification had been charged off to their net realizable value, less costs to sell, before they were modified as TDRs in accordance with established policy. Therefore, modifications of consumer real estate loans that are 180 or more days past due as TDRs do not have an impact on the allowance for loan and lease losses nor are additional charge-offs required at the time of modification. Subsequent declines in the fair value of the collateral after a loan has reached 180 days past due are recorded as charge-offs. Fully-insured loans are protected against principal loss, and therefore, the Corporation does not record an allowance for loan and lease losses on the outstanding principal balance, even after they have been modified in a TDR.
The net present value of the estimated cash flows used to measure impairment is based on model-driven estimates of projected payments, prepayments, defaults and loss-given-default (LGD). Using statistical modeling methodologies, the Corporation estimates the probability that a loan will default prior to maturity based on the attributes of each loan. The factors that are most relevant to the probability of default are the refreshed LTV, or in the case of a subordinated lien, refreshed CLTV, borrower credit score, months since origination (i.e., vintage) and geography. Each of these factors is further broken down by present collection status (whether the loan is current, delinquent, in default or in bankruptcy). Severity (or LGD) is estimated based on the refreshed LTV for first mortgages or CLTV for subordinated liens. The estimates are based on the Corporation’s historical experience as adjusted to reflect an assessment of environmental factors that may not be reflected in the historical data, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment. The probability of default models also incorporate recent experience with modification programs including redefaults subsequent to modification, a loan’s default history prior to modification and the change in borrower payments post-modification.
At December 31, 2015 and 2014, remaining commitments to lend additional funds to debtors whose terms have been modified in a consumer real estate TDR were immaterial. Consumer real estate foreclosed properties totaled $444 million and $630 million at December 31, 2015 and 2014. The carrying value of consumer real estate loans, including fully-insured and PCI loans, for which formal foreclosure proceedings were in process as of December 31, 2015 was $5.8 billion. During 2015 and 2014, the Corporation reclassified $2.1 billion and $1.9 billion of consumer real estate loans to foreclosed properties or, for properties acquired upon foreclosure of certain government-guaranteed loans (principally FHA-insured loans), to other assets. The reclassifications represent non-cash investing activities and, accordingly, are not reflected on the Consolidated Statement of Cash Flows.

Bank of America 2015 41

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2015 and 2014, and the average carrying value and interest income recognized for 2015, 2014 and 2013 for impaired loans in the Corporation’s

Consumer Real Estate portfolio segment. Certain impaired consumer real estate loans do not have a related allowance as the current valuation of these impaired loans exceeded the carrying value, which is net of previously recorded charge-offs.

Impaired Loans – Consumer Real Estate

	December 31, 2015			December 31, 2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Related Allowance	Unpaid Principal Balance	Carrying Value	Related Allowance
With no recorded allowance
Residential mortgage	$14,888	$11,901	$—	$19,710	$15,605	$—
Home equity	3,545	1,775	—	3,540	1,630	—
With an allowance recorded
Residential mortgage	$6,624	$6,471	$399	$7,861	$7,665	$531
Home equity	1,047	911	235	852	728	196
Total
Residential mortgage	$21,512	$18,372	$399	$27,571	$23,270	$531
Home equity	4,592	2,686	235	4,392	2,358	196

	2015		2014		2013
	Average Carrying Value	Interest Income Recognized (1)	Average Carrying Value	Interest Income Recognized (1)	Average Carrying Value	Interest Income Recognized (1)
With no recorded allowance
Residential mortgage	$13,867	$403	$15,065	$490	$16,625	$621
Home equity	1,777	89	1,486	87	1,245	76
With an allowance recorded
Residential mortgage	$7,290	$236	$10,826	$411	$13,926	$616
Home equity	785	24	743	25	912	41
Total
Residential mortgage	$21,157	$639	$25,891	$901	$30,551	$1,237
Home equity	2,562	113	2,229	112	2,157	117

(1)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

The table below presents the December 31, 2015, 2014 and 2013 unpaid principal balance, carrying value, and average pre- and post-modification interest rates on consumer real estate loans that were modified in TDRs during 2015, 2014 and 2013, and net charge-offs recorded during the period in which the modification occurred. The following Consumer Real Estate portfolio segment tables include loans that were initially classified as TDRs during the period and also loans that had previously been classified as TDRs and were modified again during the period.

Consumer Real Estate – TDRs Entered into During 2015, 2014 and 2013 (1)

	December 31, 2015				2015
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Pre-Modification Interest Rate	Post-Modification Interest Rate (2)	Net Charge-offs (3)
Residential mortgage	$2,986	$2,655	4.98%	4.43%	$97
Home equity	1,019	775	3.54	3.17	84
Total	$4,005	$3,430	4.61	4.11	$181

	December 31, 2014				2014
Residential mortgage	$5,940	$5,120	5.28%	4.93%	$72
Home equity	863	592	4.00	3.33	99
Total	$6,803	$5,712	5.12	4.73	$171

	December 31, 2013				2013
Residential mortgage	$11,233	$10,016	5.30%	4.27%	$235
Home equity	878	521	5.29	3.92	192
Total	$12,111	$10,537	5.30	4.24	$427

(1)	During 2015, 2014 and 2013, the Corporation forgave principal of $396 million, $53 million and $467 million, respectively, related to residential mortgage loans in connection with TDRs.

(2)	The post-modification interest rate reflects the interest rate applicable only to permanently completed modifications, which exclude loans that are in a trial modification period.

(3)	Net charge-offs include amounts recorded on loans modified during the period that are no longer held by the Corporation at December 31, 2015, 2014 and 2013 due to sales and other dispositions.

42 Bank of America 2015

The table below presents the December 31, 2015, 2014 and 2013 carrying value for consumer real estate loans that were modified in a TDR during 2015, 2014 and 2013, by type of modification.

Consumer Real Estate – Modification Programs

	TDRs Entered into During 2015
(Dollars in millions)	Residential Mortgage	Home Equity	Total Carrying Value
Modifications under government programs
Contractual interest rate reduction	$408	$23	$431
Principal and/or interest forbearance	4	7	11
Other modifications (1)	46	—	46
Total modifications under government programs	458	30	488
Modifications under proprietary programs
Contractual interest rate reduction	191	28	219
Capitalization of past due amounts	69	10	79
Principal and/or interest forbearance	124	44	168
Other modifications (1)	34	95	129
Total modifications under proprietary programs	418	177	595
Trial modifications	1,516	452	1,968
Loans discharged in Chapter 7 bankruptcy (2)	263	116	379
Total modifications	$2,655	$775	$3,430

	TDRs Entered into During 2014
Modifications under government programs
Contractual interest rate reduction	$643	$56	$699
Principal and/or interest forbearance	16	18	34
Other modifications (1)	98	1	99
Total modifications under government programs	757	75	832
Modifications under proprietary programs
Contractual interest rate reduction	244	22	266
Capitalization of past due amounts	71	2	73
Principal and/or interest forbearance	66	75	141
Other modifications (1)	40	47	87
Total modifications under proprietary programs	421	146	567
Trial modifications	3,421	182	3,603
Loans discharged in Chapter 7 bankruptcy (2)	521	189	710
Total modifications	$5,120	$592	$5,712

	TDRs Entered into During 2013
Modifications under government programs
Contractual interest rate reduction	$1,815	$48	$1,863
Principal and/or interest forbearance	35	24	59
Other modifications (1)	100	—	100
Total modifications under government programs	1,950	72	2,022
Modifications under proprietary programs
Contractual interest rate reduction	2,799	40	2,839
Capitalization of past due amounts	132	2	134
Principal and/or interest forbearance	469	17	486
Other modifications (1)	105	25	130
Total modifications under proprietary programs	3,505	84	3,589
Trial modifications	3,410	87	3,497
Loans discharged in Chapter 7 bankruptcy (2)	1,151	278	1,429
Total modifications	$10,016	$521	$10,537

(1)	Includes other modifications such as term or payment extensions and repayment plans.

(2)	Includes loans discharged in Chapter 7 bankruptcy with no change in repayment terms that are classified as TDRs.

Bank of America 2015 43

The table below presents the carrying value of consumer real estate loans that entered into payment default during 2015, 2014 and 2013 that were modified in a TDR during the 12 months preceding payment default. A payment default for consumer real estate TDRs is recognized when a borrower has missed three monthly payments (not necessarily consecutively) since modification. Payment defaults on a trial modification where the borrower has not yet met the terms of the agreement are included in the table below if the borrower is 90 days or more past due three months after the offer to modify is made.

Consumer Real Estate – TDRs Entering Payment Default That Were Modified During the Preceding 12 Months

	2015
(Dollars in millions)	Residential Mortgage	Home Equity	Total Carrying Value (1)
Modifications under government programs	$452	$5	$457
Modifications under proprietary programs	263	24	287
Loans discharged in Chapter 7 bankruptcy (2)	238	47	285
Trial modifications (3)	2,997	181	3,178
Total modifications	$3,950	$257	$4,207

	2014
Modifications under government programs	$696	$4	$700
Modifications under proprietary programs	714	12	726
Loans discharged in Chapter 7 bankruptcy (2)	481	70	551
Trial modifications	2,231	56	2,287
Total modifications	$4,122	$142	$4,264

	2013
Modifications under government programs	$454	$2	$456
Modifications under proprietary programs	1,117	4	1,121
Loans discharged in Chapter 7 bankruptcy (2)	964	30	994
Trial modifications	4,376	14	4,390
Total modifications	$6,911	$50	$6,961

(1)
Includes loans with a carrying value of $1.8 billion, $2.0 billion and $2.4 billion that entered into payment default during 2015, 2014 and 2013, respectively, but were no longer held by the Corporation as of December 31, 2015, 2014 and 2013 due to sales and other dispositions.

(2)	Includes loans discharged in Chapter 7 bankruptcy with no change in repayment terms that are classified as TDRs.

(3)	Includes $1.7 billion of trial modification offers made in connection with the 2014 settlement with the U.S. Department of Justice to which the customer has not responded for 2015.
Credit Card and Other Consumer
Impaired loans within the Credit Card and Other Consumer portfolio segment consist entirely of loans that have been modified in TDRs (the renegotiated credit card and other consumer TDR portfolio, collectively referred to as the renegotiated TDR portfolio). The Corporation seeks to assist customers that are experiencing financial difficulty by modifying loans while ensuring compliance with federal, local and international laws and guidelines. Credit card and other consumer loan modifications generally involve reducing the interest rate on the account and placing the customer on a fixed payment plan not exceeding 60 months, all of which are considered TDRs. In addition, the accounts of non-U.S. credit card customers who do not qualify for a fixed payment plan may have their interest rates reduced, as required by certain local jurisdictions. These modifications, which are also TDRs, tend to experience higher payment default rates given that the borrowers may lack the ability to repay even with the interest rate reduction. In substantially all cases, the customer’s available line of credit is canceled. The Corporation makes loan modifications directly with borrowers for debt held only by the Corporation (internal programs). Additionally, the Corporation makes loan modifications for borrowers working with third-party renegotiation agencies that provide solutions to customers’ entire unsecured debt structures (external programs). The Corporation classifies other secured consumer loans that have been discharged in Chapter 7 bankruptcy as TDRs which are written down to collateral value and placed on nonaccrual status no later than the time of discharge. For more information on the regulatory guidance on loans discharged in Chapter 7 bankruptcy, see Nonperforming Loans and Leases in this Note.
All credit card and substantially all other consumer loans that have been modified in TDRs remain on accrual status until the loan is either paid in full or charged off, which occurs no later than the end of the month in which the loan becomes 180 days past due or generally at 120 days past due for a loan that has been placed on a fixed payment plan.
The allowance for impaired credit card and substantially all other consumer loans is based on the present value of projected cash flows, which incorporates the Corporation’s historical payment default and loss experience on modified loans, discounted using the portfolio’s average contractual interest rate, excluding promotionally priced loans, in effect prior to restructuring. Credit card and other consumer loans are included in homogeneous pools which are collectively evaluated for impairment. For these portfolios, loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, delinquency status, economic trends and credit scores.

44 Bank of America 2015

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2015 and 2014, and the average carrying value and interest income recognized for 2015, 2014 and 2013 on the Corporation’s renegotiated TDR portfolio in the Credit Card and Other Consumer portfolio segment.

Impaired Loans – Credit Card and Other Consumer – Renegotiated TDRs

	December 31, 2015			December 31, 2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value (1)	Related Allowance	Unpaid Principal Balance	Carrying Value (1)	Related Allowance
With no recorded allowance
Direct/Indirect consumer	$50	$21	$—	$59	$25	$—
With an allowance recorded
U.S. credit card	$598	$611	$176	$804	$856	$207
Non-U.S. credit card	109	126	70	132	168	108
Direct/Indirect consumer	17	21	4	76	92	24
Total
U.S. credit card	$598	$611	$176	$804	$856	$207
Non-U.S. credit card	109	126	70	132	168	108
Direct/Indirect consumer	67	42	4	135	117	24

	2015		2014		2013
	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)
With no recorded allowance
Direct/Indirect consumer	$22	$—	$27	$—	$42	$—
Other consumer	—	—	33	2	34	2
With an allowance recorded
U.S. credit card	$749	$43	$1,148	$71	$2,144	$134
Non-U.S. credit card	145	4	210	6	266	7
Direct/Indirect consumer	51	3	180	9	456	24
Other consumer	—	—	23	1	28	2
Total
U.S. credit card	$749	$43	$1,148	$71	$2,144	$134
Non-U.S. credit card	145	4	210	6	266	7
Direct/Indirect consumer	73	3	207	9	498	24
Other consumer	—	—	56	3	62	4

(1)	Includes accrued interest and fees.

(2)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

The table below provides information on the Corporation’s primary modification programs for the renegotiated TDR portfolio at December 31, 2015 and 2014.

Credit Card and Other Consumer – Renegotiated TDRs by Program Type

	December 31
	Internal Programs		External Programs		Other (1)		Total		Percent of Balances Current or Less Than 30 Days Past Due
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
U.S. credit card	$313	$450	$296	$397	$2	$9	$611	$856	88.74%	84.99%
Non-U.S. credit card	21	41	10	16	95	111	126	168	44.25	47.56
Direct/Indirect consumer	11	50	7	34	24	33	42	117	89.12	85.21
Total renegotiated TDRs	$345	$541	$313	$447	$121	$153	$779	$1,141	81.55	79.51

(1)	Other TDRs for non-U.S. credit card include modifications of accounts that are ineligible for a fixed payment plan.

Bank of America 2015 45

The table below provides information on the Corporation’s renegotiated TDR portfolio including the December 31, 2015, 2014 and 2013 unpaid principal balance, carrying value, and average pre- and post-modification interest rates of loans that were modified in TDRs during 2015, 2014 and 2013, and net charge-offs recorded during the period in which the modification occurred.

Credit Card and Other Consumer – Renegotiated TDRs Entered into During 2015, 2014 and 2013

	December 31, 2015				2015
(Dollars in millions)	Unpaid Principal Balance	Carrying Value (1)	Pre-Modification Interest Rate	Post-Modification Interest Rate	Net Charge-offs
U.S. credit card	$205	$218	17.07%	5.08%	$26
Non-U.S. credit card	74	86	24.05	0.53	63
Direct/Indirect consumer	19	12	5.95	5.19	9
Total	$298	$316	18.58	3.84	$98

	December 31, 2014				2014
U.S. credit card	$276	$301	16.64%	5.15%	$37
Non-U.S. credit card	91	106	24.90	0.68	91
Direct/Indirect consumer	27	19	8.66	4.90	14
Total	$394	$426	18.32	4.03	$142

	December 31, 2013				2013
U.S. credit card	$299	$329	16.84%	5.84%	$30
Non-U.S. credit card	134	147	25.90	0.95	138
Direct/Indirect consumer	47	38	11.53	4.74	15
Other consumer	8	8	9.28	5.25	—
Total	$488	$522	18.89	4.37	$183

(1)	Includes accrued interest and fees.
The table below provides information on the Corporation’s primary modification programs for the renegotiated TDR portfolio for loans that were modified in TDRs during 2015, 2014 and 2013.

Credit Card and Other Consumer – Renegotiated TDRs Entered into During the Period by Program Type

	2015
(Dollars in millions)	Internal Programs	External Programs	Other (1)	Total
U.S. credit card	$134	$84	$—	$218
Non-U.S. credit card	3	4	79	86
Direct/Indirect consumer	1	—	11	12
Total renegotiated TDRs	$138	$88	$90	$316

	2014
U.S. credit card	$196	$105	$—	$301
Non-U.S. credit card	6	6	94	106
Direct/Indirect consumer	4	2	13	19
Total renegotiated TDRs	$206	$113	$107	$426

	2013
U.S. credit card	$192	$137	$—	$329
Non-U.S. credit card	16	9	122	147
Direct/Indirect consumer	15	8	15	38
Other consumer	8	—	—	8
Total renegotiated TDRs	$231	$154	$137	$522

(1)	Other TDRs for non-U.S. credit card include modifications of accounts that are ineligible for a fixed payment plan.

46 Bank of America 2015

Credit card and other consumer loans are deemed to be in payment default during the quarter in which a borrower misses the second of two consecutive payments. Payment defaults are one of the factors considered when projecting future cash flows in the calculation of the allowance for loan and lease losses for impaired credit card and other consumer loans. Based on historical experience, the Corporation estimates that 14 percent of new U.S. credit card TDRs, 88 percent of new non-U.S. credit card TDRs and 12 percent of new direct/indirect consumer TDRs may be in payment default within 12 months after modification. Loans that entered into payment default during 2015, 2014 and 2013 that had been modified in a TDR during the preceding 12 months were $43 million, $56 million and $61 million for U.S. credit card, $152 million, $200 million and $236 million for non-U.S. credit card, and $3 million, $5 million and $12 million for direct/indirect consumer.
Commercial Loans
Impaired commercial loans, which include nonperforming loans and TDRs (both performing and nonperforming), are primarily measured based on the present value of payments expected to be received, discounted at the loan’s original effective interest rate. Commercial impaired loans may also be measured based on observable market prices or, for loans that are solely dependent on the collateral for repayment, the estimated fair value of collateral, less costs to sell. If the carrying value of a loan exceeds this amount, a specific allowance is recorded as a component of the allowance for loan and lease losses.
Modifications of loans to commercial borrowers that are experiencing financial difficulty are designed to reduce the Corporation’s loss exposure while providing the borrower with an opportunity to work through financial difficulties, often to avoid foreclosure or bankruptcy. Each modification is unique and reflects the individual circumstances of the borrower. Modifications that result in a TDR may include extensions of maturity at a concessionary (below market) rate of interest, payment forbearances or other actions designed to benefit the customer while mitigating the Corporation’s risk exposure. Reductions in interest rates are rare. Instead, the interest rates are typically increased, although the increased rate may not represent a market rate of interest. Infrequently, concessions may also include principal forgiveness in connection with foreclosure, short sale or other settlement agreements leading to termination or sale of the loan.
At the time of restructuring, the loans are remeasured to reflect the impact, if any, on projected cash flows resulting from the modified terms. If there was no forgiveness of principal and the interest rate was not decreased, the modification may have little or no impact on the allowance established for the loan. If a portion of the loan is deemed to be uncollectible, a charge-off may be recorded at the time of restructuring. Alternatively, a charge-off may have already been recorded in a previous period such that no charge-off is required at the time of modification. For more information on modifications for the U.S. small business commercial portfolio, see Credit Card and Other Consumer in this Note.
At December 31, 2015 and 2014, remaining commitments to lend additional funds to debtors whose terms have been modified in a commercial loan TDR were immaterial. Commercial foreclosed properties totaled $15 million and $67 million at December 31, 2015 and 2014.

Bank of America 2015 47

The table below provides the unpaid principal balance, carrying value and related allowance at December 31, 2015 and 2014, and the average carrying value and interest income recognized for 2015, 2014 and 2013 for impaired loans in the Corporation’s Commercial loan portfolio segment. Certain impaired commercial loans do not have a related allowance as the valuation of these impaired loans exceeded the carrying value, which is net of previously recorded charge-offs.

Impaired Loans – Commercial

	December 31, 2015			December 31, 2014
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Related Allowance	Unpaid Principal Balance	Carrying Value	Related Allowance
With no recorded allowance
U.S. commercial	$566	$541	$—	$668	$650	$—
Commercial real estate	82	77	—	60	48	—
Non-U.S. commercial	4	4	—	—	—	—
With an allowance recorded
U.S. commercial	$1,350	$1,157	$115	$1,139	$839	$75
Commercial real estate	328	107	11	678	495	48
Non-U.S. commercial	531	381	56	47	44	1
U.S. small business commercial (1)	105	101	35	133	122	35
Total
U.S. commercial	$1,916	$1,698	$115	$1,807	$1,489	$75
Commercial real estate	410	184	11	738	543	48
Non-U.S. commercial	535	385	56	47	44	1
U.S. small business commercial (1)	105	101	35	133	122	35

	2015		2014		2013
	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)	Average Carrying Value	Interest Income Recognized (2)
With no recorded allowance
U.S. commercial	$688	$14	$546	$12	$442	$6
Commercial real estate	75	1	166	3	269	3
Non-U.S. commercial	29	1	15	—	28	—
With an allowance recorded
U.S. commercial	$953	$48	$1,198	$51	$1,553	$47
Commercial real estate	216	7	632	16	1,148	28
Non-U.S. commercial	125	7	52	3	109	5
U.S. small business commercial (1)	109	1	151	3	236	6
Total
U.S. commercial	$1,641	$62	$1,744	$63	$1,995	$53
Commercial real estate	291	8	798	19	1,417	31
Non-U.S. commercial	154	8	67	3	137	5
U.S. small business commercial (1)	109	1	151	3	236	6

(1)	Includes U.S. small business commercial renegotiated TDR loans and related allowance.

(2)
Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on nonaccruing impaired loans for which the principal is considered collectible.

48 Bank of America 2015

The table below presents the December 31, 2015, 2014 and 2013 unpaid principal balance and carrying value of commercial loans that were modified as TDRs during 2015, 2014 and 2013, and net charge-offs that were recorded during the period in which the modification occurred. The table below includes loans that were initially classified as TDRs during the period and also loans that had previously been classified as TDRs and were modified again during the period.

Commercial – TDRs Entered into During 2015, 2014 and 2013

	December 31, 2015		2015
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Net Charge-offs
U.S. commercial	$853	$779	$28
Commercial real estate	42	42	—
Non-U.S. commercial	329	326	—
U.S. small business commercial (1)	14	11	3
Total	$1,238	$1,158	$31

	December 31, 2014		2014
U.S. commercial	$818	$785	$49
Commercial real estate	346	346	8
Non-U.S. commercial	44	43	—
U.S. small business commercial (1)	3	3	—
Total	$1,211	$1,177	$57

	December 31, 2013		2013
U.S. commercial	$926	$910	$33
Commercial real estate	483	425	3
Non-U.S. commercial	61	44	7
U.S. small business commercial (1)	8	9	1
Total	$1,478	$1,388	$44

(1)	U.S. small business commercial TDRs are comprised of renegotiated small business card loans.
A commercial TDR is generally deemed to be in payment default when the loan is 90 days or more past due, including delinquencies that were not resolved as part of the modification. U.S. small business commercial TDRs are deemed to be in payment default during the quarter in which a borrower misses the second of two consecutive payments. Payment defaults are one of the factors considered when projecting future cash flows, along with observable market prices or fair value of collateral when measuring the allowance for loan and lease losses. TDRs that were in payment default had a carrying value of $105 million, $103 million and $55 million for U.S. commercial and $25 million, $211 million and $128 million for commercial real estate at December 31, 2015, 2014 and 2013, respectively.

Purchased Credit-impaired Loans
PCI loans are acquired loans with evidence of credit quality deterioration since origination for which it is probable at purchase date that the Corporation will be unable to collect all contractually required payments.
The following table shows activity for the accretable yield on PCI loans, which include the Countrywide Financial Corporation (Countrywide) portfolio and loans repurchased in connection with the 2013 settlement with FNMA. The amount of accretable yield is affected by changes in credit outlooks, including metrics such as default rates and loss severities, prepayment speeds, which can change the amount and period of time over which interest payments are expected to be received, and the interest rates on variable rate loans. The reclassifications from nonaccretable difference during 2015 and 2014 were primarily due to lower expected loss rates and a decrease in the forecasted prepayment speeds. Changes in the prepayment assumption affect the expected remaining life of the portfolio which results in a change to the amount of future interest cash flows.

Rollforward of Accretable Yield

(Dollars in millions)
Accretable yield, January 1, 2014	$6,694
Accretion	(1,061)
Disposals/transfers	(506)
Reclassifications from nonaccretable difference	481
Accretable yield, December 31, 2014	5,608
Accretion	(861)
Disposals/transfers	(465)
Reclassifications from nonaccretable difference	287
Accretable yield, December 31, 2015	$4,569
During 2015, the Corporation sold PCI loans with a carrying value of $1.4 billion, which excludes the related allowance of $234 million. For more information on PCI loans, see Note 1 – Summary of Significant Accounting Principles, and for the carrying value and valuation allowance for PCI loans, see Note 5 – Allowance for Credit Losses.
Loans Held-for-sale
The Corporation had LHFS of $7.5 billion and $12.8 billion at December 31, 2015 and 2014. Cash and non-cash proceeds from sales and paydowns of loans originally classified as LHFS were $41.2 billion, $40.1 billion and $81.0 billion for 2015, 2014 and 2013, respectively. Cash used for originations and purchases of LHFS totaled $37.9 billion, $39.4 billion and $65.7 billion for 2015, 2014 and 2013, respectively.

Bank of America 2015 49

NOTE 5 Allowance for Credit Losses
The table below summarizes the changes in the allowance for credit losses by portfolio segment for 2015, 2014 and 2013.

	2015
(Dollars in millions)	Consumer Real Estate	Credit Card and Other Consumer	Commercial	Total Allowance
Allowance for loan and lease losses, January 1	$5,935	$4,047	$4,437	$14,419
Loans and leases charged off	(1,841)	(3,620)	(644)	(6,105)
Recoveries of loans and leases previously charged off	732	813	222	1,767
Net charge-offs	(1,109)	(2,807)	(422)	(4,338)
Write-offs of PCI loans	(808)	—	—	(808)
Provision for loan and lease losses	(70)	2,278	835	3,043
Other (1)	(34)	(47)	(1)	(82)
Allowance for loan and lease losses, December 31	3,914	3,471	4,849	12,234
Reserve for unfunded lending commitments, January 1	—	—	528	528
Provision for unfunded lending commitments	—	—	118	118
Reserve for unfunded lending commitments, December 31	—	—	646	646
Allowance for credit losses, December 31	$3,914	$3,471	$5,495	$12,880

	2014
Allowance for loan and lease losses, January 1	$8,518	$4,905	$4,005	$17,428
Loans and leases charged off	(2,219)	(4,149)	(658)	(7,026)
Recoveries of loans and leases previously charged off	1,426	871	346	2,643
Net charge-offs	(793)	(3,278)	(312)	(4,383)
Write-offs of PCI loans	(810)	—	—	(810)
Provision for loan and lease losses	(976)	2,458	749	2,231
Other (1)	(4)	(38)	(5)	(47)
Allowance for loan and lease losses, December 31	5,935	4,047	4,437	14,419
Reserve for unfunded lending commitments, January 1	—	—	484	484
Provision for unfunded lending commitments	—	—	44	44
Reserve for unfunded lending commitments, December 31	—	—	528	528
Allowance for credit losses, December 31	$5,935	$4,047	$4,965	$14,947

	2013
Allowance for loan and lease losses, January 1	$14,933	$6,140	$3,106	$24,179
Loans and leases charged off	(3,766)	(5,495)	(1,108)	(10,369)
Recoveries of loans and leases previously charged off	879	1,141	452	2,472
Net charge-offs	(2,887)	(4,354)	(656)	(7,897)
Write-offs of PCI loans	(2,336)	—	—	(2,336)
Provision for loan and lease losses	(1,124)	3,139	1,559	3,574
Other (1)	(68)	(20)	(4)	(92)
Allowance for loan and lease losses, December 31	8,518	4,905	4,005	17,428
Reserve for unfunded lending commitments, January 1	—	—	513	513
Provision for unfunded lending commitments	—	—	(18)	(18)
Other	—	—	(11)	(11)
Reserve for unfunded lending commitments, December 31	—	—	484	484
Allowance for credit losses, December 31	$8,518	$4,905	$4,489	$17,912

(1)	Primarily represents the net impact of portfolio sales, consolidations and deconsolidations, and foreign currency translation adjustments.
In 2015, 2014 and 2013, for the PCI loan portfolio, the Corporation recorded a provision benefit of $40 million, $31 million and $707 million, respectively. Write-offs in the PCI loan portfolio totaled $808 million, $810 million and $2.3 billion during 2015, 2014 and 2013, respectively. Write-offs included $234 million, $317 million and $414 million associated with the sale of PCI loans during 2015, 2014 and 2013, respectively. Write-offs in

2013 also included certain PCI loans that were ineligible for the National Mortgage Settlement, but had characteristics similar to the eligible loans, and the expectation of future cash proceeds was considered remote. The valuation allowance associated with the PCI loan portfolio was $804 million, $1.7 billion and $2.5 billion at December 31, 2015, 2014 and 2013, respectively.

50 Bank of America 2015

The table below presents the allowance and the carrying value of outstanding loans and leases by portfolio segment at December 31, 2015 and 2014.

Allowance and Carrying Value by Portfolio Segment

	December 31, 2015
(Dollars in millions)	Consumer Real Estate	Credit Card and Other Consumer	Commercial	Total
Impaired loans and troubled debt restructurings (1)
Allowance for loan and lease losses (2)	$634	$250	$217	$1,101
Carrying value (3)	21,058	779	2,368	24,205
Allowance as a percentage of carrying value	3.01%	32.09%	9.16%	4.55%
Loans collectively evaluated for impairment
Allowance for loan and lease losses	$2,476	$3,221	$4,632	$10,329
Carrying value (3, 4)	226,116	189,660	433,379	849,155
Allowance as a percentage of carrying value (4)	1.10%	1.70%	1.07%	1.22%
Purchased credit-impaired loans
Valuation allowance	$804	n/a	n/a	$804
Carrying value gross of valuation allowance	16,685	n/a	n/a	16,685
Valuation allowance as a percentage of carrying value	4.82%	n/a	n/a	4.82%
Total
Allowance for loan and lease losses	$3,914	$3,471	$4,849	$12,234
Carrying value (3, 4)	263,859	190,439	435,747	890,045
Allowance as a percentage of carrying value (4)	1.48%	1.82%	1.11%	1.37%

	December 31, 2014
Impaired loans and troubled debt restructurings (1)
Allowance for loan and lease losses (2)	$727	$339	$159	$1,225
Carrying value (3)	25,628	1,141	2,198	28,967
Allowance as a percentage of carrying value	2.84%	29.71%	7.23%	4.23%
Loans collectively evaluated for impairment
Allowance for loan and lease losses	$3,556	$3,708	$4,278	$11,542
Carrying value (3, 4)	255,525	183,430	378,732	817,687
Allowance as a percentage of carrying value (4)	1.39%	2.02%	1.13%	1.41%
Purchased credit-impaired loans
Valuation allowance	$1,652	n/a	n/a	$1,652
Carrying value gross of valuation allowance	20,769	n/a	n/a	20,769
Valuation allowance as a percentage of carrying value	7.95%	n/a	n/a	7.95%
Total
Allowance for loan and lease losses	$5,935	$4,047	$4,437	$14,419
Carrying value (3, 4)	301,922	184,571	380,930	867,423
Allowance as a percentage of carrying value (4)	1.97%	2.19%	1.16%	1.66%

(1)
Impaired loans include nonperforming commercial loans and all TDRs, including both commercial and consumer TDRs. Impaired loans exclude nonperforming consumer loans unless they are TDRs, and all consumer and commercial loans accounted for under the fair value option.

(2)	Allowance for loan and lease losses includes $35 million related to impaired U.S. small business commercial at both December 31, 2015 and 2014.

(3)	Amounts are presented gross of the allowance for loan and lease losses.

(4)	Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option of $6.9 billion and $8.7 billion at December 31, 2015 and 2014.
n/a = not applicable

Bank of America 2015 51

NOTE 6 Securitizations and Other Variable Interest Entities
The Corporation utilizes variable interest entities (VIEs) in the ordinary course of business to support its own and its customers’ financing and investing needs. The Corporation routinely securitizes loans and debt securities using VIEs as a source of funding for the Corporation and as a means of transferring the economic risk of the loans or debt securities to third parties. The assets are transferred into a trust or other securitization vehicle such that the assets are legally isolated from the creditors of the Corporation and are not available to satisfy its obligations. These assets can only be used to settle obligations of the trust or other securitization vehicle. The Corporation also administers, structures or invests in other VIEs including CDOs, investment vehicles and other entities. For more information on the Corporation’s utilization of VIEs, see Note 1 – Summary of Significant Accounting Principles.
The tables in this Note present the assets and liabilities of consolidated and unconsolidated VIEs at December 31, 2015 and 2014, in situations where the Corporation has continuing involvement with transferred assets or if the Corporation otherwise has a variable interest in the VIE. The tables also present the Corporation’s maximum loss exposure at December 31, 2015 and 2014 resulting from its involvement with consolidated VIEs and unconsolidated VIEs in which the Corporation holds a variable interest. The Corporation’s maximum loss exposure is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Consolidated Balance Sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements. The Corporation’s maximum loss exposure does not include losses previously recognized through write-downs of assets.
The Corporation invests in ABS issued by third-party VIEs with which it has no other form of involvement and enters into certain commercial lending arrangements that may also incorporate the use of VIEs to hold collateral. These securities and loans are included in Note 3 – Securities or Note 4 – Outstanding Loans and Leases. In addition, the Corporation uses VIEs such as trust preferred securities trusts in connection with its funding activities. For additional information, see Note 11 – Long-term Debt. The Corporation uses VIEs, such as cash funds managed within GWIM, to provide investment opportunities for clients. These VIEs, which are not consolidated by the Corporation, are not included in the tables in this Note.
Except as described below, the Corporation did not provide financial support to consolidated or unconsolidated VIEs during 2015 or 2014 that it was not previously contractually required to provide, nor does it intend to do so.
First-lien Mortgage Securitizations
First-lien Mortgages
As part of its mortgage banking activities, the Corporation securitizes a portion of the first-lien residential mortgage loans it originates or purchases from third parties, generally in the form of RMBS guaranteed by government-sponsored enterprises, FNMA and FHLMC (collectively the GSEs), or Government National Mortgage Association (GNMA) primarily in the case of FHA-insured and U.S. Department of Veterans Affairs (VA)-guaranteed mortgage loans. Securitization usually occurs in conjunction with or shortly after origination or purchase and the Corporation may also securitize loans held in its residential mortgage portfolio. In addition, the Corporation may, from time to time, securitize commercial mortgages it originates or purchases from other entities. The Corporation typically services the loans it securitizes. Further, the Corporation may retain beneficial interests in the securitization trusts including senior and subordinate securities and equity tranches issued by the trusts. Except as described below and in Note 7 – Representations and Warranties Obligations and Corporate Guarantees, the Corporation does not provide guarantees or recourse to the securitization trusts other than standard representations and warranties.
The table below summarizes select information related to first-lien mortgage securitizations for 2015 and 2014.

First-lien Mortgage Securitizations

	Residential Mortgage
	Agency		Non-agency - Subprime		Commercial Mortgage
(Dollars in millions)	2015	2014	2015	2014	2015	2014
Cash proceeds from new securitizations (1)	$27,164	$36,905	$—	$809	$7,945	$5,710
Gain on securitizations (2)	894	371	—	49	49	68

(1)
The Corporation transfers residential mortgage loans to securitizations sponsored by the GSEs or GNMA in the normal course of business and receives RMBS in exchange which may then be sold into the market to third-party investors for cash proceeds.

(2)
A majority of the first-lien residential and commercial mortgage loans securitized are initially classified as LHFS and accounted for under the fair value option. Gains recognized on these LHFS prior to securitization, which totaled $750 million and $715 million, net of hedges, during 2015 and 2014, are not included in the table above.

In addition to cash proceeds as reported in the table above, the Corporation received securities with an initial fair value of $22.3 billion and $5.4 billion in connection with first-lien mortgage securitizations in 2015 and 2014. The receipt of these securities represents non-cash operating and investing activities and, accordingly, is not reflected on the Consolidated Statement of Cash Flows. All of these securities were initially classified as Level 2 assets within the fair value hierarchy. During 2015 and 2014, there were no changes to the initial classification.
The Corporation recognizes consumer MSRs from the sale or securitization of first-lien mortgage loans. Servicing fee and ancillary fee income on consumer mortgage loans serviced,

including securitizations where the Corporation has continuing involvement, were $1.4 billion and $1.8 billion in 2015 and 2014. Servicing advances on consumer mortgage loans, including securitizations where the Corporation has continuing involvement, were $7.8 billion and $10.4 billion at December 31, 2015 and 2014. The Corporation may have the option to repurchase delinquent loans out of securitization trusts, which reduces the amount of servicing advances it is required to make. During 2015 and 2014, $3.7 billion and $5.2 billion of loans were repurchased from first-lien securitization trusts primarily as a result of loan delinquencies or to perform modifications. The majority of these loans repurchased were FHA-insured mortgages collateralizing

52 Bank of America 2015

GNMA securities. For more information on MSRs, see Note 23 – Mortgage Servicing Rights.
During 2015, the Corporation deconsolidated agency residential mortgage securitization vehicles with total assets of $4.5 billion following the sale of retained interests to third parties, after which the Corporation no longer had the unilateral ability to liquidate the vehicles. Gains on sale of $287 million were recorded in other income in the Consolidated Statement of Income.
The table below summarizes select information related to first-lien mortgage securitization trusts in which the Corporation held a variable interest at December 31, 2015 and 2014.

First-lien Mortgage VIEs

	Residential Mortgage
			Non-agency
	Agency		Prime		Subprime		Alt-A		Commercial Mortgage
	December 31		December 31						December 31
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Unconsolidated VIEs
Maximum loss exposure (1)	$28,188	$14,918	$1,027	$1,288	$2,905	$3,167	$622	$710	$326	$352
On-balance sheet assets
Senior securities held (2):
Trading account assets	$1,297	$584	$42	$3	$94	$14	$99	$81	$59	$54
Debt securities carried at fair value	24,369	13,473	613	816	2,479	2,811	340	383	—	76
Held-to-maturity securities	2,507	837	—	—	—	—	—	—	37	42
Subordinate securities held (2):
Trading account assets	—	—	1	—	37	—	2	1	22	58
Debt securities carried at fair value	—	—	12	12	3	5	28	—	54	58
Held-to-maturity securities	—	—	—	—	—	—	—	—	13	15
Residual interests held	—	—	—	10	—	—	—	—	48	22
All other assets (3)	15	24	40	56	—	1	153	245	—	—
Total retained positions	$28,188	$14,918	$708	$897	$2,613	$2,831	$622	$710	$233	$325
Principal balance outstanding (4)	$313,613	$397,055	$16,087	$20,167	$27,854	$32,592	$40,848	$50,054	$34,243	$20,593

Consolidated VIEs
Maximum loss exposure (1)	$26,878	$38,345	$65	$77	$232	$206	$—	$—	$—	$—
On-balance sheet assets
Trading account assets	$1,101	$1,538	$—	$—	$188	$30	$—	$—	$—	$—
Loans and leases	25,328	36,187	111	130	675	768	—	—	—	—
Allowance for loan and lease losses	—	(2)	—	—	—	—	—	—	—	—
All other assets	449	623	—	6	54	15	—	—	—	—
Total assets	$26,878	$38,346	$111	$136	$917	$813	$—	$—	$—	$—
On-balance sheet liabilities
Long-term debt	$—	$1	$46	$56	$840	$770	$—	$—	$—	$—
All other liabilities	1	—	—	3	—	13	—	—	—	—
Total liabilities	$1	$1	$46	$59	$840	$783	$—	$—	$—	$—

(1)
Maximum loss exposure includes obligations under loss-sharing reinsurance and other arrangements for non-agency residential mortgage and commercial mortgage securitizations, but excludes the liability for representations and warranties obligations and corporate guarantees and also excludes servicing advances and other servicing rights and obligations. For additional information, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees and Note 23 – Mortgage Servicing Rights.

(2)
As a holder of these securities, the Corporation receives scheduled principal and interest payments. During 2015 and 2014, there were no OTTI losses recorded on those securities classified as AFS debt securities.

(3)
Not included in the table above are all other assets of $222 million and $635 million, representing the unpaid principal balance of mortgage loans eligible for repurchase from unconsolidated residential mortgage securitization vehicles, principally guaranteed by GNMA, and all other liabilities of $222 million and $635 million, representing the principal amount that would be payable to the securitization vehicles if the Corporation was to exercise the repurchase option, at December 31, 2015 and 2014.

(4)	Principal balance outstanding includes loans the Corporation transferred with which it has continuing involvement, which may include servicing the loans.

Bank of America 2015 53

Other Asset-backed Securitizations

The table below summarizes select information related to home equity loan, credit card and other asset-backed VIEs in which the Corporation held a variable interest at December 31, 2015 and 2014.

Home Equity Loan, Credit Card and Other Asset-backed VIEs

	Home Equity Loan (1)		Credit Card (2, 3)		Resecuritization Trusts		Municipal Bond Trusts		Automobile and Other Securitization Trusts
	December 31
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Unconsolidated VIEs
Maximum loss exposure	$3,988	$4,801	$—	$—	$13,043	$8,569	$1,572	$2,100	$63	$77
On-balance sheet assets
Senior securities held (4, 5):
Trading account assets	$—	$12	$—	$—	$1,248	$767	$2	$25	$—	$6
Debt securities carried at fair value	—	—	—	—	4,341	6,945	—	—	53	61
Held-to-maturity securities	—	—	—	—	7,367	740	—	—	—	—
Subordinate securities held (4, 5):
Trading account assets	—	2	—	—	17	44	—	—	—	—
Debt securities carried at fair value	57	39	—	—	70	73	—	—	—	—
All other assets	—	—	—	—	—	—	—	—	10	10
Total retained positions	$57	$53	$—	$—	$13,043	$8,569	$2	$25	$63	$77
Total assets of VIEs (6)	$5,883	$6,362	$—	$—	$35,362	$28,065	$2,518	$3,314	$314	$1,276

Consolidated VIEs
Maximum loss exposure	$231	$991	$32,678	$43,139	$354	$654	$1,973	$2,440	$—	$92
On-balance sheet assets
Trading account assets	$—	$—	$—	$—	$771	$1,295	$1,984	$2,452	$—	$—
Loans and leases	321	1,014	43,194	53,068	—	—	—	—	—	—
Allowance for loan and lease losses	(18)	(56)	(1,293)	(1,904)	—	—	—	—	—	—
Loans held-for-sale	—	—	—	—	—	—	—	—	—	555
All other assets	20	33	342	392	—	—	1	—	—	54
Total assets	$323	$991	$42,243	$51,556	$771	$1,295	$1,985	$2,452	$—	$609
On-balance sheet liabilities
Short-term borrowings	$—	$—	$—	$—	$—	$—	$681	$1,032	$—	$—
Long-term debt	183	1,076	9,550	8,401	417	641	12	12	—	516
All other liabilities	—	—	15	16	—	—	—	—	—	1
Total liabilities	$183	$1,076	$9,565	$8,417	$417	$641	$693	$1,044	$—	$517

(1)
For unconsolidated home equity loan VIEs, the maximum loss exposure includes outstanding trust certificates issued by trusts in rapid amortization, net of recorded reserves. For both consolidated and unconsolidated home equity loan VIEs, the maximum loss exposure excludes the liability for representations and warranties obligations and corporate guarantees. For additional information, see Note 7 – Representations and Warranties Obligations and Corporate Guarantees.

(2)	At December 31, 2015 and 2014, loans and leases in the consolidated credit card trust included $24.7 billion and $36.9 billion of seller’s interest.

(3)	At December 31, 2015 and 2014, all other assets in the consolidated credit card trust included restricted cash, certain short-term investments, and unbilled accrued interest and fees.

(4)
As a holder of these securities, the Corporation receives scheduled principal and interest payments. During 2015 and 2014, there were no OTTI losses recorded on those securities classified as AFS or HTM debt securities.

(5)	The retained senior and subordinate securities were valued using quoted market prices or observable market inputs (Level 2 of the fair value hierarchy).

(6)	Total assets include loans the Corporation transferred with which it has continuing involvement, which may include servicing the loan.

54 Bank of America 2015

Home Equity Loans
The Corporation retains interests in home equity securitization trusts to which it transferred home equity loans. These retained interests include senior and subordinate securities and residual interests. In addition, the Corporation may be obligated to provide subordinate funding to the trusts during a rapid amortization event. The Corporation typically services the loans in the trusts. Except as described below and in Note 7 – Representations and Warranties Obligations and Corporate Guarantees, the Corporation does not provide guarantees or recourse to the securitization trusts other than standard representations and warranties. There were no securitizations of home equity loans during 2015 and 2014, and all of the home equity trusts that hold revolving home equity lines of credit (HELOCs) have entered the rapid amortization phase.
The maximum loss exposure in the table above includes the Corporation’s obligation to provide subordinate funding to the consolidated and unconsolidated home equity loan securitizations that have entered a rapid amortization phase. During this period, cash payments from borrowers are accumulated to repay outstanding debt securities and the Corporation continues to make advances to borrowers when they draw on their lines of credit. At December 31, 2015 and 2014, home equity loan securitizations in rapid amortization for which the Corporation has a subordinate funding obligation, including both consolidated and unconsolidated trusts, had $4.0 billion and $5.8 billion of trust certificates outstanding. This amount is significantly greater than the amount the Corporation expects to fund. The charges that will ultimately be recorded as a result of the rapid amortization events depend on the undrawn available credit on the home equity lines, which totaled $7 million and $39 million at December 31, 2015 and 2014, as well as performance of the loans, the amount of subsequent draws and the timing of related cash flows.
During 2015, the Corporation deconsolidated several home equity line of credit trusts with total assets of $488 million and total liabilities of $611 million as its obligation to provide subordinated funding is no longer considered to be a potentially significant variable interest in the trusts following a decline in the amount of credit available to be drawn by borrowers. In connection with deconsolidation, the Corporation recorded a gain of $123 million in other income in the Consolidated Statement of Income. The derecognition of assets and liabilities represents non-cash investing and financing activities and, accordingly, is not reflected on the Consolidated Statement of Cash Flows.
Credit Card Securitizations
The Corporation securitizes originated and purchased credit card loans. The Corporation’s continuing involvement with the securitization trust includes servicing the receivables, retaining an undivided interest (seller’s interest) in the receivables, and holding certain retained interests including senior and subordinate securities, subordinate interests in accrued interest and fees on the securitized receivables, and cash reserve accounts. The seller’s interest in the trust, which is pari passu to the investors’ interest, is classified in loans and leases.
During 2015, $2.3 billion of new senior debt securities were issued to third-party investors from the credit card securitization trust compared to $4.1 billion issued during 2014.
The Corporation held subordinate securities issued by the credit card securitization trust with a notional principal amount of $7.5 billion and $7.4 billion at December 31, 2015 and 2014. These securities serve as a form of credit enhancement to the senior debt securities and have a stated interest rate of zero percent. There were $371 million of these subordinate securities issued during 2015 and $662 million issued during 2014.
Resecuritization Trusts
The Corporation transfers existing securities, typically MBS, into resecuritization vehicles at the request of customers seeking securities with specific characteristics. The Corporation may also resecuritize securities within its investment portfolio for purposes of improving liquidity and capital, and managing credit or interest rate risk. Generally, there are no significant ongoing activities performed in a resecuritization trust and no single investor has the unilateral ability to liquidate the trust.
The Corporation resecuritized $30.7 billion and $14.4 billion of securities in 2015 and 2014. Resecuritizations in 2014 included $1.5 billion of AFS debt securities, and gains on sale of $71 million were recorded. There were no resecuritizations of AFS debt securities during 2015. Other securities transferred into resecuritization vehicles during 2015 and 2014 were measured at fair value with changes in fair value recorded in trading account profits or other income prior to the resecuritization and no gain or loss on sale was recorded. Resecuritization proceeds included securities with an initial fair value of $9.8 billion and $4.6 billion, including $6.9 billion and $747 million which were subsequently classified as HTM during 2015 and 2014. All of these securities were classified as Level 2 within the fair value hierarchy.
Municipal Bond Trusts
The Corporation administers municipal bond trusts that hold highly-rated, long-term, fixed-rate municipal bonds. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly or other short-term basis to third-party investors. The Corporation may transfer assets into the trusts and may also serve as remarketing agent and/or liquidity provider for the trusts. The floating-rate investors have the right to tender the certificates at specified dates. Should the Corporation be unable to remarket the tendered certificates, it may be obligated to purchase them at par under standby liquidity facilities. The Corporation also provides credit enhancement to investors in certain municipal bond trusts whereby the Corporation guarantees the payment of interest and principal on floating-rate certificates issued by these trusts in the event of default by the issuer of the underlying municipal bond.
The Corporation’s liquidity commitments to unconsolidated municipal bond trusts, including those for which the Corporation was transferor, totaled $1.6 billion and $2.1 billion at December 31, 2015 and 2014. The weighted-average remaining life of bonds held in the trusts at December 31, 2015 was 7.4 years. There were no material write-downs or downgrades of assets or issuers during 2015 and 2014.
Automobile and Other Securitization Trusts
The Corporation transfers automobile and other loans into securitization trusts, typically to improve liquidity or manage credit risk. At December 31, 2015 and 2014, the Corporation serviced assets or otherwise had continuing involvement with automobile and other securitization trusts with outstanding balances of $314 million and $1.9 billion, including trusts collateralized by automobile loans of $125 million and $400 million, other loans of $189 million and $876 million, and student loans of $0 and $609 million.
During 2015, the Corporation deconsolidated a student loan trust with total assets of $515 million and total liabilities of $449

Bank of America 2015 55

million following the transfer of servicing and sale of retained interests to third parties. No gain or loss was recorded as a result of the deconsolidation. The derecognition of assets and liabilities represents non-cash investing and financing activities and, accordingly, is not reflected on the Consolidated Statement of Cash Flows.

Other Variable Interest Entities
The table below summarizes select information related to other VIEs in which the Corporation held a variable interest at December 31, 2015 and 2014.

Other VIEs

	December 31
	2015			2014
(Dollars in millions)	Consolidated	Unconsolidated	Total	Consolidated	Unconsolidated	Total
Maximum loss exposure	$6,295	$12,916	$19,211	$7,981	$12,391	$20,372
On-balance sheet assets
Trading account assets	$2,300	$366	$2,666	$1,575	$355	$1,930
Debt securities carried at fair value	—	126	126	—	483	483
Loans and leases	3,317	3,389	6,706	4,020	2,693	6,713
Allowance for loan and lease losses	(9)	(23)	(32)	(6)	—	(6)
Loans held-for-sale	284	1,025	1,309	1,267	814	2,081
All other assets	664	6,925	7,589	1,646	6,658	8,304
Total	$6,556	$11,808	$18,364	$8,502	$11,003	$19,505
On-balance sheet liabilities
Long-term debt (1)	$3,025	$—	$3,025	$1,834	$—	$1,834
All other liabilities	5	2,697	2,702	105	2,643	2,748
Total	$3,030	$2,697	$5,727	$1,939	$2,643	$4,582
Total assets of VIEs	$6,556	$49,190	$55,746	$8,502	$50,366	$58,868

(1)	Includes $2.8 billion and $1.4 billion of long-term debt at December 31, 2015 and 2014 issued by other consolidated VIEs, which has recourse to the general credit of the Corporation.
During 2015, the Corporation consolidated certain customer vehicles after redeeming long-term debt owed to the vehicles and acquiring a controlling financial interest in the vehicles. The Corporation also deconsolidated certain investment vehicles following the sale or disposition of variable interests. These actions resulted in a net decrease in long-term debt of $1.2 billion which represents a non-cash financing activity and, accordingly, is not reflected on the Consolidated Statement of Cash Flows. No gain or loss was recorded as a result of the consolidation or deconsolidation of these VIEs.
Customer Vehicles
Customer vehicles include credit-linked, equity-linked and commodity-linked note vehicles, repackaging vehicles, and asset acquisition vehicles, which are typically created on behalf of customers who wish to obtain market or credit exposure to a specific company, index, commodity or financial instrument. The Corporation may transfer assets to and invest in securities issued by these vehicles. The Corporation typically enters into credit, equity, interest rate, commodity or foreign currency derivatives to synthetically create or alter the investment profile of the issued securities.
The Corporation’s maximum loss exposure to consolidated and unconsolidated customer vehicles totaled $3.9 billion and $4.7 billion at December 31, 2015 and 2014, including the notional amount of derivatives to which the Corporation is a counterparty, net of losses previously recorded, and the Corporation’s investment, if any, in securities issued by the vehicles. The maximum loss exposure has not been reduced to reflect the benefit of offsetting swaps with the customers or collateral arrangements. The Corporation also had liquidity commitments, including written put options and collateral value guarantees, with certain unconsolidated vehicles of $691 million and $658 million at December 31, 2015 and 2014, that are included in the table above.
Collateralized Debt Obligation Vehicles
The Corporation receives fees for structuring CDO vehicles, which hold diversified pools of fixed-income securities, typically corporate debt or ABS, which the CDO vehicles fund by issuing multiple tranches of debt and equity securities. Synthetic CDOs enter into a portfolio of CDS to synthetically create exposure to fixed-income securities. CLOs, which are a subset of CDOs, hold pools of loans, typically corporate loans. CDOs are typically managed by third-party portfolio managers. The Corporation typically transfers assets to these CDOs, holds securities issued by the CDOs and may be a derivative counterparty to the CDOs, including a CDS counterparty for synthetic CDOs. The Corporation has also entered into total return swaps with certain CDOs whereby the Corporation absorbs the economic returns generated by specified assets held by the CDO.

56 Bank of America 2015

The Corporation’s maximum loss exposure to consolidated and unconsolidated CDOs totaled $543 million and $780 million at December 31, 2015 and 2014. This exposure is calculated on a gross basis and does not reflect any benefit from insurance purchased from third parties.
At December 31, 2015, the Corporation had $922 million of aggregate liquidity exposure, included in the Other VIEs table net of previously recorded losses, to unconsolidated CDOs which hold senior CDO debt securities or other debt securities on the Corporation’s behalf. For additional information, see Note 12 – Commitments and Contingencies.
Investment Vehicles
The Corporation sponsors, invests in or provides financing, which may be in connection with the sale of assets, to a variety of investment vehicles that hold loans, real estate, debt securities or other financial instruments and are designed to provide the desired investment profile to investors or the Corporation. At December 31, 2015 and 2014, the Corporation’s consolidated investment vehicles had total assets of $397 million and $1.1 billion. The Corporation also held investments in unconsolidated vehicles with total assets of $14.7 billion and $11.2 billion at December 31, 2015 and 2014. The Corporation’s maximum loss exposure associated with both consolidated and unconsolidated investment vehicles totaled $5.1 billion at both December 31, 2015 and 2014 comprised primarily of on-balance sheet assets less non-recourse liabilities.
The Corporation transferred servicing advance receivables to independent third parties in connection with the sale of MSRs. Portions of the receivables were transferred into unconsolidated securitization trusts. The Corporation retained senior interests in such receivables with a maximum loss exposure and funding obligation of $150 million and $660 million, including a funded balance of $122 million and $431 million at December 31, 2015 and 2014, which were classified in other debt securities carried at fair value.
Leveraged Lease Trusts
The Corporation’s net investment in consolidated leveraged lease trusts totaled $2.8 billion and $3.3 billion at December 31, 2015 and 2014. The trusts hold long-lived equipment such as rail cars, power generation and distribution equipment, and commercial aircraft. The Corporation structures the trusts and holds a significant residual interest. The net investment represents the Corporation’s maximum loss exposure to the trusts in the unlikely event that the leveraged lease investments become worthless. Debt issued by the leveraged lease trusts is non-recourse to the Corporation.
Real Estate Vehicles
The Corporation held investments in unconsolidated real estate vehicles with total assets of $6.6 billion and $6.2 billion at December 31, 2015 and 2014, which primarily consisted of investments in unconsolidated limited partnerships that construct, own and operate affordable rental housing and commercial real estate projects. An unrelated third party is typically the general partner and has control over the significant activities of the partnership. The Corporation earns a return primarily through the receipt of tax credits allocated to the real estate projects. The Corporation’s risk of loss is mitigated by policies requiring that the project qualify for the expected tax credits prior to making its investment. The Corporation may from time to time be asked to invest additional amounts to support a troubled project. Such additional investments have not been and are not expected to be significant.

Bank of America 2015 57

NOTE 7 Representations and Warranties Obligations and Corporate Guarantees
Background
The Corporation securitizes first-lien residential mortgage loans generally in the form of RMBS guaranteed by the GSEs or by GNMA in the case of FHA-insured, VA-guaranteed and Rural Housing Service-guaranteed mortgage loans, and sells pools of first-lien residential mortgage loans in the form of whole loans. In addition, in prior years, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations (in certain of these securitizations, monoline insurers or other financial guarantee providers insured all or some of the securities) or in the form of whole loans. In connection with these transactions, the Corporation or certain of its subsidiaries or legacy companies made various representations and warranties. These representations and warranties, as set forth in the agreements, related to, among other things, the ownership of the loan, the validity of the lien securing the loan, the absence of delinquent taxes or liens against the property securing the loan, the process used to select the loan for inclusion in a transaction, the loan’s compliance with any applicable loan criteria, including underwriting standards, and the loan’s compliance with applicable federal, state and local laws. Breaches of these representations and warranties have resulted in and may continue to result in the requirement to repurchase mortgage loans or to otherwise make whole or provide other remedies to the GSEs, U.S. Department of Housing and Urban Development (HUD) with respect to FHA-insured loans, VA, whole-loan investors, securitization trusts, monoline insurers or other financial guarantors as applicable (collectively, repurchases). In all such cases, subsequent to repurchasing the loan, the Corporation would be exposed to any credit loss on the repurchased mortgage loans after accounting for any mortgage insurance (MI) or mortgage guarantee payments that it may receive.
The liability for representations and warranties exposures and the corresponding estimated range of possible loss are based upon currently available information, significant judgment, and a number of factors and assumptions, including those discussed in Liability for Representations and Warranties and Corporate Guarantees in this Note, that are subject to change. Changes to any one of these factors could significantly impact the liability for representations and warranties exposures and the corresponding estimated range of possible loss and could have a material adverse impact on the Corporation’s results of operations for any particular period. Given that these factors vary by counterparty, the Corporation analyzes representations and warranties obligations based on the specific counterparty, or type of counterparty, with whom the sale was made.
Settlement Actions
The Corporation has vigorously contested any request for repurchase where it has concluded that a valid basis for repurchase does not exist and will continue to do so in the future. However, in an effort to resolve legacy mortgage-related issues, the Corporation has reached bulk settlements, including various settlements with the GSEs, and including settlement amounts which have been significant, with counterparties in lieu of a loan-by-loan review process. These bulk settlements generally did not cover all transactions with the relevant counterparties or all potential claims that may arise, including in some instances securities law, fraud and servicing claims, which may be addressed separately. The Corporation’s liability in connection with the transactions and claims not covered by these settlements could be material to the Corporation’s results of operations or liquidity for any particular reporting period. The Corporation may reach other settlements in the future if opportunities arise on terms it believes to be advantageous. However, there can be no assurance that the Corporation will reach future settlements or, if it does, that the terms of past settlements can be relied upon to predict the terms of future settlements. The following provides a summary of the settlement with The Bank of New York Mellon (BNY Mellon); the conditions of the settlement have now been fully satisfied.
Settlement with the Bank of New York Mellon, as Trustee
On April 22, 2015, the New York County Supreme Court entered final judgment approving the BNY Mellon Settlement. In October 2015, BNY Mellon obtained certain state tax opinions and an IRS private letter ruling confirming that the settlement will not impact the real estate mortgage investment conduit tax status of the trusts. The final conditions of the settlement have been satisfied and, accordingly, the Corporation made the settlement payment to BNY Mellon of $8.5 billion in February 2016. Pursuant to the settlement agreement, allocation and distribution of the $8.5 billion settlement payment is the responsibility of the RMBS trustee, BNY Mellon. On February 5, 2016, BNY Mellon filed an Article 77 proceeding in the New York County Supreme Court asking the court for instruction with respect to certain issues concerning the distribution of each trust’s allocable share of the settlement payment and asking that the settlement payment be ordered to be held in escrow pending the outcome of this Article 77 proceeding. The Corporation is not a party to this proceeding.
Unresolved Repurchase Claims
Unresolved representations and warranties repurchase claims represent the notional amount of repurchase claims made by counterparties, typically the outstanding principal balance or the unpaid principal balance at the time of default. In the case of first-lien mortgages, the claim amount is often significantly greater than the expected loss amount due to the benefit of collateral and, in some cases, MI or mortgage guarantee payments. Claims received from a counterparty remain outstanding until the underlying loan is repurchased, the claim is rescinded by the counterparty, the Corporation determines that the applicable statute of limitations has expired, or representations and warranties claims with respect to the applicable trust are settled, and fully and finally released. When a claim is denied and the Corporation does not receive a response from the counterparty, the claim remains in the unresolved repurchase claims balance until resolution in one of the ways described above. Certain of the claims that have been received are duplicate claims which represent more than one claim outstanding related to a particular loan, typically as the result of bulk claims submitted without individual file reviews.

58 Bank of America 2015

The table below presents unresolved repurchase claims at December 31, 2015 and 2014. The unresolved repurchase claims include only claims where the Corporation believes that the counterparty has the contractual right to submit claims. The unresolved repurchase claims predominantly relate to subprime and pay option first-lien loans and home equity loans. For additional information, see Private-label Securitizations and Whole-loan Sales Experience in this Note and Note 12 – Commitments and Contingencies.

Unresolved Repurchase Claims by Counterparty, net of duplicate claims

	December 31
(Dollars in millions)	2015	2014 (1)
By counterparty
Private-label securitization trustees, whole-loan investors, including third-party securitization sponsors and other (2, 3)	$16,748	$21,276
Monolines (4)	1,599	1,511
GSEs	17	59
Total unresolved repurchase claims by counterparty, net of duplicate claims	$18,364	$22,846

(1)
The December 31, 2014 amounts have been updated to reflect additional claims submitted in the fourth quarter of 2014 from a single monoline, currently pursuing litigation, and addressed by the Corporation in 2015 pursuant to an existing litigation schedule. For more information on bond insurance litigation, see Note 12 – Commitments and Contingencies.

(2)	Includes $11.9 billion and $13.8 billion of claims based on individual file reviews and $4.8 billion and $7.5 billion of claims submitted without individual file reviews at December 31, 2015 and 2014.

(3)	The total notional amount of unresolved repurchase claims does not include repurchase claims related to the trusts covered by the BNY Mellon Settlement.

(4)	At December 31, 2015, substantially all of the unresolved monoline claims are currently the subject of litigation with a single monoline insurer and predominately pertain to second-lien loans.
During 2015, the Corporation received $3.7 billion in new repurchase claims including $2.9 billion of claims submitted without individual loan file reviews. During 2015, $8.1 billion in claims were resolved, including $7.4 billion which are deemed resolved as a result of the New York Court of Appeals decision in Ace Securities Corp. v. DB Structure Products, Inc. (ACE). Of the remaining unresolved monoline claims, substantially all of the claims pertain to second-lien loans and are currently the subject of litigation with a single monoline insurer. There may be additional claims or file requests in the future.
In addition to the unresolved repurchase claims in the Unresolved Repurchase Claims by Counterparty, net of duplicate claims table, the Corporation has received notifications from sponsors of third-party securitizations with whom the Corporation engaged in whole-loan transactions indicating that the Corporation may have indemnity obligations with respect to loans for which the Corporation has not received a repurchase request. These outstanding notifications totaled $1.4 billion and $2.0 billion at December 31, 2015 and 2014.
The Corporation also from time to time receives correspondence purporting to raise representations and warranties breach issues from entities that do not have contractual standing or ability to bring such claims. The Corporation believes such communications to be procedurally and/or substantively invalid, and generally does not respond.
The presence of repurchase claims on a given trust, receipt of notices of indemnification obligations and receipt of other communications, as discussed above, are all factors that inform the Corporation’s liability for representations and warranties and the corresponding estimated range of possible loss.

Government-sponsored Enterprises Experience
As a result of various bulk settlements with the GSEs, the Corporation has resolved substantially all outstanding and potential representations and warranties repurchase claims on whole loans sold by legacy Bank of America and Countrywide to FNMA and FHLMC through June 30, 2012 and December 31, 2009, respectively. As of December 31, 2015, the notional amount of unresolved repurchase claims submitted by the GSEs was $14 million for loans originated prior to 2009.
Private-label Securitizations and Whole-loan Sales Experience
Prior to 2009, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations or in the form of whole loans. In connection with these transactions, the Corporation or certain of its subsidiaries or legacy companies made various representations and warranties. When the Corporation provided representations and warranties in connection with the sale of whole loans, the whole-loan investors may retain the right to make repurchase claims even when the loans were aggregated with other collateral into private-label securitizations sponsored by the whole-loan investors. In other third-party securitizations, the whole-loan investors’ rights to enforce the representations and warranties were transferred to the securitization trustees. Private-label securitization investors generally do not have the contractual right to demand repurchase of loans directly or the right to access loan files directly.
In private-label securitizations, the applicable contracts provide that investors meet certain presentation thresholds to issue a binding direction to a trustee to assert repurchase claims. However, in certain circumstances, the Corporation believes that trustees have presented repurchase claims without requiring investors to meet contractual voting rights thresholds. New private-label claims are primarily related to repurchase requests received from trustees for private-label securitization transactions not included in the BNY Mellon Settlement.
On June 11, 2015, the New York Court of Appeals, New York’s highest appellate court, issued its opinion in the ACE case, holding that, under New York law the six-year statute of limitations starts to run at the time the representations and warranties are made, not the date when the repurchase demand was denied. In addition, the Court of Appeals held that compliance with the contractual notice and cure period was a pre-condition to filing suit, and claims that did not comply with such contractual requirements prior to the expiration of the statute of limitations period were invalid. While no entity affiliated with the Corporation was a party to this litigation, the vast majority of the private-label RMBS trusts into which entities affiliated with the Corporation sold loans and made representations and warranties are governed by New York law, and the ACE decision should therefore apply to representations and warranties claims and litigation brought on those RMBS trusts. A significant number of representations and warranties claims and lawsuits brought against the Corporation have involved claims where the statute of limitations has expired under the ACE decision and are therefore time-barred. The Corporation treats time-barred claims as resolved and no longer outstanding; however, while post-ACE case law is in early stages, investors or trustees have sought to distinguish certain aspects of the ACE decision or to assert other claims against other RMBS counterparties seeking to avoid or circumvent the impact of the ACE decision. For example,

Bank of America 2015 59

institutional investors have filed lawsuits against trustees based upon alleged contractual, statutory and tort theories of liability and alleging failure to pursue representations and warranties claims and servicer defaults. The potential impact on the Corporation, if any, of such alternative legal theories or assertions, judicial limitations on the ACE decision, or claims seeking to distinguish or avoid the ACE decision is unclear at this time. For more information on repurchase demands, see Unresolved Repurchase Claims in this Note.
The private-label securitization agreements generally require that counterparties have the ability to both assert a representations and warranties claim and to actually prove that a loan has an actionable defect under the applicable contracts. While the Corporation believes the agreements for private-label securitizations generally contain less rigorous representations and warranties and place higher burdens on claimants seeking repurchases than the express provisions of comparable agreements with the GSEs, the agreements generally include a representation that underwriting practices were prudent and customary. In the case of private-label securitization trustees and third-party sponsors, there is currently no established process in place for the parties to reach a conclusion on an individual loan if there is a disagreement on the resolution of the claim. Private-label securitization investors generally do not have the contractual right to demand repurchase of loans directly or the right to access loan files directly. For more information on repurchase demands, see Unresolved Repurchase Claims in this Note.
At December 31, 2015 and 2014, for loans originated between 2004 and 2008, the notional amount of unresolved repurchase claims, net of duplicated claims, submitted by private-label securitization trustees, whole-loan investors, including third-party securitization sponsors, and others was $16.7 billion and $21.2 billion. These repurchase claims at December 31, 2015 exclude claims in the amount of $7.4 billion where the statute of limitations has expired without litigation being commenced. At December 31, 2014, time-barred claims of $5.2 billion were included in unresolved repurchase claims. The notional amount of unresolved repurchase claims at both December 31, 2015 and 2014 includes $3.5 billion of claims related to loans in specific private-label securitization groups or tranches where the Corporation owns substantially all of the outstanding securities.
The overall decrease in the notional amount of outstanding unresolved repurchase claims in 2015 is primarily due to the impact of time-barred claims under the ACE decision, partially offset by new claims from private-label securitization trustees. Outstanding repurchase claims remain unresolved primarily due to (1) the level of detail, support and analysis accompanying such claims, which impact overall claim quality and, therefore, claims resolution and (2) the lack of an established process to resolve disputes related to these claims.

The Corporation reviews properly presented repurchase claims on a loan-by-loan basis. Claims that are time-barred are treated as resolved. If, after the Corporation’s review of timely claims, it does not believe a claim is valid, it will deny the claim and generally indicate a reason for the denial. When the counterparty agrees with the Corporation’s denial of the claim, the counterparty may rescind the claim. When there is disagreement as to the resolution of the claim, meaningful dialogue and negotiation between the parties are generally necessary to reach a resolution on an individual claim. When a claim has been denied and the Corporation does not hear from the counterparty for six months, the Corporation views these claims as inactive; however, they remain in the outstanding claims balance until resolution in one of the manners described above. In the case of private-label securitization trustees and third-party sponsors, there is currently no established process in place for the parties to reach a conclusion on an individual loan if there is a disagreement on the resolution of the claim. The Corporation has performed an initial review with respect to substantially all of these claims and, although the Corporation does not believe a valid basis for repurchase has been established by the claimant, it considers such claims activity in the computation of its liability for representations and warranties.
Monoline Insurers Experience
During 2015, the Corporation had limited loan-level representations and warranties repurchase claims experience with the monoline insurers due to settlements with several monoline insurers and ongoing litigation with a single monoline insurer. To the extent the Corporation received repurchase claims from the monolines that were properly presented, it generally reviewed them on a loan-by-loan basis. Where the Corporation agrees that there has been a breach of representations and warranties given by the Corporation or subsidiaries or legacy companies that meets contractual requirements for repurchase, settlement is generally reached as to that loan within 60 to 90 days. For more information related to the monolines, see Note 12 – Commitments and Contingencies.
Liability for Representations and Warranties and Corporate Guarantees
The liability for representations and warranties and corporate guarantees is included in accrued expenses and other liabilities on the Consolidated Balance Sheet and the related provision is included in mortgage banking income in the Consolidated Statement of Income. The liability for representations and warranties is established when those obligations are both probable and reasonably estimable.

60 Bank of America 2015

The Corporation’s representations and warranties liability and the corresponding estimated range of possible loss at December 31, 2015 considers, among other things, implied repurchase experience based on the BNY Mellon Settlement, adjusted to reflect differences between the trusts covered by the settlement and the remainder of the population of private-label securitizations where the statute of limitations for representations and warranties claims has not expired. Since the securitization trusts that were included in the BNY Mellon Settlement differ from those that were not included in the BNY Mellon Settlement, the Corporation adjusted the repurchase experience implied in the settlement in order to determine the representations and warranties liability and the corresponding estimated range of possible loss.
The table below presents a rollforward of the liability for representations and warranties and corporate guarantees.

Representations and Warranties and Corporate Guarantees

(Dollars in millions)	2015	2014
Liability for representations and warranties and corporate guarantees, January 1	$12,081	$13,282
Additions for new sales	6	8
Net reductions	(722)	(1,892)
Provision (benefit)	(39)	683
Liability for representations and warranties and corporate guarantees, December 31 (1)	$11,326	$12,081

(1)	In February 2016, the Corporation made an $8.5 billion settlement payment to BNY Mellon as part of the BNY Mellon Settlement.
The representations and warranties liability represents the Corporation’s estimate of probable incurred losses as of December 31, 2015. However, it is reasonably possible that future representations and warranties losses may occur in excess of the amounts recorded for these exposures.
Estimated Range of Possible Loss
The Corporation currently estimates that the range of possible loss for representations and warranties exposures could be up to $2 billion over existing accruals at December 31, 2015. The Corporation treats claims that are time-barred as resolved and does not consider such claims in the estimated range of possible loss. The estimated range of possible loss reflects principally exposures related to loans in private-label securitization trusts. It represents a reasonably possible loss, but does not represent a probable loss, and is based on currently available information, significant judgment and a number of assumptions that are subject to change.
The liability for representations and warranties exposures and the corresponding estimated range of possible loss do not consider certain losses related to servicing (except as such losses are included as potential costs of the BNY Mellon Settlement), including foreclosure and related costs, fraud, indemnity, or claims (including for RMBS) related to securities law or monoline insurance litigation. Losses with respect to one or more of these matters could be material to the Corporation’s results of operations or liquidity for any particular reporting period.
Future provisions and/or ranges of possible loss for representations and warranties may be significantly impacted if actual experiences are different from the Corporation’s assumptions in predictive models, including, without limitation, the actual repurchase rates on loans in trusts not settled as part of the BNY Mellon settlement which may be different than the implied repurchase experience, estimated MI rescission rates, economic conditions, estimated home prices, consumer and counterparty behavior, the applicable statute of limitations, potential indemnity obligations to third parties to whom the Corporation has sold loans subject to representations and warranties and a variety of other judgmental factors. Adverse developments with respect to one or more of the assumptions underlying the liability for representations and warranties and the corresponding estimated range of possible loss could result in significant increases to future provisions and/or the estimated range of possible loss.
Cash Payments
During 2015 and 2014, excluding amounts paid in bulk settlements, the Corporation made loan repurchases and indemnification payments totaling $229 million and $496 million, respectively for first-lien and home equity loan repurchases and indemnification payments to reimburse investors or securitization trusts. The payments resulted in realized losses of $128 million and $334 million in 2015 and 2014 on unpaid principal amounts of $587 million and $857 million, respectively.
In February 2016, the Corporation made an $8.5 billion settlement payment to BNY Mellon as part of the BNY Mellon Settlement.

Bank of America 2015 61

NOTE 8 Goodwill and Intangible Assets
Goodwill
The table below presents goodwill balances by business segment at December 31, 2015 and 2014. The reporting units utilized for goodwill impairment testing are the operating segments or one level below.

Goodwill

	December 31
(Dollars in millions)	2015	2014
Consumer Banking	$30,123	$30,123
Global Wealth & Investment Management	9,698	9,698
Global Banking	23,923	23,923
Global Markets	5,197	5,197
All Other	820	836
Total goodwill	$69,761	$69,777

For purposes of goodwill impairment testing, the Corporation utilizes allocated equity as a proxy for the carrying value of its reporting units. Allocated equity in the reporting units is comprised of allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the reporting unit. The goodwill impairment test involves comparing the fair value of each reporting unit to its carrying value, including goodwill, as measured by allocated equity.
Annual Impairment Tests
The Corporation completed its annual goodwill impairment tests as of June 30, 2015 and 2014 for all applicable reporting units. Based on the results of the annual goodwill impairment test, the Corporation determined there was no impairment.
Effective January 1, 2015, the Corporation changed its basis of presentation related to its business segments. The realignment triggered a test for goodwill impairment, which was performed both immediately before and after the realignment. The fair value of the affected reporting units exceeded their carrying value and, accordingly, no goodwill impairment resulted from the realignment.

Intangible Assets
The table below presents the gross and net carrying values and accumulated amortization for intangible assets at December 31, 2015 and 2014.

Intangible Assets (1, 2)

	December 31
	2015			2014
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Purchased credit card relationships	$5,450	$4,755	$695	$5,504	$4,527	$977
Core deposit intangibles	1,779	1,505	274	1,779	1,382	397
Customer relationships	3,927	2,990	937	4,025	2,648	1,377
Affinity relationships	1,556	1,356	200	1,565	1,283	282
Other intangibles (3)	2,143	481	1,662	2,045	466	1,579
Total intangible assets	$14,855	$11,087	$3,768	$14,918	$10,306	$4,612

(1)	Excludes fully amortized intangible assets.

(2)	At December 31, 2015 and 2014, none of the intangible assets were impaired.

(3)	Includes intangible assets associated with trade names that have an indefinite life and, accordingly, are not amortized.
The tables below present intangible asset amortization expense for 2015, 2014 and 2013, and estimated future intangible asset amortization expense as of December 31, 2015.

Amortization Expense

(Dollars in millions)	2015	2014	2013
Purchased credit card and affinity relationships	$356	$415	$475
Core deposit intangibles	122	140	197
Customer relationships	340	355	371
Other intangibles	16	26	43
Total amortization expense	$834	$936	$1,086

Estimated Future Amortization Expense

(Dollars in millions)	2016	2017	2018	2019	2020
Purchased credit card and affinity relationships	$298	$237	$179	$121	$60
Core deposit intangibles	104	90	80	—	—
Customer relationships	325	310	302	—	—
Other intangibles	10	6	4	2	—
Total estimated future amortization expense	$737	$643	$565	$123	$60

62 Bank of America 2015

NOTE 9 Deposits
The Corporation had U.S. certificates of deposit and other U.S. time deposits of $100 thousand or more totaling $28.3 billion and $32.4 billion at December 31, 2015 and 2014. Non-U.S. certificates of deposit and other non-U.S. time deposits of $100 thousand or more totaled $14.1 billion and $14.0 billion at December 31, 2015 and 2014. The Corporation also had aggregate time deposits of $14.2 billion in denominations that met or exceeded the Federal Deposit Insurance Corporation (FDIC) insurance limit at December 31, 2015. The table below presents the contractual maturities for time deposits of $100 thousand or more at December 31, 2015.

Time Deposits of $100 Thousand or More

(Dollars in millions)	Three Months or Less	Over Three Months to Twelve Months	Thereafter	Total
U.S. certificates of deposit and other time deposits	$12,836	$12,834	$2,677	$28,347
Non-U.S. certificates of deposit and other time deposits	12,352	1,517	277	14,146
The scheduled contractual maturities for total time deposits at December 31, 2015 are presented in the table below.

Contractual Maturities of Total Time Deposits

(Dollars in millions)	U.S.	Non-U.S.	Total
Due in 2016	$51,319	$14,248	$65,567
Due in 2017	4,166	103	4,269
Due in 2018	937	1	938
Due in 2019	874	5	879
Due in 2020	1,380	258	1,638
Thereafter	683	—	683
Total time deposits	$59,359	$14,615	$73,974
NOTE 10 Federal Funds Sold or Purchased, Securities Financing Agreements and Short-term Borrowings
The table below presents federal funds sold or purchased, securities financing agreements, which include securities borrowed or purchased under agreements to resell and securities loaned or sold under agreements to repurchase, and short-term borrowings. The Corporation elects to account for certain securities financing agreements and short-term borrowings under the fair value option. For more information on the election of the fair value option, see Note 21 – Fair Value Option.

	2015		2014
(Dollars in millions)	Amount	Rate	Amount	Rate
Federal funds sold and securities borrowed or purchased under agreements to resell
At December 31	$192,482	0.44%	$191,823	0.47%
Average during year	211,471	0.47	222,483	0.47
Maximum month-end balance during year	226,502	n/a	240,122	n/a
Federal funds purchased and securities loaned or sold under agreements to repurchase
At December 31	174,291	0.82	201,277	0.98
Average during year	213,497	0.89	215,792	0.99
Maximum month-end balance during year	235,232	n/a	240,154	n/a
Short-term borrowings
At December 31	28,098	1.61	31,172	1.47
Average during year	32,798	1.49	41,886	1.08
Maximum month-end balance during year	40,110	n/a	51,409	n/a
n/a = not applicable
Bank of America, N.A. maintains a global program to offer up to a maximum of $75 billion outstanding at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $16.8 billion and $14.6 billion at

December 31, 2015 and 2014. These short-term bank notes, along with Federal Home Loan Bank (FHLB) advances, U.S. Treasury tax and loan notes, and term federal funds purchased, are included in short-term borrowings on the Consolidated Balance Sheet.

Bank of America 2015 63

Offsetting of Securities Financing Agreements
Substantially all of the Corporation’s securities financing activities are transacted under legally enforceable master repurchase agreements or legally enforceable master securities lending agreements that give the Corporation, in the event of default by the counterparty, the right to liquidate securities held and to offset receivables and payables with the same counterparty. The Corporation offsets securities financing transactions with the same counterparty on the Consolidated Balance Sheet where it has such a legally enforceable master netting agreement and the transactions have the same maturity date.
The Securities Financing Agreements table presents securities financing agreements included on the Consolidated Balance Sheet in federal funds sold and securities borrowed or purchased under agreements to resell, and in federal funds purchased and securities loaned or sold under agreements to repurchase at December 31, 2015 and 2014. Balances are presented on a gross basis, prior to the application of counterparty netting. Gross assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of legally enforceable master netting agreements. For more information on the offsetting of derivatives, see Note 2 – Derivatives.

The “Other” amount in the table, which is included on the Consolidated Balance Sheet in accrued expenses and other liabilities, relates to transactions where the Corporation acts as the lender in a securities lending agreement and receives securities that can be pledged as collateral or sold. In these transactions, the Corporation recognizes an asset at fair value, representing the securities received, and a liability, representing the obligation to return those securities.
Gross assets and liabilities in the table include activity where uncertainty exists as to the enforceability of certain master netting agreements under bankruptcy laws in some countries or industries and, accordingly, these are reported on a gross basis.
The column titled “Financial Instruments” in the table includes securities collateral received or pledged under repurchase or securities lending agreements where there is a legally enforceable master netting agreement. These amounts are not offset on the Consolidated Balance Sheet, but are shown as a reduction to the net balance sheet amount in this table to derive a net asset or liability. Securities collateral received or pledged where the legal enforceability of the master netting agreements is not certain is not included.

Securities Financing Agreements

	December 31, 2015
(Dollars in millions)	Gross Assets/Liabilities	Amounts Offset	Net Balance Sheet Amount	Financial Instruments	Net Assets/Liabilities
Securities borrowed or purchased under agreements to resell (1)	$347,281	$(154,799)	$192,482	$(144,332)	$48,150

Securities loaned or sold under agreements to repurchase	$329,078	$(154,799)	$174,279	$(135,737)	$38,542
Other	13,235	—	13,235	(13,235)	—
Total	$342,313	$(154,799)	$187,514	$(148,972)	$38,542

	December 31, 2014
Securities borrowed or purchased under agreements to resell (1)	$316,567	$(124,744)	$191,823	$(145,573)	$46,250

Securities loaned or sold under agreements to repurchase	$326,007	$(124,744)	$201,263	$(164,306)	$36,957
Other	11,641	—	11,641	(11,641)	—
Total	$337,648	$(124,744)	$212,904	$(175,947)	$36,957

(1)	Excludes repurchase activity of $9.3 billion and $5.6 billion reported in loans and leases on the Consolidated Balance Sheet at December 31, 2015 and 2014.

64 Bank of America 2015

Repurchase Agreements and Securities Loaned Transactions Accounted for as Secured Borrowings
The tables below present securities sold under agreements to repurchase and securities loaned by remaining contractual term to maturity and class of collateral pledged. Included in “Other” are transactions where the Corporation acts as the lender in a securities lending agreement and receives securities that can be pledged as collateral or sold. Certain agreements contain a right to substitute collateral and/or terminate the agreement prior to maturity at the option of the Corporation or the counterparty. Such agreements are included in the table below based on the remaining contractual term to maturity. At December 31, 2015, the Corporation had no outstanding repurchase-to-maturity transactions.

Remaining Contractual Maturity

	December 31, 2015
(Dollars in millions)	Overnight and Continuous	30 Days or Less	After 30 Days Through 90 Days	Greater than 90 Days (1)	Total
Securities sold under agreements to repurchase	$126,694	$86,879	$43,216	$27,514	$284,303
Securities loaned	39,772	363	2,352	2,288	44,775
Other	13,235	—	—	—	13,235
Total	$179,701	$87,242	$45,568	$29,802	$342,313

(1)	No agreements have maturities greater than three years.

Class of Collateral Pledged

	December 31, 2015
(Dollars in millions)	Securities Sold Under Agreements to Repurchase	Securities Loaned	Other	Total
U.S. government and agency securities	$142,572	$—	$27	$142,599
Corporate securities, trading loans and other	11,767	265	278	12,310
Equity securities	32,323	13,350	12,929	58,602
Non-U.S. sovereign debt	87,849	31,160	1	119,010
Mortgage trading loans and ABS	9,792	—	—	9,792
Total	$284,303	$44,775	$13,235	$342,313
The Corporation is required to post collateral with a market value equal to or in excess of the principal amount borrowed under repurchase agreements. For securities loaned transactions, the Corporation receives collateral in the form of cash, letters of credit or other securities. To ensure that the market value of the underlying collateral remains sufficient, collateral is generally valued daily and the Corporation may be required to deposit additional collateral or may receive or return collateral pledged when appropriate. Repurchase agreements and securities loaned transactions are generally either overnight, continuous (i.e., no stated term) or short-term. The Corporation manages liquidity risks related to these agreements by sourcing funding from a diverse group of counterparties, providing a range of securities collateral and pursuing longer durations, when appropriate.

Bank of America 2015 65

NOTE 11 Long-term Debt
Long-term debt consists of borrowings having an original maturity of one year or more. The table below presents the balance of long-term debt at December 31, 2015 and 2014, and the related contractual rates and maturity dates as of December 31, 2015.

	December 31
(Dollars in millions)	2015	2014
Notes issued by Bank of America Corporation
Senior notes:
Fixed, with a weighted-average rate of 4.55%, ranging from 1.25% to 8.40%, due 2016 to 2045	$109,861	$113,037
Floating, with a weighted-average rate of 1.38%, ranging from 0.11% to 5.07%, due 2016 to 2044	13,900	14,590
Senior structured notes	17,548	22,168
Subordinated notes:
Fixed, with a weighted-average rate of 5.19%, ranging from 2.40% to 8.57%, due 2016 to 2045	27,216	23,246
Floating, with a weighted-average rate of 0.94%, ranging from 0.43% to 2.68%, due 2016 to 2026	5,029	5,455
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted-average rate of 6.78%, ranging from 5.25% to 8.05%, due 2027 to 2067	5,295	6,722
Floating, with a weighted-average rate of 1.08%, ranging from 0.87% to 1.53%, due 2027 to 2056	553	553
Total notes issued by Bank of America Corporation	179,402	185,771
Notes issued by Bank of America, N.A.
Senior notes:
Fixed, with a weighted-average rate of 1.57%, ranging from 1.13% to 2.05%, due 2016 to 2018	7,483	2,740
Floating, with a weighted-average rate of 1.13%, ranging from 0.43% to 3.30%, due 2016 to 2041	4,942	3,028
Subordinated notes:
Fixed, with a weighted-average rate of 5.68%, ranging from 5.30% to 6.10%, due 2016 to 2036	4,815	4,921
Floating, with a weighted-average rate of 0.80%, ranging from 0.79% to 0.81%, due 2016 to 2019	1,401	1,401
Advances from Federal Home Loan Banks:
Fixed, with a weighted-average rate of 5.34%, ranging from 0.01% to 7.72%, due 2016 to 2034	172	183
Floating, with a weighted-average rate of 0.41%, ranging from 0.35% to 0.63%, due 2016	6,000	10,500
Securitizations and other BANA VIEs	9,756	9,882
Other	2,985	2,811
Total notes issued by Bank of America, N.A.	37,554	35,466
Other debt
Senior notes:
Fixed, with a rate of 5.50%, due 2017 to 2021	30	1
Floating	—	21
Structured liabilities	14,974	15,971
Junior subordinated notes (related to trust preferred securities):
Fixed	—	340
Floating	—	66
Nonbank VIEs	4,317	3,425
Other	487	2,078
Total other debt	19,808	21,902
Total long-term debt	$236,764	$243,139
Bank of America Corporation and Bank of America, N.A. maintain various U.S. and non-U.S. debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. Dollars or foreign currencies. At December 31, 2015 and 2014, the amount of foreign currency-denominated debt translated into U.S. Dollars included in total long-term debt was $46.4 billion and $51.9 billion. Foreign currency contracts may be used to convert certain foreign currency-denominated debt into U.S. Dollars.
At December 31, 2015, long-term debt of consolidated VIEs in the table above included debt of credit card, home equity and all other VIEs of $9.6 billion, $183 million and $4.3 billion, respectively. Long-term debt of VIEs is collateralized by the assets of the VIEs. For additional information, see Note 6 – Securitizations and Other Variable Interest Entities.
The weighted-average effective interest rates for total long-term debt (excluding senior structured notes), total fixed-rate debt and total floating-rate debt were 3.80 percent, 4.61 percent and 0.96 percent, respectively, at December 31, 2015 and 3.81 percent, 4.83 percent and 0.80 percent, respectively, at December 31,

2014. The Corporation’s ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect earnings and capital. The weighted-average rates are the contractual interest rates on the debt and do not reflect the impacts of derivative transactions.
Certain senior structured notes and structured liabilities are accounted for under the fair value option. For more information on these notes, see Note 21 – Fair Value Option.
The table below shows the carrying value for aggregate annual contractual maturities of long-term debt as of December 31, 2015. Included in the table are certain structured notes issued by the Corporation that contain provisions whereby the borrowings are redeemable at the option of the holder (put options) at specified dates prior to maturity. Other structured notes have coupon or repayment terms linked to the performance of debt or equity securities, indices, currencies or commodities, and the maturity may be accelerated based on the value of a referenced index or

66 Bank of America 2015

security. In both cases, the Corporation or a subsidiary may be required to settle the obligation for cash or other securities prior to the contractual maturity date. These borrowings are reflected in the table as maturing at their contractual maturity date.
During 2015, the Corporation had total long-term debt maturities and redemptions in the aggregate of $40.4 billion consisting of $25.3 billion for Bank of America Corporation, $6.6 billion for Bank of America, N.A. and $8.5 billion of other debt. During 2014, the Corporation had total long-term debt maturities and redemptions in the aggregate of $53.7 billion consisting of $33.9 billion for Bank of America Corporation, $8.9 billion for Bank of America, N.A. and $10.9 billion of other debt.

Long-term Debt by Maturity

(Dollars in millions)	2016	2017	2018	2019	2020	Thereafter	Total
Bank of America Corporation
Senior notes	$16,777	$18,303	$20,211	$16,820	$11,351	$40,299	$123,761
Senior structured notes	4,230	2,352	1,942	1,374	955	6,695	17,548
Subordinated notes	4,861	4,885	2,677	1,479	3	18,340	32,245
Junior subordinated notes	—	—	—	—	—	5,848	5,848
Total Bank of America Corporation	25,868	25,540	24,830	19,673	12,309	71,182	179,402
Bank of America, N.A.
Senior notes	3,048	3,648	5,709	—	—	20	12,425
Subordinated notes	1,056	3,447	—	1	—	1,712	6,216
Advances from Federal Home Loan Banks	6,003	10	10	15	12	122	6,172
Securitizations and other Bank VIEs (1)	1,290	3,550	2,300	2,450	—	166	9,756
Other	53	2,713	76	85	30	28	2,985
Total Bank of America, N.A.	11,450	13,368	8,095	2,551	42	2,048	37,554
Other debt
Senior notes	—	1	—	—	—	29	30
Structured liabilities	3,110	2,029	1,175	882	1,034	6,744	14,974
Nonbank VIEs (1)	2,506	240	42	22	—	1,507	4,317
Other	400	57	—	—	—	30	487
Total other debt	6,016	2,327	1,217	904	1,034	8,310	19,808
Total long-term debt	$43,334	$41,235	$34,142	$23,128	$13,385	$81,540	$236,764

(1)	Represents the total long-term debt included in the liabilities of consolidated VIEs on the Consolidated Balance Sheet.
Trust Preferred and Hybrid Securities
Trust preferred securities (Trust Securities) are primarily issued by trust companies (the Trusts) that are not consolidated. These Trust Securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts generally are junior subordinated deferrable interest notes of the Corporation or its subsidiaries (the Notes). The Trusts generally are 100 percent-owned finance subsidiaries of the Corporation. Obligations associated with the Notes are included in the long-term debt table on page 66.
Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts generally have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.
The Trust Securities generally are subject to mandatory redemption upon repayment of the related Notes at their stated

maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.
Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation or its subsidiaries to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations including its obligations under the Notes, generally will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.
On December 29, 2015, the Corporation provided notice of the redemption, which settled on January 29, 2016, of all trust preferred securities of Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Capital Trust V with a total carrying value in the aggregate of $2.0 billion. In connection with the Corporation’s acquisition of Merrill Lynch & Co., Inc. (Merrill Lynch) in 2009, the Corporation recorded a discount to par value as purchase accounting adjustments associated with these Trust Preferred Securities. The Corporation recorded a charge to net interest income of $612 million in 2015 related to the discount on the securities.

Bank of America 2015 67

The Trust Securities Summary table details the outstanding Trust Securities and the related Notes previously issued which remained outstanding at December 31, 2015.

Trust Securities Summary
(Dollars in millions)
		December 31, 2015
Issuer	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Trust Securities	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
Bank of America
Capital Trust VI	March 2005	$27	$27	March 2035	5.63%	Semi-Annual	Any time
Capital Trust VII (1)	August 2005	6	7	August 2035	5.25	Semi-Annual	Any time
Capital Trust VIII	August 2005	524	540	August 2035	6.00	Quarterly	On or after 8/25/10
Capital Trust XI	May 2006	658	678	May 2036	6.63	Semi-Annual	Any time
Capital Trust XV	May 2007	1	1	June 2056	3-mo. LIBOR + 80 bps	Quarterly	On or after 6/01/37
NationsBank
Capital Trust III	February 1997	131	136	January 2027	3-mo. LIBOR + 55 bps	Quarterly	On or after 1/15/07
BankAmerica
Capital III	January 1997	103	106	January 2027	3-mo. LIBOR + 57 bps	Quarterly	On or after 1/15/02
Fleet
Capital Trust V	December 1998	79	82	December 2028	3-mo. LIBOR + 100 bps	Quarterly	On or after 12/18/03
BankBoston
Capital Trust III	June 1997	53	55	June 2027	3-mo. LIBOR + 75 bps	Quarterly	On or after 6/15/07
Capital Trust IV	June 1998	102	106	June 2028	3-mo. LIBOR + 60 bps	Quarterly	On or after 6/08/03
MBNA
Capital Trust B	January 1997	70	73	February 2027	3-mo. LIBOR + 80 bps	Quarterly	On or after 2/01/07
Countrywide
Capital III	June 1997	200	206	June 2027	8.05	Semi-Annual	Only under special event
Capital IV	April 2003	500	515	April 2033	6.75	Quarterly	On or after 4/11/08
Capital V	November 2006	1,495	1,496	November 2036	7.00	Quarterly	On or after 11/01/11
Merrill Lynch (2)
Capital Trust I	December 2006	1,050	1,051	December 2066	6.45	Quarterly	On or after 12/11
Capital Trust II	May 2007	950	951	June 2067	6.45	Quarterly	On or after 6/12
Capital Trust III	August 2007	750	751	September 2067	7.375	Quarterly	On or after 9/12
Total		$6,699	$6,781

(1)	Notes are denominated in British Pound. Presentation currency is U.S. Dollar.

(2)	Call notices for Merrill Lynch Preferred Capital Trust III, IV and V were sent on December 29, 2015 and settled on January 29, 2016.

68 Bank of America 2015

NOTE 12 Commitments and Contingencies
In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those instruments recorded on the Consolidated Balance Sheet.
Credit Extension Commitments
The Corporation enters into commitments to extend credit such as loan commitments, SBLCs and commercial letters of credit to meet the financing needs of its customers. The table below includes the notional amount of unfunded legally binding lending commitments net of amounts distributed (e.g., syndicated) to other financial institutions of $14.3 billion and $15.7 billion at December 31, 2015 and 2014. At December 31, 2015, the carrying value of these commitments, excluding commitments accounted for under the fair value option, was $664 million, including deferred revenue of $18 million and a reserve for unfunded lending commitments of $646 million. At December 31, 2014, the comparable amounts were $546 million, $18 million and $528 million, respectively. The carrying value of these commitments is classified in accrued expenses and other liabilities on the Consolidated Balance Sheet.
The table below also includes the notional amount of commitments of $10.9 billion and $9.9 billion at December 31, 2015 and 2014 that are accounted for under the fair value option. However, the table below excludes cumulative net fair value of $658 million and $405 million on these commitments, which is classified in accrued expenses and other liabilities. For more information regarding the Corporation’s loan commitments accounted for under the fair value option, see Note 21 – Fair Value Option.

Credit Extension Commitments

	December 31, 2015
(Dollars in millions)	Expire in One Year or Less	Expire After One Year Through Three Years	Expire After Three Years Through Five Years	Expire After Five Years	Total
Notional amount of credit extension commitments
Loan commitments	$84,884	$119,272	$158,920	$37,112	$400,188
Home equity lines of credit	7,074	18,438	5,126	19,697	50,335
Standby letters of credit and financial guarantees (1)	19,584	9,903	3,385	1,218	34,090
Letters of credit	1,650	165	258	54	2,127
Legally binding commitments	113,192	147,778	167,689	58,081	486,740
Credit card lines (2)	370,127	—	—	—	370,127
Total credit extension commitments	$483,319	$147,778	$167,689	$58,081	$856,867

	December 31, 2014
Notional amount of credit extension commitments
Loan commitments	$79,897	$97,583	$146,743	$18,942	$343,165
Home equity lines of credit	6,292	19,679	12,319	15,417	53,707
Standby letters of credit and financial guarantees (1)	19,259	9,106	4,519	1,807	34,691
Letters of credit	1,883	157	35	88	2,163
Legally binding commitments	107,331	126,525	163,616	36,254	433,726
Credit card lines (2)	363,989	—	—	—	363,989
Total credit extension commitments	$471,320	$126,525	$163,616	$36,254	$797,715

(1)
The notional amounts of SBLCs and financial guarantees classified as investment grade and non-investment grade based on the credit quality of the underlying reference name within the instrument were $25.5 billion and $8.4 billion at December 31, 2015, and $26.1 billion and $8.2 billion at December 31, 2014. Amounts in the table include consumer SBLCs of $164 million and $396 million at December 31, 2015 and 2014.

(2)	Includes business card unused lines of credit.
Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrower’s ability to pay.
Other Commitments
At December 31, 2015 and 2014, the Corporation had commitments to purchase loans (e.g., residential mortgage and commercial real estate) of $729 million and $1.8 billion, which upon settlement will be included in loans or LHFS.
At December 31, 2015 and 2014, the Corporation had commitments to purchase commodities, primarily liquefied natural gas of $1.9 billion and $241 million, which upon settlement will be included in trading account assets.

At December 31, 2015 and 2014, the Corporation had commitments to enter into resale and forward-dated resale and securities borrowing agreements of $88.6 billion and $73.2 billion, and commitments to enter into forward-dated repurchase and securities lending agreements of $53.7 billion and $55.8 billion. These commitments expire within the next 12 months.
The Corporation is a party to operating leases for certain of its premises and equipment. Commitments under these leases are approximately $2.5 billion, $2.1 billion, $1.7 billion, $1.5 billion and $1.3 billion for 2016 through 2020, respectively, and $4.6 billion in the aggregate for all years thereafter.

Bank of America 2015 69

Other Guarantees
Bank-owned Life Insurance Book Value Protection
The Corporation sells products that offer book value protection to insurance carriers who offer group life insurance policies to corporations, primarily banks. The book value protection is provided on portfolios of intermediate investment-grade fixed-income securities and is intended to cover any shortfall in the event that policyholders surrender their policies and market value is below book value. These guarantees are recorded as derivatives and carried at fair value in the trading portfolio. At December 31, 2015 and 2014, the notional amount of these guarantees totaled $13.8 billion and $13.6 billion. At both December 31, 2015 and 2014, the Corporation’s maximum exposure related to these guarantees totaled $3.1 billion with estimated maturity dates between 2031 and 2039. The net fair value including the fee receivable associated with these guarantees was $12 million and $25 million at December 31, 2015 and 2014, and reflects the probability of surrender as well as the multiple structural protection features in the contracts.
Indemnifications
In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the occurrence of an external event, the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. The Corporation has assessed the probability of making such payments in the future as remote.
Merchant Services
In accordance with credit and debit card association rules, the Corporation sponsors merchant processing servicers that process credit and debit card transactions on behalf of various merchants. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor. If the merchant defaults on its obligation to reimburse the cardholder, the cardholder, through its issuing bank, generally has until six months after the date of the transaction to present a chargeback to the merchant processor, which is primarily liable for any losses on covered transactions. However, if the merchant processor fails to meet its obligation to reimburse the cardholder for disputed transactions, then the Corporation, as the sponsor, could be held liable for the disputed amount. In 2015 and 2014, the sponsored entities processed and settled $669.0 billion and $647.1 billion of transactions and recorded losses of $22 million and $16 million. A significant portion of this activity was processed by a joint venture in which the Corporation holds a 49 percent ownership. At December 31, 2015 and 2014, the sponsored merchant processing servicers held as collateral $181 million and $130 million of merchant escrow deposits which may be used to offset amounts due from the individual merchants.
The Corporation believes the maximum potential exposure for chargebacks would not exceed the total amount of merchant transactions processed through Visa and MasterCard for the last six months, which represents the claim period for the cardholder, plus any outstanding delayed-delivery transactions. As of December 31, 2015 and 2014, the maximum potential exposure for sponsored transactions totaled $277.1 billion and $269.3 billion. However, the Corporation believes that the maximum potential exposure is not representative of the actual potential loss exposure and does not expect to make material payments in connection with these guarantees.
Exchange and Clearing House Member Guarantees
The Corporation is a member of various securities and derivative exchanges and clearinghouses, both in the U.S. and other countries. As a member, the Corporation may be required to pay a pro-rata share of the losses incurred by some of these organizations as a result of another member default and under other loss scenarios. The Corporation’s potential obligations may be limited to its membership interests in such exchanges and clearinghouses, to the amount (or multiple) of the Corporation’s contribution to the guarantee fund or, in limited instances, to the full pro-rata share of the residual losses after applying the guarantee fund. The Corporation’s maximum potential exposure under these membership agreements is difficult to estimate; however, the potential for the Corporation to be required to make these payments is remote.
Prime Brokerage and Securities Clearing Services
In connection with its prime brokerage and clearing businesses, the Corporation performs securities clearance and settlement services with other brokerage firms and clearinghouses on behalf of its clients. Under these arrangements, the Corporation stands ready to meet the obligations of its clients with respect to securities transactions. The Corporation’s obligations in this respect are secured by the assets in the clients’ accounts and the accounts of their customers as well as by any proceeds received from the transactions cleared and settled by the firm on behalf of clients or their customers. The Corporation’s maximum potential exposure under these arrangements is difficult to estimate; however, the potential for the Corporation to incur material losses pursuant to these arrangements is remote.

70 Bank of America 2015

Other Derivative Contracts
The Corporation funds selected assets, including securities issued by CDOs and CLOs, through derivative contracts, typically total return swaps, with third parties and VIEs that are not consolidated by the Corporation. The total notional amount of these derivative contracts was $371 million and $527 million with commercial banks and $922 million and $1.2 billion with VIEs at December 31, 2015 and 2014. The underlying securities are senior securities and substantially all of the Corporation’s exposures are insured. Accordingly, the Corporation’s exposure to loss consists principally of counterparty risk to the insurers. In certain circumstances, generally as a result of ratings downgrades, the Corporation may be required to purchase the underlying assets, which would not result in additional gain or loss to the Corporation as such exposure is already reflected in the fair value of the derivative contracts.
Other Guarantees
The Corporation has entered into additional guarantee agreements and commitments, including sold risk participation swaps, liquidity facilities, lease-end obligation agreements, partial credit guarantees on certain leases, real estate joint venture guarantees, divested business commitments and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $6.0 billion and $6.2 billion at December 31, 2015 and 2014. The estimated maturity dates of these obligations extend up to 2040. The Corporation has made no material payments under these guarantees.
In the normal course of business, the Corporation periodically guarantees the obligations of its affiliates in a variety of transactions including ISDA-related transactions and non-ISDA related transactions such as commodities trading, repurchase agreements, prime brokerage agreements and other transactions.
Payment Protection Insurance Claims Matter
In the U.K., the Corporation previously sold payment protection insurance (PPI) through its international card services business to credit card customers and consumer loan customers. PPI covers a consumer’s loan or debt repayment if certain events occur such as loss of job or illness. In response to an elevated level of customer complaints across the industry, heightened media coverage and pressure from consumer advocacy groups, the Prudential Regulation Authority and the Financial Conduct Authority (FCA) investigated and raised concerns about the way some companies have handled complaints related to the sale of these insurance policies. In November 2015, the FCA issued proposed guidance on the treatment of certain PPI claims.
The reserve was $360 million and $378 million at December 31, 2015 and 2014. The Corporation recorded expense of $319 million and $621 million in 2015 and 2014. It is possible that the Corporation will incur additional expense related to PPI claims; however, the amount of such additional expense cannot be reasonably estimated.
Litigation and Regulatory Matters
In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal, regulatory and governmental actions and proceedings.
In view of the inherent difficulty of predicting the outcome of such matters, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, the Corporation generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.
In accordance with applicable accounting guidance, the Corporation establishes an accrued liability when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As a matter develops, the Corporation, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. Once the loss contingency is deemed to be both probable and estimable, the Corporation will establish an accrued liability and record a corresponding amount of litigation-related expense. The Corporation continues to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established. Excluding expenses of internal and external legal service providers, litigation-related expense of $1.2 billion was recognized for 2015 compared to $16.4 billion for 2014.
For a limited number of the matters disclosed in this Note, for which a loss, whether in excess of a related accrued liability or where there is no accrued liability, is reasonably possible in future periods, the Corporation is able to estimate a range of possible loss. In determining whether it is possible to estimate a range of possible loss, the Corporation reviews and evaluates its matters on an ongoing basis, in conjunction with any outside counsel handling the matter, in light of potentially relevant factual and legal developments. In cases in which the Corporation possesses sufficient appropriate information to estimate a range of possible loss, that estimate is aggregated and disclosed below. There may be other disclosed matters for which a loss is probable or reasonably possible but such an estimate of the range of possible loss may not be possible. For those matters where an estimate of the range of possible loss is possible, management currently estimates the aggregate range of possible loss is $0 to $2.4 billion in excess of the accrued liability (if any) related to those matters. This estimated range of possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. Therefore, this estimated range of possible loss represents what the Corporation believes to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Corporation’s maximum loss exposure.
Information is provided below regarding the nature of all of these contingencies and, where specified, the amount of the claim associated with these loss contingencies. Based on current knowledge, management does not believe that loss contingencies arising from pending matters, including the matters described herein, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation. However, in light of the inherent uncertainties involved in these matters, some of which are beyond the Corporation’s control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Corporation’s results of operations or liquidity for any particular reporting period.

Bank of America 2015 71

Bond Insurance Litigation
Ambac Countrywide Litigation
The Corporation, Countrywide and other Countrywide entities are named as defendants in an action filed on September 29, 2010, and as amended on May 28, 2013, by Ambac Assurance Corporation and the Segregated Account of Ambac Assurance Corporation (together, Ambac), entitled Ambac Assurance Corporation and The Segregated Account of Ambac Assurance Corporation v. Countrywide Home Loans, Inc., et al. This action, currently pending in New York Supreme Court, relates to bond insurance policies provided by Ambac on certain securitized pools of second-lien (and in one pool, first-lien) HELOCs, first-lien subprime home equity loans and fixed-rate second-lien mortgage loans. Plaintiffs allege that they have paid claims as a result of defaults in the underlying loans and assert that the Countrywide defendants misrepresented the characteristics of the underlying loans and breached certain contractual representations and warranties regarding the underwriting and servicing of the loans. Plaintiffs also allege that the Corporation is liable based on successor liability theories. Damages claimed by Ambac are in excess of $2.2 billion and include the amount of payments for current and future claims it has paid or claims it will be obligated to pay under the policies, increasing over time as it pays claims under relevant policies, plus unspecified punitive damages.
On October 22, 2015, the New York Supreme Court granted in part and denied in part Countrywide’s motion for summary judgment and Ambac’s motion for partial summary judgment. Among other things, the court granted summary judgment dismissing Ambac’s claim for rescissory damages and denied summary judgment regarding Ambac’s claims for fraud and breach of the insurance agreements. The court also denied the Corporation’s motion for summary judgment and granted in part Ambac’s motion for partial summary judgment on Ambac’s successor-liability claims with respect to a single element of its de facto merger claim. The court denied summary judgment on the other elements of Ambac’s de facto merger claim and the other successor-liability claims. Ambac filed its notice of appeal on October 27, 2015. The Corporation filed its notice of appeal on November 16, 2015. Countrywide filed its notice of cross-appeal on November 18, 2015.
On December 30, 2014, Ambac filed a second complaint in the same New York Supreme Court against the same defendants, entitled Ambac Assurance Corporation and The Segregated Account of Ambac Assurance Corporation v. Countrywide Home Loans, Inc., et al., claiming fraudulent inducement against Countrywide, and successor and vicarious liability against the Corporation relating to eight partially Ambac-insured RMBS transactions that closed between 2005 and 2007, all backed by negative amortization pay option adjustable-rate mortgage (ARM) loans that were originated in whole or in part by Countrywide. Seven of the eight securitizations were issued and underwritten by non-parties to the litigation. Ambac claims damages in excess of $600 million consisting of all alleged past and future claims against its policies, plus other unspecified compensatory and punitive damages.
Also on December 30, 2014, Ambac filed a third action in Wisconsin Circuit Court, Dane County, against Countrywide Home Loans, Inc., entitled The Segregated Account of Ambac Assurance

Corporation and Ambac Assurance Corporation v. Countrywide Home Loans, Inc., claiming that Ambac was fraudulently induced to insure portions of five securitizations issued and underwritten in 2005 by a non-party that included Countrywide-originated first-lien negative amortization pay option ARM loans. The complaint seeks damages in excess of $350 million for all alleged past and future Ambac insured claims payment obligations, plus other unspecified compensatory and punitive damages. Countrywide filed a motion to dismiss the complaint on February 20, 2015. On July 2, 2015, the court dismissed the complaint for lack of personal jurisdiction. Ambac appealed the dismissal to the Court of Appeals of Wisconsin, District IV, on July 21, 2015. The appeal remains under consideration.
On July 21, 2015, Ambac filed a fourth action in New York Supreme Court against Countrywide Home Loans, Inc., entitled Ambac Assurance Corporation and The Segregated Account of Ambac Assurance Corporation v. Countrywide Home Loans, Inc. asserting the same claims for fraudulent inducement that were asserted in the Wisconsin complaint. Ambac simultaneously moved to stay the action pending resolution of its appeal in the Wisconsin action. Countrywide opposed the motion to stay and on August 10, 2015, moved to dismiss the complaint. The court heard argument on the motions on November 18, 2015. Both motions remain under consideration.
Ambac First Franklin Litigation
On April 16, 2012, Ambac sued First Franklin Financial Corporation (First Franklin), BANA, Merrill Lynch, Pierce, Fenner & Smith, Inc. (MLPF&S), Merrill Lynch Mortgage Lending, Inc. (MLML), and Merrill Lynch Mortgage Investors, Inc. (MLMI) in New York Supreme Court. Ambac’s claims relate to guaranty insurance Ambac provided on a First Franklin securitization (Franklin Mortgage Loan Trust, Series 2007-FFC). MLML sponsored and Ambac insured certain certificates in the securitization. The complaint alleges that defendants breached representations and warranties concerning, among other things, First Franklin’s lending practices, the characteristics of the underlying mortgage loans, the underwriting guidelines followed in originating those loans, and the due diligence conducted with respect to those loans. The complaint asserts claims for fraudulent inducement, breach of contract, indemnification and attorneys’ fees. Ambac also asserts breach of contract claims against BANA based upon its servicing of the loans in the securitization. The complaint alleges that Ambac has paid hundreds of millions of dollars in claims and has accrued and continues to accrue tens of millions of dollars in additional claims, and Ambac seeks as damages the total claims it has paid and its projected future claims payment obligations, as well as specific performance of defendants’ contractual repurchase obligations.
On July 19, 2013, the court denied defendants’ motion to dismiss Ambac’s contract and fraud causes of action but dismissed Ambac’s indemnification cause of action. In addition, the court denied defendants’ motion to dismiss Ambac’s claims for attorneys’ fees and punitive damages. On September 17, 2015, the court denied Ambac’s motion to strike defendants’ affirmative defense of in pari delicto and granted Ambac’s motion to strike defendants’ affirmative defense of unclean hands.

72 Bank of America 2015

European Commission - Credit Default Swaps Antitrust Investigation
On July 1, 2013, the European Commission (Commission) announced that it had addressed a Statement of Objections (SO) to the Corporation, BANA and Banc of America Securities LLC (together, the Bank of America Entities), a number of other financial institutions, Markit Group Limited, and the International Swaps and Derivatives Association (together, the Parties). The SO set forth the Commission’s preliminary conclusion that the Parties infringed European Union competition law by participating in alleged collusion to prevent exchange trading of CDS and futures. According to the SO, the conduct of the Bank of America Entities took place between August 2007 and April 2009. On December 4, 2015, the Commission announced that it was closing its investigation against the Bank of America Entities and the other financial institutions involved in the investigation.
Interchange and Related Litigation
In 2005, a group of merchants filed a series of putative class actions and individual actions directed at interchange fees associated with Visa and MasterCard payment card transactions. These actions, which were consolidated in the U.S. District Court for the Eastern District of New York under the caption In Re Payment Card Interchange Fee and Merchant Discount Anti-Trust Litigation (Interchange), named Visa, MasterCard and several banks and BHCs, including the Corporation, as defendants. Plaintiffs allege that defendants conspired to fix the level of default interchange rates and that certain rules of Visa and MasterCard related to merchant acceptance of payment cards at the point of sale were unreasonable restraints of trade. Plaintiffs sought unspecified damages and injunctive relief. On October 19, 2012, defendants settled the matter.
The settlement provided for, among other things, (i) payments by defendants to the class and individual plaintiffs totaling approximately $6.6 billion, allocated proportionately to each defendant based upon various loss-sharing agreements; (ii) distribution to class merchants of an amount equal to 10 basis points (bps) of default interchange across all Visa and MasterCard credit card transactions for a period of eight consecutive months, which otherwise would have been paid to issuers and which effectively reduces credit interchange for that period of time; and (iii) modifications to certain Visa and MasterCard rules regarding merchant point of sale practices.
The court granted final approval of the class settlement agreement on December 13, 2013. Several class members appealed to the U.S. Court of Appeals for the Second Circuit and the court held oral argument on September 28, 2015.
On July 28, 2015, certain objectors to the class settlement filed motions asking the district court to vacate or set aside its final judgment approving the settlement, or in the alternative, to grant further discovery, in light of communications between one of MasterCard’s former lawyers and one of the lawyers for the class plaintiffs. The defendants and the class plaintiffs filed responses to the motions on August 18, 2015 and the objectors filed replies on September 2, 2015. The court has not set oral argument.
Following approval of the class settlement agreement, a number of class members opted out of the settlement. As a result of various loss-sharing agreements from the main Interchange litigation, the Corporation remains liable for any settlement or judgment in opt-out suits where it is not named as a defendant.

The Corporation has pending one opt-out suit, as well as an action brought by cardholders. All of the opt-out suits filed to date have been consolidated in the U.S. District Court for the Eastern District of New York. On July 18, 2014, the court denied defendants’ motion to dismiss opt-out complaints filed by merchants, and on November 26, 2014, the court granted defendants’ motion to dismiss the Sherman Act claim in the cardholder complaint. In the cardholder action, the parties have moved for reconsideration of the court’s November 26, 2014 decision dismissing the Sherman Act claim, and have also appealed the decision to the U.S. Court of Appeals for the Second Circuit.
LIBOR, Other Reference Rate and Foreign Exchange (FX) Inquiries and Litigation
Government authorities in the Americas, Europe and the Asia Pacific region continue to conduct investigations and make inquiries of a significant number of FX market participants, including the Corporation, regarding FX market participants’ conduct and systems and controls. Government authorities in these regions also continue to conduct investigations concerning submissions made by panel banks in connection with the setting of LIBOR and other reference rates. The Corporation is responding to and cooperating with these investigations.
In addition, the Corporation, BANA and certain Merrill Lynch affiliates have been named as defendants along with most of the other LIBOR panel banks in a series of individual and putative class actions relating to defendants’ U.S. Dollar LIBOR contributions. All cases naming the Corporation and its affiliates relating to U.S. Dollar LIBOR have been or are in the process of being consolidated for pre-trial purposes in the U.S. District Court for the Southern District of New York by the Judicial Panel on Multidistrict Litigation. The Corporation expects that any future U.S. Dollar LIBOR cases naming it or its affiliates will similarly be consolidated for pre-trial purposes. Plaintiffs allege that they held or transacted in U.S. Dollar LIBOR-based financial instruments and sustained losses as a result of collusion or manipulation by defendants regarding the setting of U.S. Dollar LIBOR. Plaintiffs assert a variety of claims, including antitrust, Commodity Exchange Act (CEA), Racketeer Influenced and Corrupt Organizations (RICO), common law fraud, and breach of contract claims, and seek compensatory, treble and punitive damages, and injunctive relief.
In a series of rulings, the court dismissed antitrust, RICO and certain state law claims, and substantially limited the scope of CEA and various other claims. As to the Corporation and BANA, the court also dismissed manipulation claims based on alleged trader conduct. Some claims against the Corporation, BANA and certain Merrill Lynch affiliates remain pending, however, and the court is continuing to consider motions regarding them. Certain plaintiffs are also pursuing an appeal in the Second Circuit of the dismissal of their antitrust claims.
In addition, in a consolidated amended complaint filed on March 31, 2014, the Corporation and BANA were named as defendants along with other FX market participants in a putative class action filed in the U.S. District Court for the Southern District of New York on behalf of plaintiffs and a putative class who allegedly transacted in FX and are domiciled in the U.S. or transacted in FX in the U.S. The complaint alleges that class members sustained losses as a result of the defendants’ alleged conspiracy to manipulate the WM/Reuters Closing Spot Rates. Plaintiffs assert a single claim for violations of Sections 1 and 3

Bank of America 2015 73

of the Sherman Act and seek compensatory and treble damages, as well as declaratory and injunctive relief.
On January 28, 2015, the court denied defendants’ motion to dismiss. In April 2015, the Corporation and BANA agreed to settle the class action for $180 million. On September 21, 2015, plaintiffs filed a second consolidated amended complaint, in which they named additional defendants, including MLPF&S, added claims for violations of the CEA, and expanded the scope of the FX transactions purportedly affected by the alleged conspiracy to include additional over-the-counter FX transactions and FX transactions on an exchange. On October 1, 2015, the Corporation, BANA and MLPF&S executed a final settlement agreement, which included the previously-referenced $180 million settlement for persons who transacted in FX over-the-counter and a $7.5 million settlement for persons who transacted in FX on an exchange only. The settlement is subject to final court approval.
Montgomery
The Corporation, several current and former officers and directors, Banc of America Securities LLC (BAS), MLPF&S and other unaffiliated underwriters have been named as defendants in a putative class action filed in the U.S. District Court for the Southern District of New York entitled Montgomery v. Bank of America, et al. Plaintiff filed an amended complaint on January 14, 2011. Plaintiff seeks to represent all persons who acquired certain series of preferred stock offered by the Corporation pursuant to a shelf registration statement dated May 5, 2006. Plaintiff’s claims arise from three offerings dated January 24, 2008, January 28, 2008 and May 20, 2008, from which the Corporation allegedly received proceeds of $15.8 billion. The amended complaint asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, and alleges that the prospectus supplements associated with the offerings: (i) failed to disclose that the Corporation’s loans, leases, CDOs and commercial MBS were impaired to a greater extent than disclosed; (ii) misrepresented the extent of the impaired assets by failing to establish adequate reserves or properly record losses for its impaired assets; (iii) misrepresented the adequacy of the Corporation’s internal controls in light of the alleged impairment of its assets; (iv) misrepresented the Corporation’s capital base and Tier 1 leverage ratio for risk-based capital in light of the allegedly impaired assets; and (v) misrepresented the thoroughness and adequacy of the Corporation’s due diligence in connection with its acquisition of Countrywide. The amended complaint seeks rescission, compensatory and other damages. On March 16, 2012, the court granted defendants’ motion to dismiss the first amended complaint. On December 3, 2013, the court denied plaintiffs’ motion to file a second amended complaint.
On June 15, 2015, the U.S. Court of Appeals for the Second Circuit affirmed the district court’s denial of plaintiff’s motion to amend. On June 29, 2015, plaintiff filed a petition for rehearing en banc.
On July 31, 2015, the U.S. Court of Appeals denied plaintiff’s petition for rehearing en banc. On January 11, 2016, the U.S. Supreme Court denied plaintiff’s petition for a writ of certiorari, thereby exhausting plaintiff’s appellate options.
Mortgage-backed Securities Litigation
The Corporation and its affiliates, Countrywide entities and their affiliates, and Merrill Lynch entities and their affiliates have been named as defendants in a number of cases relating to their various roles as issuer, originator, seller, depositor, sponsor, underwriter and/or controlling entity in MBS offerings, pursuant to which the MBS investors were entitled to a portion of the cash flow from the underlying pools of mortgages. These cases generally include purported class action suits and actions by individual MBS purchasers. Although the allegations vary by lawsuit, these cases generally allege that the registration statements, prospectuses and prospectus supplements for securities issued by securitization trusts contained material misrepresentations and omissions, in violation of the Securities Act of 1933 and/or state securities laws and other state statutory and common laws.
These cases generally involve allegations of false and misleading statements regarding: (i) the process by which the properties that served as collateral for the mortgage loans underlying the MBS were appraised; (ii) the percentage of equity that mortgage borrowers had in their homes; (iii) the borrowers’ ability to repay their mortgage loans; (iv) the underwriting practices by which those mortgage loans were originated; (v) the ratings given to the different tranches of MBS by rating agencies; and (vi) the validity of each issuing trust’s title to the mortgage loans comprising the pool for that securitization (collectively, MBS Claims). Plaintiffs in these cases generally seek unspecified compensatory damages, unspecified costs and legal fees and, in some instances, seek rescission.
The Corporation, Countrywide, Merrill Lynch and their affiliates may have claims for or may be subject to claims for contractual indemnification in connection with their various roles in regard to MBS. Certain of these entities have received claims for indemnification related to MBS securities actions, including claims from underwriters of MBS that were issued by these entities, and from underwriters and issuers of MBS backed by loans originated by these entities.
FHLB Seattle Litigation
On December 23, 2009, the Federal Home Loan Bank of Seattle (FHLB Seattle) filed four separate complaints, each against different defendants, including the Corporation and its affiliates, Countrywide and its affiliates, and MLPF&S and its affiliates, as well as certain other defendants, in the Superior Court of Washington for King County entitled Federal Home Loan Bank of Seattle v. UBS Securities LLC, et al.; Federal Home Loan Bank of Seattle v. Countrywide Securities Corp., et al.; Federal Home Loan Bank of Seattle v. Banc of America Securities LLC, et al. and Federal Home Loan Bank of Seattle v. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al. FHLB Seattle asserts certain MBS Claims pertaining to its alleged purchases in 12 MBS offerings between 2005 and 2007. In those complaints, FHLB Seattle seeks, among other relief, unspecified damages under the Securities Act of Washington. On July 19, 2011, the Court denied the defendants’ motions to dismiss the complaints. In November 2015, the Court denied motions for summary judgment filed by all defendants that addressed certain common issues, including the method for calculating pre-judgment interest in the event an award of interest is ultimately made under the Securities Act of Washington. Motions for summary judgment filed by defendants addressing issues specific to each complaint and defendant, as well as additional issues common to all defendants, remain pending.
Luther Class Action Litigation and Related Actions
Beginning in 2007, a number of pension funds and other investors filed putative class action lawsuits alleging certain MBS Claims against Countrywide, several of its affiliates, MLPF&S, the

74 Bank of America 2015

Corporation, NB Holdings Corporation and certain other defendants. Those class action lawsuits concerned a total of 429 MBS offerings involving over $350 billion in securities issued by subsidiaries of Countrywide between 2005 and 2007. The actions, entitled Luther v. Countrywide Financial Corporation, et al., Maine State Retirement System v. Countrywide Financial Corporation, et al., Western Conference of Teamsters Pension Trust Fund v. Countrywide Financial Corporation, et al., and Putnam Bank v. Countrywide Financial Corporation, et al., were all assigned to the Countrywide RMBS MDL court. On December 6, 2013, the court granted final approval to a settlement of these actions in the amount of $500 million. Beginning on January 14, 2014, a number of class members appealed to the U.S. Court of Appeals for the Ninth Circuit. Oral argument is expected to be held in the second quarter of 2016.
Mortgage Repurchase Litigation
U.S. Bank Litigation
On August 29, 2011, U.S. Bank, National Association (U.S. Bank), as trustee for the HarborView Mortgage Loan Trust 2005-10 (the Trust), a mortgage pool backed by loans originated by Countrywide Home Loans, Inc. (CHL), filed a complaint in New York Supreme Court, in a case entitled U.S. Bank National Association, as Trustee for HarborView Mortgage Loan Trust, Series 2005-10 v. Countrywide Home Loans, Inc. (dba Bank of America Home Loans), Bank of America Corporation, Countrywide Financial Corporation, Bank of America, N.A. and NB Holdings Corporation. U.S. Bank asserts that, as a result of alleged misrepresentations by CHL in connection with its sale of the loans, defendants must repurchase all the loans in the pool, or in the alternative that it must repurchase a subset of those loans as to which U.S. Bank alleges that defendants have refused specific repurchase demands. U.S. Bank asserts claims for breach of contract and seeks specific performance of defendants’ alleged obligation to repurchase the entire pool of loans (alleged to have an original aggregate principal balance of $1.75 billion) or alternatively the aforementioned subset (alleged to have an aggregate principal balance of “over $100 million”), together with reimbursement of costs and expenses and other unspecified relief. On May 29, 2013, the New York Supreme Court dismissed U.S. Bank’s claim for repurchase of all the mortgage loans in the Trust. The court granted U.S. Bank leave to amend this claim. On June 18, 2013, U.S. Bank filed its second amended complaint seeking to replead its claim for repurchase of all loans in the Trust.
On February 13, 2014, the court granted defendants’ motion to dismiss the repleaded claim seeking repurchase of all mortgage loans in the Trust; plaintiff appealed that order. On November 13, 2014, the court granted U.S. Bank’s motion for leave to amend the complaint; defendants appealed that order. The amended complaint alleges breach of contract based upon defendants’ failure to repurchase loans that were the subject of specific repurchase demands and also alleges breach of contract based upon defendants’ discovery, during origination and servicing, of loans with material breaches of representations and warranties.
On September 16, 2015, defendants (i) withdrew the appeal that had been noticed, but not briefed, regarding the court’s November 13, 2014 order that had granted U.S. Bank’s motion for leave to amend, and (ii) moved, on the ground of failure to perfect, for dismissal of U.S. Bank’s appeal from the court’s February 13, 2014 order that had dismissed a claim seeking repurchase of all mortgage loans and sought clarification of a prior dismissal order. On September 30, 2015, U.S. Bank advised the court that it did not oppose dismissal of its appeal from the February 13, 2014 order. On December 15, 2015, defendants’ motion to dismiss U.S. Bank’s appeal was granted.
U.S. Bank Summonses with Notice
On August 29, 2014 and September 2, 2014, U.S. Bank National Association (U.S. Bank), solely in its capacity as Trustee for seven securitization trusts (the Trusts), served seven summonses with notice commencing actions against First Franklin Financial Corporation, Merrill Lynch Mortgage Lending, Inc., Merrill Lynch Mortgage Investors, Inc. (MLMI), and Ownit Mortgage Solutions Inc. in New York Supreme Court. The summonses advance breach of contract claims alleging that defendants breached representations and warranties related to loans securitized in the Trusts. The summonses allege that defendants failed to repurchase breaching mortgage loans from the Trusts, and seek specific performance of defendants’ alleged obligation to repurchase breaching loans, declaratory judgment, compensatory, rescissory and other damages, and indemnity.
U.S. Bank has served complaints on four of the seven Trusts. On December 7, 2015, the court granted in part and denied in part defendants’ motion to dismiss the complaints. The court dismissed claims for breach of representations and warranties against MLMI, dismissed U.S. Bank’s claims for indemnity and attorneys’ fees, and deferred a ruling regarding defendants’ alleged failure to provide notice of alleged representation and warranty breaches, but upheld the complaints in all other respects. Defendants have until June 8, 2016 to demand complaints relating to the remaining three Trusts.
O’Donnell Litigation
On February 24, 2012, Edward O’Donnell filed a sealed qui tam complaint under the False Claims Act against the Corporation, individually, and as successor to Countrywide, CHL and a Countrywide business division known as Full Spectrum Lending. On October 24, 2012, the Department of Justice filed a complaint-in-intervention to join the matter, adding a claim under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and adding BANA as a defendant. The action is entitled United States of America, ex rel, Edward O’Donnell, appearing Qui Tam v. Bank of America Corp., et al., and was filed in the U.S. District Court for the Southern District of New York. The complaint-in-intervention asserted certain fraud claims in connection with the sale of loans to FNMA and FHLMC by Full Spectrum Lending and by the Corporation and BANA. On January 11, 2013, the government filed an amended complaint which added Countrywide Bank, FSB (CFSB) and a former officer of the Corporation as defendants. The court dismissed False Claims Act counts on May 8, 2013. On September 6, 2013, the government filed a second amended complaint alleging claims under FIRREA concerning allegedly fraudulent loan sales to the GSEs between August 2007 and May 2008. On September 24, 2013, the government dismissed the Corporation as a defendant. Following a trial, on October 23, 2013, a verdict of liability was returned against CHL, CFSB, BANA and the former officer. On July 30, 2014, the court imposed a civil penalty of $1.3 billion on BANA. On February 3, 2015, the court denied the Corporation’s motions for judgment as a matter of law, or in the alternative, a new trial.

Bank of America 2015 75

On February 20, 2015, CHL, CFSB and BANA filed an appeal. The Second Circuit held oral argument on December 16, 2015, but has not issued a decision on the appeal.
Pennsylvania Public School Employees’ Retirement System
The Corporation and several current and former officers were named as defendants in a putative class action filed in the U.S. District Court for the Southern District of New York entitled Pennsylvania Public School Employees’ Retirement System v. Bank of America, et al.
Following the filing of a complaint on February 2, 2011, plaintiff subsequently filed an amended complaint on September 23, 2011 in which plaintiff sought to sue on behalf of all persons who acquired the Corporation’s common stock between February 27, 2009 and October 19, 2010 and “Common Equivalent Securities” sold in a December 2009 offering. The amended complaint asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933, and alleged that the Corporation’s public statements: (i) concealed problems in the Corporation’s mortgage servicing business resulting from the widespread use of the Mortgage Electronic Recording System; (ii) failed to disclose the Corporation’s exposure to mortgage repurchase claims; (iii) misrepresented the adequacy of internal controls; and (iv) violated certain Generally Accepted Accounting Principles. The amended complaint sought unspecified damages.
On July 11, 2012, the court granted in part and denied in part defendants’ motions to dismiss the amended complaint. All claims under the Securities Act were dismissed against all defendants, with prejudice. The motion to dismiss the claim against the Corporation under Section 10(b) of the Exchange Act was denied. All claims under the Exchange Act against the officers were dismissed, with leave to replead. Defendants moved to dismiss a second amended complaint in which plaintiff sought to replead claims against certain current and former officers under Sections 10(b) and 20(a). On April 17, 2013, the court granted in part and denied in part the motion to dismiss, sustaining Sections 10(b) and 20(a) claims against the current and former officers.
On August 12, 2015, the parties agreed to settle the claims for $335 million. The agreement is subject to final documentation and court approval.
Takefuji Litigation
In April 2010, Takefuji Corporation (Takefuji) filed a claim against Merrill Lynch International and Merrill Lynch Japan Securities (MLJS) in Tokyo District Court. The claim concerns Takefuji’s purchase in 2007 of credit-linked notes structured and sold by defendants that resulted in a loss to Takefuji of approximately JPY29.0 billion (approximately $270 million) following an event of default. Takefuji alleges that defendants failed to meet certain disclosure obligations concerning the notes.
On July 19, 2013, the Tokyo District Court issued a judgment in defendants’ favor, a decision that Takefuji subsequently appealed to the Tokyo High Court. On August 27, 2014, the Tokyo High Court vacated the decision of the District Court and issued a judgment awarding Takefuji JPY14.5 billion (approximately $135 million) in damages, plus interest at a rate of five percent from March 18, 2008. On September 10, 2014, defendants filed an appeal with the Japanese Supreme Court. The appeal hearing occurred on February 16, 2016. The Corporation expects a judgment to be issued in the coming months.
U.S. Securities and Exchange Commission (SEC) Investigations
The SEC has been conducting investigations of the Corporation’s U.S. broker-dealer subsidiary, MLPF&S, regarding compliance with SEC Rule 15c3-3. The Corporation is cooperating with these investigations and is in discussions with the SEC regarding the possibility of resolving these matters. There can be no assurances that these discussions will lead to a resolution or whether the SEC will institute administrative or civil proceedings. The timing, amount and impact of these matters is uncertain.

76 Bank of America 2015

NOTE 13 Shareholders’ Equity
Common Stock

Declared Quarterly Cash Dividends on Common Stock (1)

Declaration Date	Record Date	Payment Date	Dividend Per Share

January 21, 2016	March 4, 2016	March 25, 2016	$0.05
October 22, 2015	December 4, 2015	December 24, 2015	0.05
July 23, 2015	September 4, 2015	September 25, 2015	0.05
April 16, 2015	June 5, 2015	June 26, 2015	0.05
February 10, 2015	March 6, 2015	March 27, 2015	0.05

(1)	In 2015 and through February 24, 2016.
On March 11, 2015, the Corporation announced that the Federal Reserve completed its 2015 Comprehensive Capital Analysis and Review (CCAR) and advised that it did not object to the 2015 capital plan but gave a conditional non-objection under which the Corporation was required to resubmit its CCAR capital plan by September 30, 2015 and address certain weaknesses the Federal Reserve identified in the Corporation’s capital planning process. The requested capital actions included a request to repurchase $4.0 billion of common stock over five quarters beginning in the second quarter of 2015, and to maintain the quarterly common stock dividend at the current rate of $0.05 per share. The Corporation resubmitted its CCAR capital plan on September 30, 2015 and on December 10, 2015, the Federal Reserve announced that it did not object to the resubmitted CCAR capital plan.
In 2015, the Corporation repurchased and retired 140.3 million shares of common stock in connection with the 2015 capital plan, which reduced shareholders’ equity by $2.4 billion. In 2014 and 2013, the Corporation repurchased and retired 101.1 million and 231.7 million shares of common stock, which reduced shareholders’ equity by $1.7 billion and $3.2 billion.
At December 31, 2015, the Corporation had warrants outstanding and exercisable to purchase 121.8 million shares of its common stock at an exercise price of $30.79 per share expiring on October 28, 2018, and warrants outstanding and exercisable to purchase 150.4 million shares of common stock at an exercise price of $13.107 per share expiring on January 16, 2019. These warrants were originally issued in connection with preferred stock issuances to the U.S. Department of the Treasury in 2009 and 2008, and are listed on the New York Stock Exchange. The exercise price of the warrants expiring on January 16, 2019 is subject to continued adjustment each time the quarterly cash dividend is in excess of $0.01 per common share to compensate the holders of the warrants for dilution resulting from an increased dividend. The Corporation had cash dividends of $0.05 per share per quarter, or $0.20 per share for the year, in 2015 resulting in an adjustment to the exercise price of these warrants in each quarter. As a result of the Corporation’s 2015 dividends of $0.20 per common share, the exercise price of these warrants was adjusted to $13.107. The warrants expiring on October 28, 2018 also contain this anti-dilution provision except the adjustment is triggered only when the Corporation declares quarterly dividends at a level greater than $0.32 per common share.
In connection with the issuance of the Corporation’s 6% Cumulative Perpetual Preferred Stock, Series T (the Series T Preferred Stock), the Corporation issued a warrant to purchase 700 million shares of the Corporation’s common stock. The warrant is exercisable at the holder’s option at any time, in whole or in part, until September 1, 2021, at an exercise price of $7.142857 per share of common stock. The warrant may be settled in cash or by exchanging all or a portion of the Series T Preferred Stock. For more information on the Series T Preferred Stock, see Preferred Stock in this Note.
In connection with employee stock plans, in 2015, the Corporation issued approximately 7 million shares and repurchased approximately 3 million shares of its common stock to satisfy tax withholding obligations. At December 31, 2015, the Corporation had reserved 1.6 billion unissued shares of common stock for future issuances under employee stock plans, common stock warrants, convertible notes and preferred stock.

Bank of America 2015 77

Preferred Stock
The cash dividends declared on preferred stock were $1.5 billion, $1.0 billion and $1.2 billion for 2015, 2014 and 2013, respectively.
On January 29, 2016, the Corporation issued 44,000 shares of its 6.200% Non-Cumulative Preferred Stock, Series CC for $1.1 billion. Dividends are paid quarterly commencing on April 29, 2016. Series CC preferred stock has a liquidation preference of $25,000 per share and is subject to certain restrictions in the event that the Corporation fails to declare and pay full dividends.
On January 27, 2015, the Corporation issued 44,000 shares of its 6.500% Non-Cumulative Preferred Stock, Series Y for $1.1 billion. Dividends are paid quarterly commencing on April 27, 2015. On March 17, 2015, the corporation issued 76,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA for $1.9 billion. Dividends are paid semi-annually commencing on September 17, 2015. Series Y and AA preferred stock have a liquidation preference of $25,000 per share and are subject to certain restrictions in the event that the Corporation fails to declare and pay full dividends.
At the Corporation’s annual meeting of stockholders on May 7, 2014, the stockholders approved an amendment to the Series T Preferred Stock such that it qualifies as Tier 1 capital, and the amendment became effective in the three months ended June 30, 2014. The more significant changes to the terms of the Series T Preferred Stock in the amendment were: (1) dividends are no longer cumulative; (2) the dividend rate is fixed at 6%; and (3) the

Corporation may redeem the Series T Preferred Stock only after the fifth anniversary of the effective date of the amendment.
In 2014, the Corporation issued $6.0 billion of its Preferred Stock, Series V, X, W and Z. On June 17, 2014, the Corporation issued 60,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V for $1.5 billion. Dividends are paid semi-annually commencing on December 17, 2014. On September 5, 2014, the Corporation issued 80,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X for $2.0 billion. Dividends are paid semi-annually commencing on March 5, 2015. On September 9, 2014, the Corporation issued 44,000 shares of its 6.625% Non-Cumulative Preferred Stock, Series W for $1.1 billion. Dividends are paid quarterly commencing on December 9, 2014. On October 23, 2014, the Corporation issued 56,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z for $1.4 billion. Dividends are paid semi-annually commencing on April 23, 2015. Series V, X, W and Z preferred stock have a liquidation preference of $25,000 per share and are subject to certain restrictions in the event that the Corporation fails to declare and pay full dividends.
In 2013, the Corporation redeemed for $6.6 billion its Non-Cumulative Preferred Stock, Series H, J, 6, 7 and 8. The $100 million difference between the carrying value of $6.5 billion and the redemption price of the preferred stock was recorded as a preferred stock dividend. In addition, the Corporation issued $1.0 billion of its Fixed-to-Floating Rate Semi-annual Non-Cumulative Preferred Stock, Series U.

78 Bank of America 2015

The table below presents a summary of perpetual preferred stock outstanding at December 31, 2015.

Preferred Stock Summary

(Dollars in millions, except as noted)
Series	Description	Initial Issuance Date	Total Shares Outstanding	Liquidation Preference per Share (in dollars)	Carrying Value (1)	Per Annum Dividend Rate	Redemption Period (2)
Series B	7% Cumulative Redeemable	June 1997	7,571	$100	$1	7.00%	n/a
Series D (3)	6.204% Non-Cumulative	September 2006	26,174	25,000	654	6.204%	On or after September 14, 2011
Series E (3)	Floating Rate Non-Cumulative	November 2006	12,691	25,000	317	3-mo. LIBOR + 35 bps (4)	On or after November 15, 2011
Series F	Floating Rate Non-Cumulative	March 2012	1,409	100,000	141	3-mo. LIBOR + 40 bps (4)	On or after March 15, 2012
Series G	Adjustable Rate Non-Cumulative	March 2012	4,926	100,000	493	3-mo. LIBOR + 40 bps (4)	On or after March 15, 2012
Series I (3)	6.625% Non-Cumulative	September 2007	14,584	25,000	365	6.625%	On or after October 1, 2017
Series K (5)	Fixed-to-Floating Rate Non-Cumulative	January 2008	61,773	25,000	1,544	8.00% to, but excluding, 1/30/18; 3-mo. LIBOR + 363 bps thereafter	On or after January 30, 2018
Series L	7.25% Non-Cumulative Perpetual Convertible	January 2008	3,080,182	1,000	3,080	7.25%	n/a
Series M (5)	Fixed-to-Floating Rate Non-Cumulative	April 2008	52,399	25,000	1,310	8.125% to, but excluding, 5/15/18; 3-mo. LIBOR + 364 bps thereafter	On or after May 15, 2018
Series T	6% Non-Cumulative	September 2011	50,000	100,000	2,918	6.00%	See description in Preferred Stock in this Note
Series U (5)	Fixed-to-Floating Rate Non-Cumulative	May 2013	40,000	25,000	1,000	5.2% to, but excluding, 6/1/23; 3-mo. LIBOR + 313.5 bps thereafter	On or after June 1, 2023
Series V (5)	Fixed-to-Floating Rate Non-Cumulative	June 2014	60,000	25,000	1,500	5.125% to, but excluding, 6/17/19; 3-mo. LIBOR + 338.7 bps thereafter	On or after June 17, 2019
Series W (3)	6.625% Non-Cumulative	September 2014	44,000	25,000	1,100	6.625%	On or after September 9, 2019
Series X (5)	Fixed-to-Floating Rate Non-Cumulative	September 2014	80,000	25,000	2,000	6.250% to, but excluding, 9/5/24; 3-mo. LIBOR + 370.5 bps thereafter	On or after September 5, 2024
Series Y (3)	6.500% Non-Cumulative	January 2015	44,000	25,000	1,100	6.500%	On or after January 27, 2020
Series Z (5)	Fixed-to-Floating Rate Non-Cumulative	October 2014	56,000	25,000	1,400	6.500% to, but excluding, 10/23/24; 3-mo. LIBOR + 417.4 bps thereafter	On or after October 23, 2024
Series AA (5)	Fixed-to-Floating Rate Non-Cumulative	March 2015	76,000	25,000	1,900	6.100% to, but excluding, 3/17/25; 3-mo. LIBOR + 389.8 bps thereafter	On or after March 17, 2025
Series 1 (6)	Floating Rate Non-Cumulative	November 2004	3,275	30,000	98	3-mo. LIBOR + 75 bps (7)	On or after November 28, 2009
Series 2 (6)	Floating Rate Non-Cumulative	March 2005	9,967	30,000	299	3-mo. LIBOR + 65 bps (7)	On or after November 28, 2009
Series 3 (6)	6.375% Non-Cumulative	November 2005	21,773	30,000	653	6.375%	On or after November 28, 2010
Series 4 (6)	Floating Rate Non-Cumulative	November 2005	7,010	30,000	210	3-mo. LIBOR + 75 bps (4)	On or after November 28, 2010
Series 5 (6)	Floating Rate Non-Cumulative	March 2007	14,056	30,000	422	3-mo. LIBOR + 50 bps (4)	On or after May 21, 2012
Total			3,767,790		$22,505

(1)	Amounts shown are before third-party issuance costs and certain book value adjustments of $232 million.

(2)
The Corporation may redeem series of preferred stock on or after the redemption date, in whole or in part, at its option, at the liquidation preference plus declared and unpaid dividends. Series B and Series L Preferred Stock do not have early redemption/call rights.

(3)	Ownership is held in the form of depositary shares, each representing a 1/1,000th interest in a share of preferred stock, paying a quarterly cash dividend, if and when declared.

(4)	Subject to 4.00% minimum rate per annum.

(5)
Ownership is held in the form of depositary shares, each representing a 1/25th interest in a share of preferred stock, paying a semi-annual cash dividend, if and when declared, until the first redemption date at which time, it adjusts to a quarterly cash dividend, if and when declared, thereafter.

(6)	Ownership is held in the form of depositary shares, each representing a 1/1,200th interest in a share of preferred stock, paying a quarterly cash dividend, if and when declared.

(7)	Subject to 3.00% minimum rate per annum.
n/a = not applicable

Bank of America 2015 79

The 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L (Series L Preferred Stock) listed in the Preferred Stock Summary table does not have early redemption/call rights. Each share of the Series L Preferred Stock may be converted at any time, at the option of the holder, into 20 shares of the Corporation’s common stock plus cash in lieu of fractional shares. The Corporation may cause some or all of the Series L Preferred Stock, at its option, at any time or from time to time, to be converted into shares of common stock at the then-applicable conversion rate if, for 20 trading days during any period of 30 consecutive trading days, the closing price of common stock exceeds 130 percent of the then-applicable conversion price of the Series L Preferred Stock. If a conversion of Series L Preferred Stock occurs at the option of the holder, subsequent to a dividend record date but prior to the dividend payment date, the Corporation will still pay any accrued dividends payable.
All series of preferred stock in the Preferred Stock Summary table have a par value of $0.01 per share, are not subject to the operation of a sinking fund, have no participation rights, and with the exception of the Series L Preferred Stock, are not convertible.

The holders of the Series B Preferred Stock and Series 1 through 5 Preferred Stock have general voting rights, and the holders of the other series included in the table have no general voting rights. All outstanding series of preferred stock of the Corporation have preference over the Corporation’s common stock with respect to the payment of dividends and distribution of the Corporation’s assets in the event of a liquidation or dissolution. With the exception of the Series B, F, G and T Preferred Stock, if any dividend payable on these series is in arrears for three or more semi-annual or six or more quarterly dividend periods, as applicable (whether consecutive or not), the holders of these series and any other class or series of preferred stock ranking equally as to payment of dividends and upon which equivalent voting rights have been conferred and are exercisable (voting as a single class) will be entitled to vote for the election of two additional directors. These voting rights terminate when the Corporation has paid in full dividends on these series for at least two semi-annual or four quarterly dividend periods, as applicable, following the dividend arrearage.

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NOTE 14 Accumulated Other Comprehensive Income (Loss)
The table below presents the changes in accumulated OCI after-tax for 2013, 2014 and 2015.

(Dollars in millions)	Available-for- Sale Debt Securities	Available-for- Sale Marketable Equity Securities	Debit Valuation Adjustments (1)	Derivatives	Employee Benefit Plans	Foreign Currency (2)	Total
Balance, December 31, 2012	$4,443	$462	n/a	$(2,869)	$(4,456)	$(377)	$(2,797)
Net change	(7,700)	(466)	n/a	592	2,049	(135)	(5,660)
Balance, December 31, 2013	$(3,257)	$(4)	n/a	$(2,277)	$(2,407)	$(512)	$(8,457)
Net change	4,600	21	n/a	616	(943)	(157)	4,137
Balance, December 31, 2014	$1,343	$17	n/a	$(1,661)	$(3,350)	$(669)	$(4,320)
Cumulative adjustment for accounting change	—	—	$(1,226)	—	—	—	(1,226)
Net change	(1,643)	45	615	584	394	(123)	(128)
Balance, December 31, 2015	$(300)	$62	$(611)	$(1,077)	$(2,956)	$(792)	$(5,674)

(1)	For information on the impact of early adoption of new accounting guidance on recognition and measurement of financial instruments, see Note 1 – Summary of Significant Accounting Principles.

(2)	The net change in fair value represents the impact of changes in spot foreign exchange rates on the Corporation’s net investment in non-U.S. operations and related hedges.
n/a = not applicable
The table below presents the net change in fair value recorded in accumulated OCI, net realized gains and losses reclassified into earnings and other changes for each component of OCI before- and after-tax for 2015, 2014 and 2013.

Changes in OCI Components Before- and After-tax

	2015			2014			2013
(Dollars in millions)	Before-tax	Tax effect	After-tax	Before-tax	Tax effect	After-tax	Before-tax	Tax effect	After-tax
Available-for-sale debt securities:
Net increase (decrease) in fair value	$(1,644)	$627	$(1,017)	$8,698	$(3,268)	$5,430	$(10,989)	$4,077	$(6,912)
Net realized gains reclassified into earnings	(1,010)	384	(626)	(1,338)	508	(830)	(1,251)	463	(788)
Net change	(2,654)	1,011	(1,643)	7,360	(2,760)	4,600	(12,240)	4,540	(7,700)
Available-for-sale marketable equity securities:
Net increase in fair value	72	(27)	45	34	(13)	21	32	(12)	20
Net realized gains reclassified into earnings	—	—	—	—	—	—	(771)	285	(486)
Net change	72	(27)	45	34	(13)	21	(739)	273	(466)
Debit valuation adjustments:
Net increase in fair value	436	(166)	270	n/a	n/a	n/a	n/a	n/a	n/a
Net realized losses reclassified into earnings	556	(211)	345	n/a	n/a	n/a	n/a	n/a	n/a
Net change	992	(377)	615	n/a	n/a	n/a	n/a	n/a	n/a
Derivatives:
Net increase in fair value	55	(22)	33	195	(54)	141	156	(51)	105
Net realized losses reclassified into earnings	883	(332)	551	760	(285)	475	773	(286)	487
Net change	938	(354)	584	955	(339)	616	929	(337)	592
Employee benefit plans:
Net increase (decrease) in fair value	408	(121)	287	(1,629)	614	(1,015)	2,985	(1,128)	1,857
Net realized losses reclassified into earnings	169	(62)	107	55	(23)	32	237	(79)	158
Settlements, curtailments and other	1	(1)	—	(1)	41	40	46	(12)	34
Net change	578	(184)	394	(1,575)	632	(943)	3,268	(1,219)	2,049
Foreign currency:
Net decrease in fair value	600	(723)	(123)	714	(879)	(165)	244	(384)	(140)
Net realized losses reclassified into earnings	(38)	38	—	20	(12)	8	138	(133)	5
Net change	562	(685)	(123)	734	(891)	(157)	382	(517)	(135)
Total other comprehensive income (loss)	$488	$(616)	$(128)	$7,508	$(3,371)	$4,137	$(8,400)	$2,740	$(5,660)
n/a = not applicable

Bank of America 2015 81

The table below presents impacts on net income of significant amounts reclassified out of each component of accumulated OCI before- and after-tax for 2015, 2014 and 2013.

Reclassifications Out of Accumulated OCI

(Dollars in millions)
Accumulated OCI Components	Income Statement Line Item Impacted	2015	2014	2013
Available-for-sale debt securities:
	Gains on sales of debt securities	$1,091	$1,354	$1,271
	Other loss	(81)	(16)	(20)
	Income before income taxes	1,010	1,338	1,251
	Income tax expense	384	508	463
	Reclassification to net income	626	830	788
Available-for-sale marketable equity securities:
	Equity investment income	—	—	771
	Income before income taxes	—	—	771
	Income tax expense	—	—	285
	Reclassification to net income	—	—	486
Debit valuation adjustments:
	Other loss	(556)	n/a	n/a
	Loss before income taxes	(556)	n/a	n/a
	Income tax benefit	(211)	n/a	n/a
	Reclassification to net income	(345)	n/a	n/a
Derivatives:
Interest rate contracts	Net interest income	(974)	(1,119)	(1,119)
Commodity contracts	Trading account losses	—	—	(1)
Interest rate contracts	Other income	—	—	18
Equity compensation contracts	Personnel	91	359	329
	Loss before income taxes	(883)	(760)	(773)
	Income tax benefit	(332)	(285)	(286)
	Reclassification to net income	(551)	(475)	(487)
Employee benefit plans:
Prior service cost	Personnel	(5)	(5)	(4)
Net actuarial losses	Personnel	(164)	(50)	(225)
Settlements and curtailments	Personnel	—	—	(8)
	Loss before income taxes	(169)	(55)	(237)
	Income tax benefit	(62)	(23)	(79)
	Reclassification to net income	(107)	(32)	(158)
Foreign currency:
	Other income (loss)	38	(20)	(138)
	Income (loss) before income taxes	38	(20)	(138)
	Income tax expense (benefit)	38	(12)	(133)
	Reclassification to net income	—	(8)	(5)
Total reclassification adjustments		$(377)	$315	$624
n/a = not applicable

82 Bank of America 2015

NOTE 15 Earnings Per Common Share
The calculation of earnings per common share (EPS) and diluted EPS for 2015, 2014 and 2013 is presented below. For more information on the calculation of EPS, see Note 1 – Summary of Significant Accounting Principles.

(Dollars in millions, except per share information; shares in thousands)	2015	2014	2013
Earnings per common share
Net income	$15,888	$4,833	$11,431
Preferred stock dividends	(1,483)	(1,044)	(1,349)
Net income applicable to common shareholders	14,405	3,789	10,082
Dividends and undistributed earnings allocated to participating securities	—	—	(2)
Net income allocated to common shareholders	$14,405	$3,789	$10,080
Average common shares issued and outstanding	10,462,282	10,527,818	10,731,165
Earnings per common share	$1.38	$0.36	$0.94

Diluted earnings per common share
Net income applicable to common shareholders	$14,405	$3,789	$10,082
Add preferred stock dividends due to assumed conversions	300	—	300
Dividends and undistributed earnings allocated to participating securities	—	—	(2)
Net income allocated to common shareholders	$14,705	$3,789	$10,380
Average common shares issued and outstanding	10,462,282	10,527,818	10,731,165
Dilutive potential common shares (1)	751,710	56,717	760,253
Total diluted average common shares issued and outstanding	11,213,992	10,584,535	11,491,418
Diluted earnings per common share	$1.31	$0.36	$0.90

(1)	Includes incremental dilutive shares from restricted stock units, restricted stock, stock options and warrants.
The Corporation previously issued a warrant to purchase 700 million shares of the Corporation’s common stock to the holder of the Series T Preferred Stock. The warrant may be exercised, at the option of the holder, through tendering the Series T Preferred Stock or paying cash. For 2015 and 2013, the 700 million average dilutive potential common shares were included in the diluted share count under the “if-converted” method. For 2014, the 700 million average dilutive potential common shares were not included in the diluted share count because the result would have been antidilutive under the “if-converted” method. For additional information, see Note 13 – Shareholders’ Equity.
For 2015, 2014 and 2013, 62 million average dilutive potential common shares associated with the Series L Preferred Stock were not included in the diluted share count because the result would have been antidilutive under the “if-converted” method. For 2015,

2014 and 2013, average options to purchase 66 million, 91 million and 126 million shares of common stock, respectively, were outstanding but not included in the computation of EPS because the result would have been antidilutive under the treasury stock method. For 2015 and 2014, average warrants to purchase 122 million shares of common stock were outstanding but not included in the computation of EPS because the result would have been antidilutive under the treasury stock method compared to 272 million shares for 2013. For 2015 and 2014, average warrants to purchase 150 million shares of common stock were included in the diluted EPS calculation under the treasury stock method.
In connection with the preferred stock actions described in Note 13 – Shareholders’ Equity, the Corporation recorded a $100 million non-cash preferred stock dividend in 2013, which is included in the calculation of net income allocated to common shareholders.

Bank of America 2015 83

NOTE 16 Regulatory Requirements and Restrictions
The Federal Reserve, Office of the Comptroller of the Currency (OCC) and FDIC (collectively, U.S. banking regulators) jointly establish regulatory capital adequacy guidelines for U.S. banking organizations. As a financial holding company, the Corporation is subject to capital adequacy rules issued by the Federal Reserve, and its banking entity affiliates, including BANA and Bank of America California, N.A., are subject to capital adequacy rules issued by their respective primary regulators.
On January 1, 2014, the Corporation and its affiliates became subject to Basel 3, which includes certain transition provisions through January 1, 2019. The Corporation and its primary banking entity affiliate, BANA, are Advanced approaches institutions under Basel 3.
Basel 3 updated the composition of capital and established a Common equity tier 1 capital ratio. Common equity tier 1 capital primarily includes common stock, retained earnings and accumulated OCI. Basel 3 revised minimum capital ratios and buffer requirements, added a supplementary leverage ratio, and addressed the adequately capitalized minimum requirements under the PCA framework. Finally, Basel 3 established two methods of calculating risk-weighted assets, the Standardized approach and the Advanced approaches.
As an Advanced approaches institution, under Basel 3, the Corporation was required to complete a qualification period (parallel run) to demonstrate compliance with the Basel 3 Advanced approaches to the satisfaction of U.S. banking regulators. The Corporation received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements in the fourth quarter of 2015. Having exited parallel run on October 1, 2015, the Corporation is required to report regulatory risk-based capital ratios and risk-weighted assets under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy including under the PCA framework, and was the Advanced approaches in the fourth quarter of 2015. Prior to the fourth quarter of 2015, the Corporation was required to report its capital adequacy under the Standardized approach only.
The table below presents capital ratios and related information in accordance with Basel 3 Standardized and Advanced approaches – Transition as measured at December 31, 2015 and 2014 for the Corporation and BANA.

Regulatory Capital under Basel 3 – Transition (1)

	December 31, 2015
	Bank of America Corporation				Bank of America, N.A.
(Dollars in millions)	Standardized Approach	Advanced Approaches	Regulatory Minimum	Well-capitalized (2)	Standardized Approach	Advanced Approaches	Regulatory Minimum	Well-capitalized (2)
Risk-based capital metrics:
Common equity tier 1 capital	$163,026	$163,026			$144,869	$144,869
Tier 1 capital	180,778	180,778			144,869	144,869
Total capital (3)	220,676	210,912			159,871	150,624
Risk-weighted assets (in billions)	1,403	1,602			1,183	1,104
Common equity tier 1 capital ratio	11.6%	10.2%	4.5%	n/a	12.2%	13.1%	4.5%	6.5%
Tier 1 capital ratio	12.9	11.3	6.0	6.0%	12.2	13.1	6.0	8.0
Total capital ratio	15.7	13.2	8.0	10.0	13.5	13.6	8.0	10.0

Leverage-based metrics:
Adjusted quarterly average assets (in billions) (4)	$2,103	$2,103			$1,575	$1,575
Tier 1 leverage ratio	8.6%	8.6%	4.0	n/a	9.2%	9.2%	4.0	5.0

	December 31, 2014
Risk-based capital metrics:
Common equity tier 1 capital	$155,361	n/a			$145,150	n/a
Tier 1 capital	168,973	n/a			145,150	n/a
Total capital (3)	208,670	n/a			161,623	n/a
Risk-weighted assets (in billions)	1,262	n/a			1,105	n/a
Common equity tier 1 capital ratio	12.3%	n/a	4.0%	n/a	13.1%	n/a	4.0%	n/a
Tier 1 capital ratio	13.4	n/a	5.5	6.0%	13.1	n/a	5.5	6.0%
Total capital ratio	16.5	n/a	8.0	10.0	14.6	n/a	8.0	10.0

Leverage-based metrics:
Adjusted quarterly average assets (in billions) (4)	$2,060	$2,060			$1,509	$1,509
Tier 1 leverage ratio	8.2%	8.2%	4.0	n/a	9.6%	9.6%	4.0	5.0

(1)
The Corporation received approval to begin using the Advanced approaches capital framework to determine risk-based capital requirements in the fourth quarter of 2015. With the approval to exit parallel run, the Corporation is required to report regulatory capital risk-weighted assets and ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy and was the Advanced approaches at December 31, 2015. Prior to exiting parallel run, the Corporation was required to report regulatory capital risk-weighted assets and ratios under the Standardized approach only. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models which increased the Corporation’s risk-weighted assets in the fourth quarter of 2015.

(2)
To be “well capitalized” under the current U.S. banking regulatory agency definitions, a bank holding company or national bank must maintain these or higher ratios and not be subject to a Federal Reserve order or directive to maintain higher capital levels.

(3)	Total capital under the Advanced approaches differs from the Standardized approach due to differences in the amount permitted in Tier 2 capital related to the qualifying allowance for credit losses.

(4)	Reflects adjusted average assets for the three months ended December 31, 2015 and 2014.
n/a = not applicable

84 Bank of America 2015

The capital adequacy rules issued by the U.S. banking regulators require institutions to meet the established minimums outlined in the Regulatory Capital under Basel 3 – Transition table. Failure to meet the minimum requirements can lead to certain mandatory and discretionary actions by regulators that could have a material adverse impact on the Corporation’s financial position. At December 31, 2015 and 2014, the Corporation and its banking entity affiliates were “well capitalized.”
Other Regulatory Matters
On February 18, 2014, the Federal Reserve approved a final rule implementing certain enhanced supervisory and prudential requirements established under the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rule formalizes risk management requirements primarily related to governance and liquidity risk management and reiterates the provisions of previously issued final rules related to risk-based and leverage capital and stress test requirements. Also, a debt-to-equity limit may be enacted for an individual BHC if it is determined to pose a grave threat to the financial stability of the U.S. Such limit is at the discretion of the Financial Stability Oversight Council (FSOC) or the Federal Reserve on behalf of the FSOC.
The Federal Reserve requires the Corporation’s banking subsidiaries to maintain reserve requirements based on a percentage of certain deposits. The average daily reserve balance requirements, in excess of vault cash, maintained by the Corporation with the Federal Reserve were $9.8 billion and $9.1 billion for 2015 and 2014. At December 31, 2015 and 2014, the Corporation had cash in the amount of $12.1 billion and $7.7 billion, and securities with a fair value of $17.5 billion and $19.2 billion that were segregated in compliance with securities regulations or deposited with clearing organizations.
The primary sources of funds for cash distributions by the Corporation to its shareholders are capital distributions received from its banking subsidiaries, BANA and Bank of America California, N.A. In 2015, the Corporation received dividends of $18.8 billion from BANA and none from Bank of America California, N.A. The amount of dividends that a subsidiary bank may declare in a calendar year is the subsidiary bank’s net profits for that year combined with its retained net profits for the preceding two years. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. In 2016, BANA can declare and pay dividends of approximately $5.0 billion to the Corporation plus an additional amount equal to its retained net profits for 2016 up to the date of any such dividend declaration. Bank of America California, N.A. can pay dividends of $895 million in 2016 plus an additional amount equal to its retained net profits for 2016 up to the date of any such dividend declaration.

Bank of America 2015 85

NOTE 17 Employee Benefit Plans
Pension and Postretirement Plans
The Corporation sponsors a qualified noncontributory trusteed pension plan, a number of noncontributory nonqualified pension plans, and postretirement health and life plans that cover eligible employees. Non-U.S. pension plans sponsored by the Corporation vary based on the country and local practices.
In 2013, the Corporation merged a defined benefit pension plan, which covered eligible employees of certain legacy companies, into the legacy Bank of America Pension Plan (the Pension Plan). This merged plan is referred to as the Qualified Pension Plan. The merger resulted in a remeasurement of the qualified pension obligations and plan assets at fair value as of the merger date which increased accumulated OCI by $2.0 billion, net-of-tax. The benefit structures under the merged legacy plans have not changed and remain intact in the Qualified Pension Plan.
Benefits earned under the Qualified Pension Plan have been frozen. Thereafter, the cash balance accounts continue to earn investment credits or interest credits in accordance with the terms of the plan document.
It is the policy of the Corporation to fund no less than the minimum funding amount required by the Employee Retirement Income Security Act of 1974 (ERISA).
The Pension Plan has a balance guarantee feature for account balances with participant-selected earnings, applied at the time a benefit payment is made from the plan that effectively provides principal protection for participant balances transferred and certain compensation credits. The Corporation is responsible for funding any shortfall on the guarantee feature.
The Corporation has an annuity contract that guarantees the payment of benefits vested under a terminated U.S. pension plan (the Other Pension Plan). The Corporation, under a supplemental agreement, may be responsible for, or benefit from actual experience and investment performance of the annuity assets. The Corporation made no contribution under this agreement in 2015 or 2014. Contributions may be required in the future under this agreement.

The Corporation’s noncontributory, nonqualified pension plans are unfunded and provide supplemental defined pension benefits to certain eligible employees.
In addition to retirement pension benefits, certain benefits eligible to employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation. These plans are referred to as the Postretirement Health and Life Plans.
The Pension and Postretirement Plans table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted-average assumptions used to determine benefit obligations for the pension plans and postretirement plans at December 31, 2015 and 2014. Amounts recognized at December 31, 2015 and 2014 are reflected in other assets, and in accrued expenses and other liabilities on the Consolidated Balance Sheet. The estimate of the Corporation’s PBO associated with these plans considers various actuarial assumptions, including assumptions for mortality rates and discount rates. As of December 31, 2014, the Corporation adopted mortality assumptions published by the Society of Actuaries in October 2014, adjusted to reflect observed and anticipated future mortality experience of the participants in the Corporation’s U.S. plans. The adoption of the new mortality assumptions resulted in an increase of the PBO of approximately $580 million at December 31, 2014. The discount rate assumptions are derived from a cash flow matching technique that utilizes rates that are based on Aa-rated corporate bonds with cash flows that match estimated benefit payments of each of the plans. The increase in the weighted-average discount rates in 2015 resulted in a decrease to the PBO of approximately $930 million at December 31, 2015. The decrease in the weighted-average discount rates in 2014 resulted in an increase to the PBO of approximately $1.9 billion at December 31, 2014.

86 Bank of America 2015

The Corporation’s best estimate of its contributions to be made to the Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans in 2016 is $50 million, $103 million and $108 million, respectively. The Corporation does not expect to make a contribution to the Qualified Pension Plan in 2016.

Pension and Postretirement Plans

	Qualified Pension Plan (1)		Non-U.S. Pension Plans (1)		Nonqualified and Other Pension Plans (1)		Postretirement Health and Life Plans (1)
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014
Change in fair value of plan assets
Fair value, January 1	$18,614	$18,276	$2,564	$2,457	$2,927	$2,720	$28	$72
Actual return on plan assets	199	1,261	342	256	14	336	—	6
Company contributions	—	—	58	84	97	97	79	53
Plan participant contributions	—	—	1	1	—	—	127	129
Settlements and curtailments	—	—	(7)	(5)	—	—	—	—
Benefits paid	(851)	(923)	(78)	(68)	(233)	(226)	(247)	(248)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	n/a	n/a	13	16
Foreign currency exchange rate changes	n/a	n/a	(142)	(161)	n/a	n/a	n/a	n/a
Fair value, December 31	$17,962	$18,614	$2,738	$2,564	$2,805	$2,927	$—	$28
Change in projected benefit obligation
Projected benefit obligation, January 1	$15,508	$14,145	$2,688	$2,580	$3,329	$3,070	$1,346	$1,356
Service cost	—	—	27	29	—	1	8	8
Interest cost	621	665	93	109	122	133	48	58
Plan participant contributions	—	—	1	1	—	—	127	129
Plan amendments	—	—	(1)	1	—	—	—	—
Settlements and curtailments	—	—	(7)	(6)	—	—	—	—
Actuarial loss (gain)	(817)	1,621	(2)	208	(165)	351	(141)	29
Benefits paid	(851)	(923)	(78)	(68)	(233)	(226)	(247)	(248)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	n/a	n/a	13	16
Foreign currency exchange rate changes	n/a	n/a	(141)	(166)	n/a	n/a	(2)	(2)
Projected benefit obligation, December 31	$14,461	$15,508	$2,580	$2,688	$3,053	$3,329	$1,152	$1,346
Amount recognized, December 31	$3,501	$3,106	$158	$(124)	$(248)	$(402)	$(1,152)	$(1,318)
Funded status, December 31
Accumulated benefit obligation	$14,461	$15,508	$2,479	$2,582	$3,052	$3,329	n/a	n/a
Overfunded (unfunded) status of ABO	3,501	3,106	259	(18)	(247)	(402)	n/a	n/a
Provision for future salaries	—	—	101	106	1	—	n/a	n/a
Projected benefit obligation	14,461	15,508	2,580	2,688	3,053	3,329	$1,152	$1,346
Weighted-average assumptions, December 31
Discount rate	4.51%	4.12%	3.59%	3.56%	4.34%	3.80%	4.32%	3.75%
Rate of compensation increase	n/a	n/a	4.64	4.70	4.00	4.00	n/a	n/a

(1)	The measurement date for the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans was December 31 of each year reported.
n/a = not applicable
Amounts recognized on the Consolidated Balance Sheet at December 31, 2015 and 2014 are presented in the table below.

Amounts Recognized on Consolidated Balance Sheet

	Qualified Pension Plan		Non-U.S. Pension Plans		Nonqualified and Other Pension Plans		Postretirement Health and Life Plans
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014
Other assets	$3,501	$3,106	$548	$252	$825	$786	$—	$—
Accrued expenses and other liabilities	—	—	(390)	(376)	(1,073)	(1,188)	(1,152)	(1,318)
Net amount recognized at December 31	$3,501	$3,106	$158	$(124)	$(248)	$(402)	$(1,152)	$(1,318)

Bank of America 2015 87

Pension Plans with ABO and PBO in excess of plan assets as of December 31, 2015 and 2014 are presented in the table below. For the non-qualified plans not subject to ERISA or non-U.S. pension plans, funding strategies vary due to legal requirements and local practices.

Plans with PBO and ABO in Excess of Plan Assets

	Non-U.S. Pension Plans		Nonqualified and Other Pension Plans
(Dollars in millions)	2015	2014	2015	2014
PBO	$574	$583	$1,075	$1,190
ABO	551	563	1,074	1,190
Fair value of plan assets	183	206	1	2
Net periodic benefit cost of the Corporation’s plans for 2015, 2014 and 2013 included the following components.

Components of Net Periodic Benefit Cost

	Qualified Pension Plan			Non-U.S. Pension Plans
(Dollars in millions)	2015	2014	2013	2015	2014	2013
Components of net periodic benefit cost (income)
Service cost	$—	$—	$—	$27	$29	$32
Interest cost	621	665	623	93	109	98
Expected return on plan assets	(1,045)	(1,018)	(1,024)	(133)	(137)	(121)
Amortization of prior service cost	—	—	—	1	1	—
Amortization of net actuarial loss	170	111	242	6	3	2
Recognized loss (gain) due to settlements and curtailments	—	—	17	—	2	(7)
Net periodic benefit cost (income)	$(254)	$(242)	$(142)	$(6)	$7	$4
Weighted-average assumptions used to determine net cost for years ended December 31
Discount rate	4.12%	4.85%	4.00%	3.56%	4.30%	4.23%
Expected return on plan assets	6.00	6.00	6.50	5.27	5.52	5.50
Rate of compensation increase	n/a	n/a	n/a	4.70	4.91	4.37

	Nonqualified and Other Pension Plans			Postretirement Health and Life Plans
(Dollars in millions)	2015	2014	2013	2015	2014	2013
Components of net periodic benefit cost (income)
Service cost	$—	$1	$1	$8	$8	$9
Interest cost	122	133	120	48	58	54
Expected return on plan assets	(92)	(124)	(109)	(1)	(4)	(5)
Amortization of prior service cost	—	—	—	4	4	4
Amortization of net actuarial loss (gain)	34	25	25	(46)	(89)	(42)
Recognized loss due to settlements and curtailments	—	—	2	—	—	6
Net periodic benefit cost (income)	$64	$35	$39	$13	$(23)	$26
Weighted-average assumptions used to determine net cost for years ended December 31
Discount rate	3.80%	4.55%	3.65%	3.75%	4.50%	3.65%
Expected return on plan assets	3.26	4.60	3.75	6.00	6.00	6.50
Rate of compensation increase	4.00	4.00	4.00	n/a	n/a	n/a
n/a = not applicable
The asset valuation method used to calculate the expected return on plan assets component of net period benefit cost for the Qualified Pension Plan recognizes 60 percent of the prior year’s market gains or losses at the next measurement date with the remaining 40 percent spread equally over the subsequent four years.
Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefit plans except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting guidance. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health and Life Plans. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the Postretirement Health and Life Plans is 7.00 percent for 2016, reducing in steps to 5.00 percent in 2021 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs, and the benefit obligation by $2 million and $34 million in 2015. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs, and the benefit obligation by $2 million and $29 million in 2015.
The Corporation’s net periodic benefit cost (income) recognized for the plans is sensitive to the discount rate and expected return

88 Bank of America 2015

on plan assets. With all other assumptions held constant, a 25 basis point (bp) decline in the discount rate and expected return on plan asset assumptions would have resulted in an increase in the net periodic benefit cost for the Qualified Pension Plan recognized in 2015 of approximately $9 million and $44 million, and to be recognized in 2016 of approximately $9 million and $43 million. For the Postretirement Health and Life Plans, a 25 bp decline in the discount rate would have resulted in an increase in the net periodic benefit cost recognized in 2015 of approximately

$9 million, and to be recognized in 2016 of approximately $8 million. For the Non-U.S. Pension Plans and the Nonqualified and Other Pension Plans, a 25 bp decline in discount rates would not have a significant impact on the net periodic benefit cost for 2015 and 2016.
Pretax amounts included in accumulated OCI for employee benefit plans at December 31, 2015 and 2014 are presented in the table below.

Pretax Amounts Included in Accumulated OCI

	Qualified Pension Plan		Non-U.S. Pension Plans		Nonqualified and Other Pension Plans		Postretirement Health and Life Plans		Total
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net actuarial loss (gain)	$3,920	$4,061	$137	$355	$848	$968	$(150)	$(56)	$4,755	$5,328
Prior service cost (credits)	—	—	(10)	(9)	—	—	16	20	6	11
Amounts recognized in accumulated OCI	$3,920	$4,061	$127	$346	$848	$968	$(134)	$(36)	$4,761	$5,339
Pretax amounts recognized in OCI for employee benefit plans in 2015 included the following components.

Pretax Amounts Recognized in OCI

	Qualified Pension Plan		Non-U.S. Pension Plans		Nonqualified and Other Pension Plans		Postretirement Health and Life Plans		Total
(Dollars in millions)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Current year actuarial loss (gain)	$29	$1,378	$(211)	$87	$(86)	$138	$(140)	$26	$(408)	$1,629
Amortization of actuarial gain (loss)	(170)	(111)	(6)	(3)	(34)	(25)	46	89	(164)	(50)
Current year prior service cost (credit)	—	—	(1)	1	—	—	—	—	(1)	1
Amortization of prior service cost	—	—	(1)	(1)	—	—	(4)	(4)	(5)	(5)
Amounts recognized in OCI	$(141)	$1,267	$(219)	$84	$(120)	$113	$(98)	$111	$(578)	$1,575
The estimated pretax amounts that will be amortized from accumulated OCI into expense in 2016 are presented in the table below.

Estimated Pretax Amounts Amortized from Accumulated OCI into Period Cost in 2016

(Dollars in millions)	Qualified Pension Plan	Non-U.S. Pension Plans	Nonqualified and Other Pension Plans	Postretirement Health and Life Plans	Total
Net actuarial loss (gain)	$136	$6	$25	$(67)	$100
Prior service cost	—	1	—	4	5
Total amounts amortized from accumulated OCI	$136	$7	$25	$(63)	$105
Plan Assets
The Qualified Pension Plan has been established as a retirement vehicle for participants, and trusts have been established to secure benefits promised under the Qualified Pension Plan. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/return profile of the assets. Asset allocation ranges are established, periodically reviewed and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected investment measures. For example, the common stock of the Corporation held in the trust is maintained as an offset to the exposure related to participants who elected to receive an investment measure based on the return performance of common stock of the Corporation. No plan assets are expected to be returned to the Corporation during 2016.
The assets of the Non-U.S. Pension Plans are primarily attributable to a U.K. pension plan. This U.K. pension plan’s assets are invested prudently so that the benefits promised to members are provided with consideration given the nature and the duration of the plan’s liabilities. The current investment strategy was set following an asset-liability study and advice from the trustee’s

Bank of America 2015 89

investment advisors. The selected asset allocation strategy is designed to achieve a higher return than the lowest risk strategy while maintaining a prudent approach to meeting the plan’s liabilities.
The expected return on plan assets assumption was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the funds’ past experience, and expectations on potential future market returns. The expected return on plan assets assumption is determined using the calculated market-related value for the Qualified Pension Plan and the Other Pension Plan and the fair value for the Non-U.S. Pension Plans and Postretirement Health and Life Plans. The expected return on plan assets assumption represents a long-term average view of the performance of the assets in the Qualified Pension Plan, the Non-U.S. Pension Plans, the Other Pension Plan, and Postretirement Health and Life Plans, a return that may or may not be achieved during any one calendar year. The terminated Other U.S. Pension Plan is invested solely in an annuity contract which is primarily invested in fixed-income securities structured such that asset maturities match the duration of the plan’s obligations.
The target allocations for 2016 by asset category for the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans are presented in the table below.

2016 Target Allocation

Percentage
Asset Category	Qualified Pension Plan	Non-U.S. Pension Plans	Nonqualified and Other Pension Plans
Equity securities	20 - 60	10 - 35	0 - 5
Debt securities	40 - 80	40 - 80	95 - 100
Real estate	0 - 10	0 - 15	0 - 5
Other	0 - 5	0 - 15	0 - 5
Equity securities for the Qualified Pension Plan include common stock of the Corporation in the amounts of $189 million (1.05 percent of total plan assets) and $215 million (1.15 percent of total plan assets) at December 31, 2015 and 2014.

90 Bank of America 2015

Fair Value Measurements
For information on fair value measurements, including descriptions of Level 1, 2 and 3 of the fair value hierarchy and the valuation methods employed by the Corporation, see Note 1 – Summary of Significant Accounting Principles and Note 20 – Fair Value Measurements.
Combined plan investment assets measured at fair value by level and in total at December 31, 2015 and 2014 are summarized in the Fair Value Measurements table.

Fair Value Measurements

	December 31, 2015
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Cash and short-term investments
Money market and interest-bearing cash	$3,061	$—	$—	$3,061
Cash and cash equivalent commingled/mutual funds	—	4	—	4
Fixed income
U.S. government and agency securities	2,723	881	11	3,615
Corporate debt securities	—	1,795	—	1,795
Asset-backed securities	—	1,939	—	1,939
Non-U.S. debt securities	632	662	—	1,294
Fixed income commingled/mutual funds	551	1,421	—	1,972
Equity
Common and preferred equity securities	6,735	—	—	6,735
Equity commingled/mutual funds	3	1,503	—	1,506
Public real estate investment trusts	138	—	—	138
Real estate
Private real estate	—	—	144	144
Real estate commingled/mutual funds	—	12	731	743
Limited partnerships	—	121	49	170
Other investments (1)	—	287	102	389
Total plan investment assets, at fair value	$13,843	$8,625	$1,037	$23,505

	December 31, 2014
Cash and short-term investments
Money market and interest-bearing cash	$3,814	$—	$—	$3,814
Cash and cash equivalent commingled/mutual funds	—	4	—	4
Fixed income
U.S. government and agency securities	2,004	2,151	11	4,166
Corporate debt securities	—	1,454	—	1,454
Asset-backed securities	—	1,930	—	1,930
Non-U.S. debt securities	627	487	—	1,114
Fixed income commingled/mutual funds	101	1,397	—	1,498
Equity
Common and preferred equity securities	6,628	—	—	6,628
Equity commingled/mutual funds	16	1,817	—	1,833
Public real estate investment trusts	124	—	—	124
Real estate
Private real estate	—	—	127	127
Real estate commingled/mutual funds	—	4	632	636
Limited partnerships	—	122	65	187
Other investments (1)	1	490	127	618
Total plan investment assets, at fair value	$13,315	$9,856	$962	$24,133

(1)
Other investments include interest rate swaps of $114 million and $297 million, participant loans of $58 million and $78 million, commodity and balanced funds of $165 million and $178 million and other various investments of $52 million and $65 million at December 31, 2015 and 2014.

Bank of America 2015 91

The Level 3 Fair Value Measurements table presents a reconciliation of all plan investment assets measured at fair value using significant unobservable inputs (Level 3) during 2015, 2014 and 2013.

Level 3 Fair Value Measurements

	2015
(Dollars in millions)	Balance January 1	Actual Return on Plan Assets Still Held at the Reporting Date	Purchases, Sales and Settlements	Transfers out of Level 3	Balance December 31
Fixed income
U.S. government and agency securities	$11	$—	$—	$—	$11
Real estate
Private real estate	127	14	3	—	144
Real estate commingled/mutual funds	632	37	62	—	731
Limited partnerships	65	(1)	(15)	—	49
Other investments	127	(5)	(20)	—	102
Total	$962	$45	$30	$—	$1,037

	2014
Fixed income
U.S. government and agency securities	$12	$—	$(1)	$—	$11
Non-U.S. debt securities	6	—	(2)	(4)	—
Real estate
Private real estate	119	5	3	—	127
Real estate commingled/mutual funds	462	20	150	—	632
Limited partnerships	145	5	(85)	—	65
Other investments	135	1	(9)	—	127
Total	$879	$31	$56	$(4)	$962

	2013
Fixed income
U.S. government and agency securities	$13	$—	$(1)	$—	$12
Non-U.S. debt securities	10	(2)	(2)	—	6
Real estate
Private real estate	110	4	5	—	119
Real estate commingled/mutual funds	324	15	123	—	462
Limited partnerships	231	8	(66)	(28)	145
Other investments	129	(6)	12	—	135
Total	$817	$19	$71	$(28)	$879
Projected Benefit Payments
Benefit payments projected to be made from the Qualified Pension Plan, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans are presented in the table below.

Projected Benefit Payments

				Postretirement Health and Life Plans
(Dollars in millions)	Qualified Pension Plan (1)	Non-U.S. Pension Plans (2)	Nonqualified and Other Pension Plans (2)	Net Payments (3)	Medicare Subsidy
2016	$915	$56	$246	$121	$13
2017	900	59	238	115	13
2018	902	62	240	111	13
2019	894	68	237	105	12
2020	903	71	236	101	12
2021 - 2025	4,409	463	1,110	450	52

(1)	Benefit payments expected to be made from the plan’s assets.

(2)	Benefit payments expected to be made from a combination of the plans’ and the Corporation’s assets.

(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

92 Bank of America 2015

Defined Contribution Plans
The Corporation maintains qualified defined contribution retirement plans and nonqualified defined contribution retirement plans. The Corporation recorded expense of $1.0 billion, $1.0 billion and $1.1 billion in 2015, 2014 and 2013, respectively, related to the qualified defined contribution plans. At December 31, 2015 and 2014, 236 million and 238 million shares of the Corporation’s common stock were held by these plans. Payments to the plans for dividends on common stock were $48 million, $29 million and $10 million in 2015, 2014 and 2013, respectively.
Certain non-U.S. employees are covered under defined contribution pension plans that are separately administered in accordance with local laws.
NOTE 18 Stock-based Compensation Plans
The Corporation administers a number of equity compensation plans, with awards being granted predominantly from the Bank of America Corporation 2003 Key Associate Stock Plan (KASP). Grants in 2015 from the KASP included restricted stock units (RSUs) which generally vest in three equal annual installments beginning one year from the grant date, and awards which will vest subject to the attainment of specified performance criteria. During 2015, the Corporation issued 131 million RSUs to certain employees under the KASP. RSUs may be settled in cash or in shares of common stock depending on the terms of the applicable award. In 2015, two million of these RSUs were authorized to be settled in shares of common stock with the remainder in cash. Certain awards contain cancellation and clawback provisions which permit the Corporation to cancel or recoup all or a portion of the award under specified circumstances. The compensation cost for these awards is accrued over the vesting period and adjusted to fair value based upon changes in the share price of the Corporation’s common stock.
For most awards, expense is generally recognized ratably over the vesting period net of estimated forfeitures, unless the employee meets certain retirement eligibility criteria. For awards to employees that meet retirement eligibility criteria, the Corporation records the expense upon grant. For employees that become retirement eligible during the vesting period, the Corporation recognizes expense from the grant date to the date on which the employee becomes retirement eligible, net of estimated forfeitures. The compensation cost for the stock-based plans was $2.17 billion, $2.30 billion and $2.28 billion in 2015, 2014 and 2013, respectively. The related income tax benefit was $824 million, $854 million and $842 million for 2015, 2014 and 2013, respectively.
From time to time, the Corporation enters into equity total return swaps to hedge a portion of RSUs granted to certain employees as part of their compensation in prior periods in order to minimize the change in the expense to the Corporation driven by fluctuations in the fair value of the RSUs. Certain of these derivatives are designated as cash flow hedges of unrecognized unvested awards with the changes in fair value of the hedge recorded in accumulated OCI and reclassified into earnings in the same period as the RSUs affect earnings. The remaining derivatives are used to hedge the price risk of cash-settled awards with changes in fair value recorded in personnel expense. For information on amounts recognized on equity total return swaps used to hedge the Corporation’s outstanding RSUs, see Note 2 – Derivatives.
On May 6, 2015, Bank of America shareholders approved the amendment and restatement of the KASP, and renamed it the Bank of America Corporation Key Employee Equity Plan (KEEP). Under the amendment and restatement of the KEEP, 450 million shares of the Corporation’s common stock and any shares that were subject to an award as of December 31, 2014 under the KASP, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015, are authorized to be used for grants of awards.
Restricted Stock/Units
The table below presents the status at December 31, 2015 of the share-settled restricted stock/units and changes during 2015.

Stock-settled Restricted Stock/Units

	Shares/Units	Weighted- average Grant Date Fair Value
Outstanding at January 1, 2015	29,882,769	$9.30
Granted	2,079,667	16.60
Vested	(8,750,921)	11.43
Canceled	(655,497)	9.52
Outstanding at December 31, 2015	22,556,018	$9.14

Bank of America 2015 93

The table below presents the status at December 31, 2015 of the cash-settled RSUs granted under the KASP and changes during 2015.

Cash-settled Restricted Units

Units
Outstanding at January 1, 2015	316,956,435
Granted	128,748,571
Vested	(176,407,854)
Canceled	(13,942,138)
Outstanding at December 31, 2015	255,355,014
At December 31, 2015, there was an estimated $1.2 billion of total unrecognized compensation cost related to certain share-based compensation awards that is expected to be recognized over a period of up to four years, with a weighted-average period of 1.7 years. The total fair value of restricted stock vested in 2015, 2014 and 2013 was $145 million, $704 million and $906 million, respectively. In 2015, 2014 and 2013, the amount of cash paid to settle equity-based awards for all equity compensation plans was $3.0 billion, $2.7 billion and $1.7 billion, respectively.
Stock Options
The table below presents the status of all option plans at December 31, 2015 and changes during 2015.

Stock Options

	Options	Weighted- average Exercise Price
Outstanding at January 1, 2015	88,087,054	$48.96
Forfeited	(24,211,579)	48.38
Outstanding at December 31, 2015	63,875,475	49.18
All options outstanding as of December 31, 2015 were vested and exercisable with a weighted-average remaining contractual term of 1.1 years and have no aggregate intrinsic value. No options have been granted since 2008.

NOTE 19 Income Taxes
The components of income tax expense for 2015, 2014 and 2013 are presented in the table below.

Income Tax Expense

(Dollars in millions)	2015	2014	2013
Current income tax expense
U.S. federal	$2,387	$443	$180
U.S. state and local	210	340	786
Non-U.S.	561	513	513
Total current expense	3,158	1,296	1,479
Deferred income tax expense (benefit)
U.S. federal	1,992	583	2,056
U.S. state and local	519	85	(94)
Non-U.S.	597	58	1,300
Total deferred expense	3,108	726	3,262
Total income tax expense	$6,266	$2,022	$4,741
Total income tax expense does not reflect the tax effects of items that are included in accumulated OCI. For additional information, see Note 14 – Accumulated Other Comprehensive Income (Loss). These tax effects resulted in an expense of $616 million in 2015 and $3.4 billion in 2014, and a benefit of $2.7 billion in 2013, recorded in accumulated OCI. In addition, total income tax expense does not reflect tax effects associated with the Corporation’s employee stock plans which decreased common stock and additional paid-in capital $44 million, $35 million and $128 million in 2015, 2014 and 2013, respectively.

94 Bank of America 2015

Income tax expense for 2015, 2014 and 2013 varied from the amount computed by applying the statutory income tax rate to income before income taxes. A reconciliation of the expected U.S. federal income tax expense, calculated by applying the federal statutory tax rate of 35 percent, to the Corporation’s actual income tax expense, and the effective tax rates for 2015, 2014 and 2013 are presented in the table below.

Reconciliation of Income Tax Expense

	2015		2014		2013
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected U.S. federal income tax expense	$7,754	35.0%	$2,399	35.0%	$5,660	35.0%
Increase (decrease) in taxes resulting from:
State tax expense, net of federal benefit	474	2.1	276	4.0	450	2.8
Affordable housing credits/other credits	(1,087)	(4.9)	(950)	(13.8)	(863)	(5.3)
Non-U.S. tax rate differential	(559)	(2.5)	(507)	(7.4)	(940)	(5.8)
Tax-exempt income, including dividends	(539)	(2.4)	(533)	(7.8)	(524)	(3.2)
Changes in prior period UTBs, including interest	(85)	(0.4)	(741)	(10.8)	(255)	(1.6)
Non-U.S. tax law changes	289	1.3	—	—	1,133	7.0
Nondeductible expenses	40	0.2	1,982	28.9	104	0.6
Other	(21)	(0.1)	96	1.4	(24)	(0.2)
Total income tax expense	$6,266	28.3%	$2,022	29.5%	$4,741	29.3%
The reconciliation of the beginning unrecognized tax benefits (UTB) balance to the ending balance is presented in the table below.

Reconciliation of the Change in Unrecognized Tax Benefits

(Dollars in millions)	2015	2014	2013
Balance, January 1	$1,068	$3,068	$3,677
Increases related to positions taken during the current year	36	75	98
Increases related to positions taken during prior years (1)	187	519	254
Decreases related to positions taken during prior years (1)	(177)	(973)	(508)
Settlements	(1)	(1,594)	(448)
Expiration of statute of limitations	(18)	(27)	(5)
Balance, December 31	$1,095	$1,068	$3,068

(1)
The sum per year of positions taken during prior years differs from the $85 million, $741 million and $255 million in the Reconciliation of Income Tax Expense table due to temporary items, state items and jurisdictional offsets, as well as the inclusion of interest in the Reconciliation of Income Tax Expense table.

At December 31, 2015, 2014 and 2013, the balance of the Corporation’s UTBs which would, if recognized, affect the Corporation’s effective tax rate was $0.7 billion, $0.7 billion and $2.5 billion, respectively. Included in the UTB balance are some items the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences, the portion of gross state UTBs that would be offset by the tax benefit of the associated federal deduction and the portion of gross non-U.S. UTBs that would be offset by tax reductions in other jurisdictions.
The Corporation files income tax returns in more than 100 state and non-U.S. jurisdictions each year. The IRS and other tax authorities in countries and states in which the Corporation has significant business operations examine tax returns periodically (continuously in some jurisdictions). The Tax Examination Status table summarizes the status of significant examinations (U.S. federal unless otherwise noted) for the Corporation and various subsidiaries as of December 31, 2015.

Tax Examination Status

	Years under Examination	Status at December 31 2015
U.S.	2010 – 2011	IRS Appeals
U.S.	2012 – 2013	Field examination
New York	2008 – 2014	Field examination
U.K.	2012	Field examination
During 2015, the Corporation and IRS Appeals arrived at final agreement on the audit of Bank of America Corporation for the 2010 through 2011 tax years. While subject to review by the Joint Committee on Taxation of the U.S. Congress, the Corporation expects this examination will be concluded early in 2016.

Bank of America 2015 95

It is reasonably possible that the UTB balance may decrease by as much as $0.1 billion during the next 12 months, since resolved items will be removed from the balance whether their resolution results in payment or recognition.
The Corporation recognized benefits of $82 million during 2015 and $196 million in 2014, and an expense of $127 million in 2013 for interest and penalties, net-of-tax, in income tax expense. At December 31, 2015 and 2014, the Corporation’s accrual for interest and penalties that related to income taxes, net of taxes and remittances, was $288 million and $455 million.
Significant components of the Corporation’s net deferred tax assets and liabilities at December 31, 2015 and 2014 are presented in the table below.

Deferred Tax Assets and Liabilities

	December 31
(Dollars in millions)	2015	2014
Deferred tax assets
Net operating loss carryforwards	$9,494	$10,955
Accrued expenses	6,340	6,309
Allowance for credit losses	4,649	5,478
Security, loan and debt valuations	4,084	5,385
Employee compensation and retirement benefits	3,585	3,899
Tax credit carryforwards	2,707	5,614
Available-for-sale securities	152	—
Other	2,333	1,800
Gross deferred tax assets	33,344	39,440
Valuation allowance	(1,149)	(1,111)
Total deferred tax assets, net of valuation allowance	32,195	38,329

Deferred tax liabilities
Equipment lease financing	3,016	3,105
Intangibles	1,306	1,513
Fee income	864	881
Mortgage servicing rights	466	1,094
Long-term borrowings	327	630
Available-for-sale securities	—	828
Other	1,752	2,024
Gross deferred tax liabilities	7,731	10,075
Net deferred tax assets, net of valuation allowance	$24,464	$28,254

The table below summarizes the deferred tax assets and related valuation allowances recognized for the net operating loss (NOL) and tax credit carryforwards at December 31, 2015.

Net Operating Loss and Tax Credit Carryforward Deferred Tax Assets

(Dollars in millions)	Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	First Year Expiring
Net operating losses – U.S.	$2,507	$—	$2,507	After 2027
Net operating losses – U.K.	5,657	—	5,657	None (1)
Net operating losses – other non-U.S.	432	(323)	109	Various
Net operating losses – U.S. states (2)	898	(405)	493	Various
General business credits	2,635	—	2,635	After 2031
Foreign tax credits	72	(72)	—	n/a

(1)	The U.K. net operating losses may be carried forward indefinitely.

(2)	The net operating losses and related valuation allowances for U.S. states before considering the benefit of federal deductions were $1.4 billion and $623 million.
n/a = not applicable
Management concluded that no valuation allowance was necessary to reduce the U.K. NOL carryforwards and U.S. NOL and general business credit carryforwards since estimated future taxable income will be sufficient to utilize these assets prior to their expiration. The majority of the Corporation’s U.K. net deferred tax assets, which consist primarily of NOLs, are expected to be realized by certain subsidiaries over an extended number of years. Management’s conclusion is supported by financial results and forecasts, the reorganization of certain business activities and the indefinite period to carry forward NOLs. However, significant changes to those estimates, such as changes that would be caused by a substantial and prolonged worsening of the condition of Europe’s capital markets, or a change in applicable laws, could lead management to reassess its U.K. valuation allowance conclusions.
At December 31, 2015, U.S. federal income taxes had not been provided on $18.0 billion of undistributed earnings of non-U.S. subsidiaries that management has determined have been reinvested for an indefinite period of time. If the Corporation were to record a deferred tax liability associated with these undistributed earnings, the amount would be approximately $5.0 billion at December 31, 2015.

96 Bank of America 2015

NOTE 20 Fair Value Measurements
Under applicable accounting guidance, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation determines the fair values of its financial instruments based on the fair value hierarchy established under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs used to measure fair value. The Corporation conducts a review of its fair value hierarchy classifications on a quarterly basis. Transfers into or out of fair value hierarchy classifications are made if the significant inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. These transfers are considered to be effective as of the beginning of the quarter in which they occur. For more information regarding the fair value hierarchy and how the Corporation measures fair value, see Note 1 – Summary of Significant Accounting Principles. The Corporation accounts for certain financial instruments under the fair value option. For additional information, see Note 21 – Fair Value Option.
Valuation Processes and Techniques
The Corporation has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models by personnel who are independent of the front office, and periodic reassessments of models to ensure that they are continuing to perform as designed. In addition, detailed reviews of trading gains and losses are conducted on a daily basis by personnel who are independent of the front office. A price verification group, which is also independent of the front office, utilizes available market information including executed trades, market prices and market-observable valuation model inputs to ensure that fair values are reasonably estimated. The Corporation performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.
While the Corporation believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
During 2015, there were no changes to the valuation techniques that had, or are expected to have, a material impact on the Corporation’s consolidated financial position or results of operations.
Level 1, 2 and 3 Valuation Techniques
Financial instruments are considered Level 1 when the valuation is based on quoted prices in active markets for identical assets or liabilities. Level 2 financial instruments are valued using quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or models using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable and when determination of the fair value requires significant management judgment or estimation.
Trading Account Assets and Liabilities and Debt Securities
The fair values of trading account assets and liabilities are primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. The fair values of debt securities are generally based on quoted market prices or market prices for similar assets. Liquidity is a significant factor in the determination of the fair values of trading account assets and liabilities and debt securities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Some of these instruments are valued using a discounted cash flow model, which estimates the fair value of the securities using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Principal and interest cash flows are discounted using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value for the specific security. Other instruments are valued using a net asset value approach which considers the value of the underlying securities. Underlying assets are valued using external pricing services, where available, or matrix pricing based on the vintages and ratings. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies.
Derivative Assets and Liabilities
The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that utilize multiple market inputs including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. When third-party pricing services are used, the methods and assumptions are reviewed by the Corporation. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available, or are unobservable, in which case, quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality and other instrument-specific factors, where appropriate. In addition, the Corporation incorporates within its fair value measurements of OTC derivatives a valuation adjustment to reflect the credit risk associated with the net position. Positions are netted by counterparty, and fair value for net long exposures is adjusted for counterparty credit risk while the fair value for net short exposures is adjusted for the

Bank of America 2015 97

Corporation’s own credit risk. The Corporation also incorporates FVA within its fair value measurements to include funding costs on uncollateralized derivatives and derivatives where the Corporation is not permitted to use the collateral it receives. An estimate of severity of loss is also used in the determination of fair value, primarily based on market data.
Loans and Loan Commitments
The fair values of loans and loan commitments are based on market prices, where available, or discounted cash flow analyses using market-based credit spreads of comparable debt instruments or credit derivatives of the specific borrower or comparable borrowers. Results of discounted cash flow analyses may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.
Mortgage Servicing Rights
The fair values of MSRs are determined using models that rely on estimates of prepayment rates, the resultant weighted-average lives of the MSRs and the option-adjusted spread levels. For more information on MSRs, see Note 23 – Mortgage Servicing Rights.
Loans Held-for-sale
The fair values of LHFS are based on quoted market prices, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk. The borrower-specific credit risk is embedded within the quoted market prices or is implied by considering loan performance when selecting comparables.
Private Equity Investments
Private equity investments consist of direct investments and fund investments which are initially valued at their transaction price. Thereafter, the fair value of direct investments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, entry level multiples and discounted cash flow analyses, and are subject to appropriate discounts for lack of liquidity or marketability. After initial recognition, the fair value of fund investments is based on the Corporation’s proportionate interest in the fund’s capital as reported by the respective fund managers.

Short-term Borrowings and Long-term Debt
The Corporation issues structured liabilities that have coupons or repayment terms linked to the performance of debt or equity securities, indices, currencies or commodities. The fair values of these structured liabilities are estimated using quantitative models for the combined derivative and debt portions of the notes. These models incorporate observable and, in some instances, unobservable inputs including security prices, interest rate yield curves, option volatility, currency, commodity or equity rates and correlations among these inputs. The Corporation also considers the impact of its own credit spreads in determining the discount rate used to value these liabilities. The credit spread is determined by reference to observable spreads in the secondary bond market.
Securities Financing Agreements
The fair values of certain reverse repurchase agreements, repurchase agreements and securities borrowed transactions are determined using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services.
Deposits
The fair values of deposits are determined using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. The Corporation considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.
Asset-backed Secured Financings
The fair values of asset-backed secured financings are based on external broker bids, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk.

98 Bank of America 2015

Recurring Fair Value
Assets and liabilities carried at fair value on a recurring basis at December 31, 2015 and 2014, including financial instruments which the Corporation accounts for under the fair value option, are summarized in the following tables.

	December 31, 2015
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments (1)	Assets/Liabilities at Fair Value
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$55,143	$—	$—	$55,143
Trading account assets:
U.S. government and agency securities (2)	33,034	15,501	—	—	48,535
Corporate securities, trading loans and other	325	22,738	2,838	—	25,901
Equity securities	41,735	20,887	407	—	63,029
Non-U.S. sovereign debt	15,651	12,915	521	—	29,087
Mortgage trading loans and ABS	—	8,107	1,868	—	9,975
Total trading account assets	90,745	80,148	5,634	—	176,527
Derivative assets (3)	5,149	678,355	5,134	(638,648)	49,990
AFS debt securities:
U.S. Treasury and agency securities	23,374	1,903	—	—	25,277
Mortgage-backed securities:
Agency	—	228,947	—	—	228,947
Agency-collateralized mortgage obligations	—	10,985	—	—	10,985
Non-agency residential	—	3,073	106	—	3,179
Commercial	—	7,165	—	—	7,165
Non-U.S. securities	2,768	2,999	—	—	5,767
Corporate/Agency bonds	—	243	—	—	243
Other taxable securities	—	9,445	757	—	10,202
Tax-exempt securities	—	13,439	569	—	14,008
Total AFS debt securities	26,142	278,199	1,432	—	305,773
Other debt securities carried at fair value:
Mortgage-backed securities:
Agency-collateralized mortgage obligations	—	7	—	—	7
Non-agency residential	—	3,460	30	—	3,490
Non-U.S. securities	11,691	1,152	—	—	12,843
Other taxable securities	—	267	—	—	267
Total other debt securities carried at fair value	11,691	4,886	30	—	16,607
Loans and leases	—	5,318	1,620	—	6,938
Mortgage servicing rights	—	—	3,087	—	3,087
Loans held-for-sale	—	4,031	787	—	4,818
Other assets (4)	11,923	2,023	374	—	14,320
Total assets	$145,650	$1,108,103	$18,098	$(638,648)	$633,203
Liabilities
Interest-bearing deposits in U.S. offices	$—	$1,116	$—	$—	$1,116
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	24,239	335	—	24,574
Trading account liabilities:
U.S. government and agency securities	14,803	169	—	—	14,972
Equity securities	27,898	2,392	—	—	30,290
Non-U.S. sovereign debt	13,589	1,951	—	—	15,540
Corporate securities and other	193	5,947	21	—	6,161
Total trading account liabilities	56,483	10,459	21	—	66,963
Derivative liabilities (3)	4,941	670,600	5,575	(642,666)	38,450
Short-term borrowings	—	1,295	30	—	1,325
Accrued expenses and other liabilities	11,656	2,234	9	—	13,899
Long-term debt	—	28,584	1,513	—	30,097
Total liabilities	$73,080	$738,527	$7,483	$(642,666)	$176,424

(1)	Amounts represent the impact of legally enforceable master netting agreements and also cash collateral held or placed with the same counterparties.

(2)	Includes $14.8 billion of government-sponsored enterprise obligations.

(3)
During 2015, $6.6 billion of derivative assets and $6.7 billion of derivative liabilities were transferred from Level 1 to Level 2 based on inputs used to measure fair value. Additionally, $6.4 billion of derivative assets and $6.2 billion of derivative liabilities were transferred from Level 2 to Level 1 due to additional information related to certain options. For further disaggregation of derivative assets and liabilities, see Note 2 – Derivatives.

(4)	During 2015, approximately $327 million of assets were transferred from Level 2 to Level 1 due to a restriction that was lifted for an equity investment.

Bank of America 2015 99

	December 31, 2014
	Fair Value Measurements
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments (1)	Assets/Liabilities at Fair Value
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$62,182	$—	$—	$62,182
Trading account assets:
U.S. government and agency securities (2)	33,470	17,549	—	—	51,019
Corporate securities, trading loans and other	243	31,699	3,270	—	35,212
Equity securities	33,518	22,488	352	—	56,358
Non-U.S. sovereign debt	20,348	15,332	574	—	36,254
Mortgage trading loans and ABS	—	10,879	2,063	—	12,942
Total trading account assets	87,579	97,947	6,259	—	191,785
Derivative assets (3)	4,957	968,857	6,851	(927,983)	52,682
AFS debt securities:
U.S. Treasury and agency securities	67,413	2,182	—	—	69,595
Mortgage-backed securities:
Agency	—	165,039	—	—	165,039
Agency-collateralized mortgage obligations	—	14,248	—	—	14,248
Non-agency residential	—	4,175	279	—	4,454
Commercial	—	4,000	—	—	4,000
Non-U.S. securities	3,191	3,029	10	—	6,230
Corporate/Agency bonds	—	368	—	—	368
Other taxable securities	20	9,104	1,667	—	10,791
Tax-exempt securities	—	8,950	599	—	9,549
Total AFS debt securities	70,624	211,095	2,555	—	284,274
Other debt securities carried at fair value:
U.S. Treasury and agency securities	1,541	—	—	—	1,541
Mortgage-backed securities:
Agency	—	15,704	—	—	15,704
Non-agency residential	—	3,745	—	—	3,745
Non-U.S. securities	13,270	1,862	—	—	15,132
Other taxable securities	—	299	—	—	299
Total other debt securities carried at fair value	14,811	21,610	—	—	36,421
Loans and leases	—	6,698	1,983	—	8,681
Mortgage servicing rights	—	—	3,530	—	3,530
Loans held-for-sale	—	6,628	173	—	6,801
Other assets (4)	11,581	1,381	911	—	13,873
Total assets	$189,552	$1,376,398	$22,262	$(927,983)	$660,229
Liabilities
Interest-bearing deposits in U.S. offices	$—	$1,469	$—	$—	$1,469
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	35,357	—	—	35,357
Trading account liabilities:
U.S. government and agency securities	18,514	446	—	—	18,960
Equity securities	24,679	3,670	—	—	28,349
Non-U.S. sovereign debt	16,089	3,625	—	—	19,714
Corporate securities and other	189	6,944	36	—	7,169
Total trading account liabilities	59,471	14,685	36	—	74,192
Derivative liabilities (3)	4,493	965,416	7,771	(930,771)	46,909
Short-term borrowings	—	2,697	—	—	2,697
Accrued expenses and other liabilities	10,795	1,250	10	—	12,055
Long-term debt	—	34,042	2,362	—	36,404
Total liabilities	$74,759	$1,054,916	$10,179	$(930,771)	$209,083

(1)	Amounts represent the impact of legally enforceable master netting agreements and also cash collateral held or placed with the same counterparties.

(2)	Includes $17.2 billion of government-sponsored enterprise obligations.

(3)	For further disaggregation of derivative assets and liabilities, see Note 2 – Derivatives.

(4)
During 2014, the Corporation reclassified certain assets and liabilities within its fair value hierarchy based on a review of its inputs used to measure fair value. Accordingly, approximately $4.1 billion of assets related to U.S. government and agency securities, non-U.S. government securities and equity derivatives, and $570 million of liabilities related to equity derivatives were transferred from Level 1 to Level 2.

100 Bank of America 2015

The following tables present a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during 2015, 2014 and 2013, including net realized and unrealized gains (losses) included in earnings and accumulated OCI.

Level 3 – Fair Value Measurements (1)

	2015
				Gross
(Dollars in millions)	Balance January 1 2015	Gains (Losses) in Earnings	Gains (Losses) in OCI (2)	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2015
Trading account assets:
Corporate securities, trading loans and other	$3,270	$(31)	$(11)	$1,540	$(1,616)	$—	$(1,122)	$1,570	$(762)	$2,838
Equity securities	352	9	—	49	(11)	—	(11)	41	(22)	407
Non-U.S. sovereign debt	574	114	(179)	185	(1)	—	(145)	—	(27)	521
Mortgage trading loans and ABS	2,063	154	1	1,250	(1,117)	—	(493)	50	(40)	1,868
Total trading account assets	6,259	246	(189)	3,024	(2,745)	—	(1,771)	1,661	(851)	5,634
Net derivative assets (3)	(920)	1,335	(7)	273	(863)	—	(261)	(40)	42	(441)
AFS debt securities:
Non-agency residential MBS	279	(12)	—	134	—	—	(425)	167	(37)	106
Non-U.S. securities	10	—	—	—	—	—	(10)	—	—	—
Other taxable securities	1,667	—	—	189	—	—	(160)	—	(939)	757
Tax-exempt securities	599	—	—	—	—	—	(30)	—	—	569
Total AFS debt securities	2,555	(12)	—	323	—	—	(625)	167	(976)	1,432
Other debt securities carried at fair value – Non-agency residential MBS	—	(3)	—	33	—	—	—	—	—	30
Loans and leases (4, 5)	1,983	(23)	—	—	(4)	57	(237)	144	(300)	1,620
Mortgage servicing rights (5)	3,530	187	—	—	(393)	637	(874)	—	—	3,087
Loans held-for-sale (4)	173	(51)	(8)	771	(203)	61	(61)	203	(98)	787
Other assets (6)	911	(55)	—	11	(130)	—	(51)	10	(322)	374
Federal funds purchased and securities loaned or sold under agreements to repurchase (4)	—	(11)	—	—	—	(131)	217	(411)	1	(335)
Trading account liabilities – Corporate securities and other	(36)	19	—	30	(34)	—	—	—	—	(21)
Short-term borrowings (4)	—	17	—	—	—	(52)	10	(24)	19	(30)
Accrued expenses and other liabilities	(10)	1	—	—	—	—	—	—	—	(9)
Long-term debt (4)	(2,362)	287	19	616	—	(188)	273	(1,592)	1,434	(1,513)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)
Includes unrealized gains (losses) on AFS debt securities, foreign currency translation adjustments and the impact on structured liabilities of changes in the Corporation’s credit spreads. For more information, see Note 1 – Summary of Significant Accounting Principles.

(3)	Net derivatives include derivative assets of $5.1 billion and derivative liabilities of $5.6 billion.

(4)	Amounts represent instruments that are accounted for under the fair value option.

(5)	Issuances represent loan originations and MSRs retained following securitizations or whole-loan sales.

(6)	Other assets is primarily comprised of certain private equity investments.
Significant transfers into Level 3, primarily due to decreased price observability, during 2015 included:

•	$1.7 billion of trading account assets

•	$167 million of AFS debt securities

•	$144 million of loans and leases

•	$203 million of LHFS

•	$411 million of federal funds purchased and securities loaned or sold under agreements to repurchase

•
$1.6 billion of long-term debt. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

Significant transfers out of Level 3, primarily due to increased price observability unless otherwise noted, during 2015 included:

•	$851 million of trading account assets, primarily the result of increased market liquidity

•	$976 million of AFS debt securities

•	$300 million of loans and leases

•	$322 million of other assets

•	$1.4 billion of long-term debt

Bank of America 2015 101

Level 3 – Fair Value Measurements (1)

	2014
				Gross
(Dollars in millions)	Balance January 1 2014	Gains (Losses) in Earnings	Gains (Losses) in OCI	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2014
Trading account assets:
U.S. government and agency securities	$—	$—	$—	$87	$(87)	$—	$—	$—	$—	$—
Corporate securities, trading loans and other	3,559	180	—	1,675	(857)	—	(938)	1,275	(1,624)	3,270
Equity securities	386	—	—	104	(86)	—	(16)	146	(182)	352
Non-U.S. sovereign debt	468	30	—	120	(34)	—	(19)	11	(2)	574
Mortgage trading loans and ABS	4,631	199	—	1,643	(1,259)	—	(585)	39	(2,605)	2,063
Total trading account assets	9,044	409	—	3,629	(2,323)	—	(1,558)	1,471	(4,413)	6,259
Net derivative assets (2)	(224)	463	—	823	(1,738)	—	(432)	28	160	(920)
AFS debt securities:
Non-agency residential MBS	—	(2)	—	11	—	—	—	270	—	279
Non-U.S. securities	107	(7)	(11)	241	—	—	(147)	—	(173)	10
Corporate/Agency bonds	—	—	—	—	—	—	—	93	(93)	—
Other taxable securities	3,847	9	(8)	154	—	—	(1,381)	—	(954)	1,667
Tax-exempt securities	806	8	—	—	(16)	—	(235)	36	—	599
Total AFS debt securities	4,760	8	(19)	406	(16)	—	(1,763)	399	(1,220)	2,555
Loans and leases (3, 4)	3,057	69	—	—	(3)	699	(1,591)	25	(273)	1,983
Mortgage servicing rights (4)	5,042	(1,231)	—	—	(61)	707	(927)	—	—	3,530
Loans held-for-sale (4)	929	45	—	59	(725)	23	(216)	83	(25)	173
Other assets (5)	1,669	(98)	—	—	(430)	—	(245)	39	(24)	911
Trading account liabilities – Corporate securities and other	(35)	1	—	10	(13)	—	—	(9)	10	(36)
Accrued expenses and other liabilities	(10)	2	—	—	—	(3)	—	—	1	(10)
Long-term debt (3)	(1,990)	49	—	169	—	(615)	540	(1,581)	1,066	(2,362)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)	Net derivatives include derivative assets of $6.9 billion and derivative liabilities of $7.8 billion.

(3)	Amounts represent instruments that are accounted for under the fair value option.

(4)	Issuances represent loan originations and MSRs retained following securitizations or whole-loan sales.

(5)	Other assets is primarily comprised of certain long-term fixed-rate margin loans that are accounted for under the fair value option and certain private equity investments.
Significant transfers into Level 3, primarily due to decreased price observability, during 2014 included:

•	$1.5 billion of trading account assets

•	$399 million of AFS debt securities

•
$1.6 billion of long-term debt. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

Significant transfers out of Level 3, primarily due to increased price observability unless otherwise noted, during 2014 included:

•	$4.4 billion of trading account assets, primarily the result of increased market liquidity

•	$160 million of net derivative assets

•	$1.2 billion of AFS debt securities

•	$273 million of loans and leases

•	$1.1 billion of long-term debt

102 Bank of America 2015

Level 3 – Fair Value Measurements (1)

	2013
				Gross
(Dollars in millions)	Balance January 1 2013	Gains (Losses) in Earnings	Gains (Losses) in OCI	Purchases	Sales	Issuances	Settlements	Gross Transfers into Level 3	Gross Transfers out of Level 3	Balance December 31 2013
Trading account assets:
Corporate securities, trading loans and other	$3,726	$242	$—	$3,848	$(3,110)	$59	$(651)	$890	$(1,445)	$3,559
Equity securities	545	74	—	96	(175)	—	(100)	70	(124)	386
Non-U.S. sovereign debt	353	50	—	122	(18)	—	(36)	2	(5)	468
Mortgage trading loans and ABS	4,935	53	—	2,514	(1,993)	—	(868)	20	(30)	4,631
Total trading account assets	9,559	419	—	6,580	(5,296)	59	(1,655)	982	(1,604)	9,044
Net derivative assets (2)	1,468	(304)	—	824	(1,467)	—	(1,362)	(10)	627	(224)
AFS debt securities:
Commercial MBS	10	—	—	—	—	—	(10)	—	—	—
Non-U.S. securities	—	5	2	1	(1)	—	—	100	—	107
Corporate/Agency bonds	92	—	4	—	—	—	—	—	(96)	—
Other taxable securities	3,928	9	15	1,055	—	—	(1,155)	—	(5)	3,847
Tax-exempt securities	1,061	3	19	—	—	—	(109)	—	(168)	806
Total AFS debt securities	5,091	17	40	1,056	(1)	—	(1,274)	100	(269)	4,760
Loans and leases (3, 4)	2,287	98	—	310	(128)	1,252	(757)	19	(24)	3,057
Mortgage servicing rights (4)	5,716	1,941	—	—	(2,044)	472	(1,043)	—	—	5,042
Loans held-for-sale (3)	2,733	62	—	8	(402)	4	(1,507)	34	(3)	929
Other assets (5)	3,129	(288)	—	46	(383)	—	(1,019)	239	(55)	1,669
Trading account liabilities – Corporate securities and other	(64)	10	—	43	(54)	(5)	—	(9)	44	(35)
Accrued expenses and other liabilities (3)	(15)	30	—	—	—	(751)	724	(1)	3	(10)
Long-term debt (3)	(2,301)	13	—	358	(4)	(172)	258	(1,331)	1,189	(1,990)

(1)	Assets (liabilities). For assets, increase (decrease) to Level 3 and for liabilities, (increase) decrease to Level 3.

(2)	Net derivatives include derivative assets of $7.3 billion and derivative liabilities of $7.5 billion.

(3)	Amounts represent instruments that are accounted for under the fair value option.

(4)	Issuances represent loan originations and MSRs retained following securitizations or whole-loan sales.

(5)	Other assets is primarily comprised of certain long-term fixed-rate margin loans that are accounted for under the fair value option and certain private equity investments.
Significant transfers into Level 3, primarily due to decreased price observability, during 2013 included:

•	$982 million of trading account assets

•	$100 million of AFS debt securities

•	$239 million of other assets

•
$1.3 billion of long-term debt. Transfers occur on a regular basis for these long-term debt instruments due to changes in the impact of unobservable inputs on the value of the embedded derivative in relation to the instrument as a whole.

Significant transfers out of Level 3, primarily due to increased price observability unless otherwise noted, during 2013 included:

•	$1.6 billion of trading account assets

•	$627 million of net derivative assets

•	$269 million of AFS debt securities, primarily due to increased market liquidity

•	$1.2 billion of long-term debt

Bank of America 2015 103

The following tables summarize gains (losses) due to changes in fair value, including both realized and unrealized gains (losses), recorded in earnings for Level 3 assets and liabilities during 2015, 2014 and 2013. These amounts include gains (losses) on loans, LHFS, loan commitments and structured liabilities that are accounted for under the fair value option.

Level 3 – Total Realized and Unrealized Gains (Losses) Included in Earnings

	2015
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other	Total
Trading account assets:
Corporate securities, trading loans and other	$(31)	$—	$—	$(31)
Equity securities	9	—	—	9
Non-U.S. sovereign debt	114	—	—	114
Mortgage trading loans and ABS	154	—	—	154
Total trading account assets	246	—	—	246
Net derivative assets	508	765	62	1,335
AFS debt securities – Non-agency residential MBS	—	—	(12)	(12)
Other debt securities carried at fair value – Non-agency residential MBS	—	—	(3)	(3)
Loans and leases (2)	(8)	—	(15)	(23)
Mortgage servicing rights	73	114	—	187
Loans held-for-sale (2)	(58)	—	7	(51)
Other assets	—	(66)	11	(55)
Federal funds purchased and securities loaned or sold under agreements to repurchase (2)	(11)	—	—	(11)
Trading account liabilities – Corporate securities and other	19	—	—	19
Short-term borrowings (2)	17	—	—	17
Accrued expenses and other liabilities	—	—	1	1
Long-term debt (2)	339	—	(52)	287
Total	$1,125	$813	$(1)	$1,937

	2014
Trading account assets:
Corporate securities, trading loans and other	$180	$—	$—	$180
Non-U.S. sovereign debt	30	—	—	30
Mortgage trading loans and ABS	199	—	—	199
Total trading account assets	409	—	—	409
Net derivative assets	(475)	834	104	463
AFS debt securities:
Non-agency residential MBS	—	—	(2)	(2)
Non-U.S. securities	—	—	(7)	(7)
Other taxable securities	—	—	9	9
Tax-exempt securities	—	—	8	8
Total AFS debt securities	—	—	8	8
Loans and leases (2)	—	—	69	69
Mortgage servicing rights	(6)	(1,225)	—	(1,231)
Loans held-for-sale (2)	(14)	—	59	45
Other assets	—	(79)	(19)	(98)
Trading account liabilities – Corporate securities and other	1	—	—	1
Accrued expenses and other liabilities	—	—	2	2
Long-term debt (2)	78	—	(29)	49
Total	$(7)	$(470)	$194	$(283)

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)	Amounts represent instruments that are accounted for under the fair value option.

104 Bank of America 2015

Level 3 – Total Realized and Unrealized Gains (Losses) Included in Earnings (continued)

	2013
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other	Total
Trading account assets:
Corporate securities, trading loans and other	$242	$—	$—	$242
Equity securities	74	—	—	74
Non-U.S. sovereign debt	50	—	—	50
Mortgage trading loans and ABS	53	—	—	53
Total trading account assets	419	—	—	419
Net derivative assets	(1,224)	927	(7)	(304)
AFS debt securities:
Non-U.S. securities	—	—	5	5
Other taxable securities	—	—	9	9
Tax-exempt securities	—	—	3	3
Total AFS debt securities	—	—	17	17
Loans and leases (2)	—	(38)	136	98
Mortgage servicing rights	—	1,941	—	1,941
Loans held-for-sale (2)	—	2	60	62
Other assets	—	122	(410)	(288)
Trading account liabilities – Corporate securities and other	10	—	—	10
Accrued expenses and other liabilities	—	30	—	30
Long-term debt (2)	45	—	(32)	13
Total	$(750)	$2,984	$(236)	$1,998

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)	Amounts represent instruments that are accounted for under the fair value option.

Bank of America 2015 105

The table below summarizes changes in unrealized gains (losses) recorded in earnings during 2015, 2014 and 2013 for Level 3 assets and liabilities that were still held at December 31, 2015, 2014 and 2013. These amounts include changes in fair value on loans, LHFS, loan commitments and structured liabilities that are accounted for under the fair value option.

Level 3 – Changes in Unrealized Gains (Losses) Relating to Assets and Liabilities Still Held at Reporting Date

	2015
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss) (1)	Other	Total
Trading account assets:
Corporate securities, trading loans and other	$(123)	$—	$—	$(123)
Equity securities	3	—	—	3
Non-U.S. sovereign debt	74	—	—	74
Mortgage trading loans and ABS	(93)	—	—	(93)
Total trading account assets	(139)	—	—	(139)
Net derivative assets	507	36	62	605
Loans and leases (2)	(3)	—	16	13
Mortgage servicing rights	73	(158)	—	(85)
Loans held-for-sale (2)	(1)	—	(38)	(39)
Other assets	—	(41)	(20)	(61)
Trading account liabilities – Corporate securities and other	(3)	—	—	(3)
Short-term borrowings (2)	1	—	—	1
Accrued expenses and other liabilities	—	—	1	1
Long-term debt (2)	277	—	(22)	255
Total	$712	$(163)	$(1)	$548

	2014
Trading account assets:
Corporate securities, trading loans and other	$69	$—	$—	$69
Equity securities	(8)	—	—	(8)
Non-U.S. sovereign debt	31	—	—	31
Mortgage trading loans and ABS	79	—	—	79
Total trading account assets	171	—	—	171
Net derivative assets	(276)	85	104	(87)
Loans and leases (2)	—	—	76	76
Mortgage servicing rights	(6)	(1,747)	—	(1,753)
Loans held-for-sale (2)	(14)	—	10	(4)
Other assets	—	(50)	102	52
Trading account liabilities – Corporate securities and other	1	—	—	1
Accrued expenses and other liabilities	—	—	1	1
Long-term debt (2)	29	—	(37)	(8)
Total	$(95)	$(1,712)	$256	$(1,551)

	2013
Trading account assets:
Corporate securities, trading loans and other	$(130)	$—	$—	$(130)
Equity securities	40	—	—	40
Non-U.S. sovereign debt	80	—	—	80
Mortgage trading loans and ABS	(174)	—	—	(174)
Total trading account assets	(184)	—	—	(184)
Net derivative assets	(1,375)	42	(7)	(1,340)
Loans and leases (2)	—	(34)	152	118
Mortgage servicing rights	—	1,541	—	1,541
Loans held-for-sale (2)	—	6	57	63
Other assets	—	166	14	180
Long-term debt (2)	(4)	—	(32)	(36)
Total	$(1,563)	$1,721	$184	$342

(1)	Mortgage banking income (loss) does not reflect the impact of Level 1 and Level 2 hedges on MSRs.

(2)	Amounts represent instruments that are accounted for under the fair value option.

106 Bank of America 2015

The following tables present information about significant unobservable inputs related to the Corporation’s material categories of Level 3 financial assets and liabilities at December 31, 2015 and 2014.

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2015

(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Loans and Securities (1)
Instruments backed by residential real estate assets	$2,017	Discounted cash flow, Market comparables	Yield	0% to 25%	6%
Trading account assets – Mortgage trading loans and ABS	400		Prepayment speed	0% to 27% CPR	11%
Loans and leases	1,520		Default rate	0% to 10% CDR	4%
Loans held-for-sale	97		Loss severity	0% to 90%	40%
Instruments backed by commercial real estate assets	$852	Discounted cash flow, Market comparables	Yield	0% to 25%	8%
Trading account assets – Mortgage trading loans and ABS	162		Price	$0 to $100	$73
Loans held-for-sale	690
Commercial loans, debt securities and other	$4,558	Discounted cash flow, Market comparables	Yield	0% to 37%	13%
Trading account assets – Corporate securities, trading loans and other	2,503		Prepayment speed	5% to 20%	16%
Trading account assets – Non-U.S. sovereign debt	521		Default rate	2% to 5%	4%
Trading account assets – Mortgage trading loans and ABS	1,306		Loss severity	25% to 50%	37%
AFS debt securities – Other taxable securities	128		Duration	0 to 5 years	3 years
Loans and leases	100		Price	$0 to $258	$64
Auction rate securities	$1,533	Discounted cash flow, Market comparables	Price	$10 to $100	$94
Trading account assets – Corporate securities, trading loans and other	335
AFS debt securities – Other taxable securities	629
AFS debt securities – Tax-exempt securities	569
Structured liabilities
Long-term debt	$(1,513)	Industry standard derivative pricing (2, 3)	Equity correlation	25% to 100%	67%
			Long-dated equity volatilities	4% to 101%	28%
Net derivative assets
Credit derivatives	$(75)	Discounted cash flow, Stochastic recovery correlation model	Yield	6% to 25%	16%
			Upfront points	0 to 100 points	60 points
			Credit spreads	0 bps to 447 bps	111 bps
			Credit correlation	31% to 99%	38%
			Prepayment speed	10% to 20% CPR	19%
			Default rate	1% to 4% CDR	3%
			Loss severity	35% to 40%	35%
Equity derivatives	$(1,037)	Industry standard derivative pricing (2)	Equity correlation	25% to 100%	67%
			Long-dated equity volatilities	4% to 101%	28%
Commodity derivatives	$169	Discounted cash flow, Industry standard derivative pricing (2)	Natural gas forward price	$1/MMBtu to $6/MMBtu	$4/MMBtu
			Propane forward price	$0/Gallon to $1/Gallon	$1/Gallon
			Correlation	66% to 93%	84%
			Volatilities	18% to 125%	39%
Interest rate derivatives	$502	Industry standard derivative pricing (3)	Correlation (IR/IR)	17% to 99%	48%
			Correlation (FX/IR)	-15% to 40%	-9%
			Long-dated inflation rates	0% to 7%	3%
			Long-dated inflation volatilities	0% to 2%	1%
Total net derivative assets	$(441)

(1)
The categories are aggregated based upon product type which differs from financial statement classification. The following is a reconciliation to the line items in the table on page 99: Trading account assets – Corporate securities, trading loans and other of $2.8 billion, Trading account assets – Non-U.S. sovereign debt of $521 million, Trading account assets – Mortgage trading loans and ABS of $1.9 billion, AFS debt securities – Other taxable securities of $757 million, AFS debt securities – Tax-exempt securities of $569 million, Loans and leases of $1.6 billion and LHFS of $787 million.

(2)	Includes models such as Monte Carlo simulation and Black-Scholes.

(3)	Includes models such as Monte Carlo simulation, Black-Scholes and other methods that model the joint dynamics of interest, inflation and foreign exchange rates.
CPR = Constant Prepayment Rate
CDR = Constant Default Rate
MMBtu = Million British thermal units
IR = Interest Rate
FX = Foreign Exchange

Bank of America 2015 107

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2014

(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Loans and Securities (1)
Instruments backed by residential real estate assets	$2,030	Discounted cash flow, Market comparables	Yield	0% to 25%	6%
Trading account assets – Mortgage trading loans and ABS	483		Prepayment speed	0% to 35% CPR	14%
Loans and leases	1,374		Default rate	2% to 15% CDR	7%
Loans held-for-sale	173		Loss severity	26% to 100%	34%
Commercial loans, debt securities and other	$7,203	Discounted cash flow, Market comparables	Yield	0% to 40%	9%
Trading account assets – Corporate securities, trading loans and other	3,224		Enterprise value/EBITDA multiple	0x to 30x	6x
Trading account assets – Non-U.S. sovereign debt	574		Prepayment speed	1% to 30%	12%
Trading account assets – Mortgage trading loans and ABS	1,580		Default rate	1% to 5%	4%
AFS debt securities – Other taxable securities	1,216		Loss severity	25% to 40%	38%
Loans and leases	609		Duration	0 to 5 years	3 years
			Price	$0 to $107	$76
Auction rate securities	$1,096	Discounted cash flow, Market comparables	Price	$60 to $100	$95
Trading account assets – Corporate securities, trading loans and other	46
AFS debt securities – Other taxable securities	451
AFS debt securities – Tax-exempt securities	599
Structured liabilities
Long-term debt	$(2,362)	Industry standard derivative pricing (2, 3)	Equity correlation	20% to 98%	65%
			Long-dated equity volatilities	6% to 69%	24%
			Long-dated volatilities (IR)	0% to 2%	1%
Net derivative assets
Credit derivatives	$22	Discounted cash flow, Stochastic recovery correlation model	Yield	0% to 25%	14%
			Upfront points	0 to 100 points	65 points
			Spread to index	25 bps to 450 bps	119 bps
			Credit correlation	24% to 99%	51%
			Prepayment speed	3% to 20% CPR	11%
			Default rate	4% CDR	n/a
			Loss severity	35%	n/a
Equity derivatives	$(1,560)	Industry standard derivative pricing (2)	Equity correlation	20% to 98%	65%
			Long-dated equity volatilities	6% to 69%	24%
Commodity derivatives	$141	Discounted cash flow, Industry standard derivative pricing (2)	Natural gas forward price	$2/MMBtu to $7/MMBtu	$5/MMBtu
			Correlation	82% to 93%	90%
			Volatilities	16% to 98%	35%
Interest rate derivatives	$477	Industry standard derivative pricing (3)	Correlation (IR/IR)	11% to 99%	55%
			Correlation (FX/IR)	-48% to 40%	-5%
			Long-dated inflation rates	0% to 3%	1%
			Long-dated inflation volatilities	0% to 2%	1%
Total net derivative assets	$(920)

(1)
The categories are aggregated based upon product type which differs from financial statement classification. The following is a reconciliation to the line items in the table on page 100: Trading account assets – Corporate securities, trading loans and other of $3.3 billion, Trading account assets – Non-U.S. sovereign debt of $574 million, Trading account assets – Mortgage trading loans and ABS of $2.1 billion, AFS debt securities – Other taxable securities of $1.7 billion, AFS debt securities – Tax-exempt securities of $599 million, Loans and leases of $2.0 billion and LHFS of $173 million.

(2)	Includes models such as Monte Carlo simulation and Black-Scholes.

(3)	Includes models such as Monte Carlo simulation, Black-Scholes and other methods that model the joint dynamics of interest, inflation and foreign exchange rates.
CPR = Constant Prepayment Rate
CDR = Constant Default Rate
EBITDA = Earnings before interest, taxes, depreciation and amortization
MMBtu = Million British thermal units
IR = Interest Rate
FX = Foreign Exchange
n/a = not applicable

108 Bank of America 2015

In the tables above, instruments backed by residential and commercial real estate assets include RMBS, commercial mortgage-backed securities, whole loans and mortgage CDOs. Commercial loans, debt securities and other include corporate CLOs and CDOs, commercial loans and bonds, and securities backed by non-real estate assets. Structured liabilities primarily include equity-linked notes that are accounted for under the fair value option.
The Corporation uses multiple market approaches in valuing certain of its Level 3 financial instruments. For example, market comparables and discounted cash flows are used together. For a given product, such as corporate debt securities, market comparables may be used to estimate some of the unobservable inputs and then these inputs are incorporated into a discounted cash flow model. Therefore, the balances disclosed encompass both of these techniques.
The level of aggregation and diversity within the products disclosed in the tables result in certain ranges of inputs being wide and unevenly distributed across asset and liability categories.
For more information on the inputs and techniques used in the valuation of MSRs, see Note 23 – Mortgage Servicing Rights.
Sensitivity of Fair Value Measurements to Changes in Unobservable Inputs
Loans and Securities
For instruments backed by residential real estate assets, commercial real estate assets and commercial loans, debt securities and other, a significant increase in market yields, default rates, loss severities or duration would result in a significantly lower fair value for long positions. Short positions would be impacted in a directionally opposite way. The impact of changes in prepayment speeds would have differing impacts depending on the seniority of the instrument and, in the case of CLOs, whether prepayments can be reinvested.
For auction rate securities, a significant increase in price would result in a significantly higher fair value.

Structured Liabilities and Derivatives
For credit derivatives, a significant increase in market yield, including spreads to indices, upfront points (i.e., a single upfront payment made by a protection buyer at inception), credit spreads, default rates or loss severities would result in a significantly lower fair value for protection sellers and higher fair value for protection buyers. The impact of changes in prepayment speeds would have differing impacts depending on the seniority of the instrument and, in the case of CLOs, whether prepayments can be reinvested.
Structured credit derivatives, which include tranched portfolio CDS and derivatives with derivative product company (DPC) and monoline counterparties, are impacted by credit correlation, including default and wrong-way correlation. Default correlation is a parameter that describes the degree of dependence among credit default rates within a credit portfolio that underlies a credit derivative instrument. The sensitivity of this input on the fair value varies depending on the level of subordination of the tranche. For senior tranches that are net purchases of protection, a significant increase in default correlation would result in a significantly higher fair value. Net short protection positions would be impacted in a directionally opposite way. Wrong-way correlation is a parameter that describes the probability that as exposure to a counterparty increases, the credit quality of the counterparty decreases. A significantly higher degree of wrong-way correlation between a DPC counterparty and underlying derivative exposure would result in a significantly lower fair value.
For equity derivatives, commodity derivatives, interest rate derivatives and structured liabilities, a significant change in long-dated rates and volatilities and correlation inputs (e.g., the degree of correlation between an equity security and an index, between two different commodities, between two different interest rates, or between interest rates and foreign exchange rates) would result in a significant impact to the fair value; however, the magnitude and direction of the impact depends on whether the Corporation is long or short the exposure.

Bank of America 2015 109

Nonrecurring Fair Value
The Corporation holds certain assets that are measured at fair value, but only in certain situations (e.g., impairment) and these measurements are referred to herein as nonrecurring. The amounts below represent assets still held as of the reporting date for which a nonrecurring fair value adjustment was recorded during 2015, 2014 and 2013.

Assets Measured at Fair Value on a Nonrecurring Basis

	December 31
	2015		2014
(Dollars in millions)	Level 2	Level 3	Level 2	Level 3
Assets
Loans held-for-sale	$9	$33	$156	$30
Loans and leases (1)	—	2,739	5	4,636
Foreclosed properties (2, 3)	—	172	—	208
Other assets	88	—	111	—

		Gains (Losses)
		2015	2014	2013
Assets
Loans held-for-sale		$(8)	$(19)	$(71)
Loans and leases (1)		(980)	(1,132)	(1,104)
Foreclosed properties (2, 3)		(57)	(66)	(63)
Other assets		(28)	(26)	(20)

(1)	Includes $174 million of losses on loans that were written down to a collateral value of zero during 2015 compared to losses of $370 million and $365 million in 2014 and 2013.

(2)
Amounts are included in other assets on the Consolidated Balance Sheet and represent the carrying value of foreclosed properties that were written down subsequent to their initial classification as foreclosed properties. Losses on foreclosed properties include losses taken during the first 90 days after transfer of a loan to foreclosed properties.

(3)	Excludes $1.4 billion and $1.1 billion of properties acquired upon foreclosure of certain government-guaranteed loans (principally FHA-insured loans) as of December 31, 2015 and 2014.
The table below presents information about significant unobservable inputs related to the Corporation’s nonrecurring Level 3 financial assets and liabilities at December 31, 2015 and 2014. Instruments backed by residential real estate assets represent residential mortgages where the loan has been written down to the fair value of the underlying collateral.

Quantitative Information about Nonrecurring Level 3 Fair Value Measurements

	December 31, 2015
(Dollars in millions)			Inputs
Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs	Ranges of Inputs	Weighted Average
Loans and leases backed by residential real estate assets	$2,739	Market comparables	OREO discount	7% to 55%	20%
			Cost to sell	8% to 45%	10%

	December 31, 2014
Loans and leases backed by residential real estate assets	$4,636	Market comparables	OREO discount	0% to 28%	8%
			Cost to sell	7% to 14%	8%

110 Bank of America 2015

NOTE 21 Fair Value Option
Loans and Loan Commitments
The Corporation elects to account for certain commercial loans and loan commitments that exceed the Corporation’s single name credit risk concentration guidelines under the fair value option. Lending commitments, both funded and unfunded, are actively managed and monitored and, as appropriate, credit risk for these lending relationships may be mitigated through the use of credit derivatives, with the Corporation’s public side credit view and market perspectives determining the size and timing of the hedging activity. These credit derivatives do not meet the requirements for designation as accounting hedges and therefore are carried at fair value with changes in fair value recorded in other income (loss). Electing the fair value option allows the Corporation to carry these loans and loan commitments at fair value, which is more consistent with management’s view of the underlying economics and the manner in which they are managed. In addition, election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the credit derivatives at fair value. The Corporation also elected the fair value option for certain loans held in consolidated VIEs.
Loans Held-for-sale
The Corporation elects to account for residential mortgage LHFS, commercial mortgage LHFS and certain other LHFS under the fair value option with interest income on these LHFS recorded in other interest income. These loans are actively managed and monitored and, as appropriate, certain market risks of the loans may be mitigated through the use of derivatives. The Corporation has elected not to designate the derivatives as qualifying accounting hedges and therefore they are carried at fair value with changes in fair value recorded in other income (loss). The changes in fair value of the loans are largely offset by changes in the fair value of the derivatives. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at the lower of cost or fair value and the derivatives at fair value. The Corporation has not elected to account for certain other LHFS under the fair value option primarily because these loans are floating-rate loans that are not hedged using derivative instruments.
Loans Reported as Trading Account Assets
The Corporation elects to account for certain loans that are held for the purpose of trading and are risk-managed on a fair value basis under the fair value option.

Other Assets
The Corporation elects to account for certain private equity investments that are not in an investment company under the fair value option as this measurement basis is consistent with applicable accounting guidance for similar investments that are in an investment company. The Corporation also elects to account for certain long-term fixed-rate margin loans that are hedged with derivatives under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the derivatives at fair value.
Securities Financing Agreements
The Corporation elects to account for certain securities financing agreements, including resale and repurchase agreements, under the fair value option based on the tenor of the agreements, which reflects the magnitude of the interest rate risk. The majority of securities financing agreements collateralized by U.S. government securities are not accounted for under the fair value option as these contracts are generally short-dated and therefore the interest rate risk is not significant.
Long-term Deposits
The Corporation elects to account for certain long-term fixed-rate and rate-linked deposits that are hedged with derivatives that do not qualify for hedge accounting under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at historical cost and the derivatives at fair value. The Corporation has not elected to carry other long-term deposits at fair value because they were not hedged using derivatives.
Short-term Borrowings
The Corporation elects to account for certain short-term borrowings, primarily short-term structured liabilities, under the fair value option because this debt is risk-managed on a fair value basis.
The Corporation elects to account for certain asset-backed secured financings, which are also classified in short-term borrowings, under the fair value option. Election of the fair value option allows the Corporation to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the asset-backed secured financings at historical cost and the corresponding mortgage LHFS securing these financings at fair value.
Long-term Debt
The Corporation elects to account for certain long-term debt, primarily structured liabilities, under the fair value option. This long-term debt is either risk-managed on a fair value basis or the related hedges do not qualify for hedge accounting.

Bank of America 2015 111

The table below provides information about the fair value carrying amount and the contractual principal outstanding of assets and liabilities accounted for under the fair value option at December 31, 2015 and 2014.

Fair Value Option Elections

	December 31
	2015			2014
(Dollars in millions)	Fair Value Carrying Amount	Contractual Principal Outstanding	Fair Value Carrying Amount Less Unpaid Principal	Fair Value Carrying Amount	Contractual Principal Outstanding	Fair Value Carrying Amount Less Unpaid Principal
Federal funds sold and securities borrowed or purchased under agreements to resell	$55,143	$54,999	$144	$62,182	$61,902	$280
Loans reported as trading account assets (1)	4,995	9,214	(4,219)	4,607	8,487	(3,880)
Trading inventory – other	8,149	n/a	n/a	6,865	n/a	n/a
Consumer and commercial loans	6,938	7,293	(355)	8,681	8,925	(244)
Loans held-for-sale	4,818	6,157	(1,339)	6,801	8,072	(1,271)
Other assets	275	270	5	253	270	(17)
Long-term deposits	1,116	1,021	95	1,469	1,361	108
Federal funds purchased and securities loaned or sold under agreements to repurchase	24,574	24,718	(144)	35,357	35,332	25
Short-term borrowings	1,325	1,325	—	2,697	2,697	—
Unfunded loan commitments	658	n/a	n/a	405	n/a	n/a
Long-term debt (2)	30,097	30,593	(496)	36,404	35,815	589

(1)
A significant portion of the loans reported as trading account assets are distressed loans which trade and were purchased at a deep discount to par, and the remainder are loans with a fair value near contractual principal outstanding.

(2)	Includes structured liabilities with a fair value of $29.0 billion and $35.3 billion, and contractual principal outstanding of $29.4 billion and $34.6 billion at December 31, 2015 and 2014.
n/a = not applicable

112 Bank of America 2015

The following tables provide information about where changes in the fair value of assets and liabilities accounted for under the fair value option are included in the Consolidated Statement of Income for 2015, 2014 and 2013.

Gains (Losses) Relating to Assets and Liabilities Accounted for Under the Fair Value Option

	2015
(Dollars in millions)	Trading Account Profits (Losses)	Mortgage Banking Income (Loss)	Other Income (Loss)	Total
Federal funds sold and securities borrowed or purchased under agreements to resell	$(195)	$—	$—	$(195)
Loans reported as trading account assets	(199)	—	—	(199)
Trading inventory – other (1)	1,284	—	—	1,284
Consumer and commercial loans	52	—	(295)	(243)
Loans held-for-sale (2)	(36)	673	63	700
Other assets	—	—	10	10
Long-term deposits	1	—	13	14
Federal funds purchased and securities loaned or sold under agreements to repurchase	33	—	—	33
Short-term borrowings	3	—	—	3
Unfunded loan commitments	—	—	(210)	(210)
Long-term debt (3, 4)	2,107	—	(633)	1,474
Total	$3,050	$673	$(1,052)	$2,671

	2014
Federal funds sold and securities borrowed or purchased under agreements to resell	$(114)	$—	$—	$(114)
Loans reported as trading account assets	(87)	—	—	(87)
Trading inventory – other (1)	1,091	—	—	1,091
Consumer and commercial loans	(24)	—	69	45
Loans held-for-sale (2)	(56)	798	83	825
Long-term deposits	23	—	(26)	(3)
Federal funds purchased and securities loaned or sold under agreements to repurchase	4	—	—	4
Short-term borrowings	52	—	—	52
Unfunded loan commitments	—	—	(64)	(64)
Long-term debt (3)	239	—	407	646
Total	$1,128	$798	$469	$2,395

	2013
Federal funds sold and securities borrowed or purchased under agreements to resell	$(44)	$—	$—	$(44)
Loans reported as trading account assets	83	—	—	83
Trading inventory – other (1)	1,355	—	—	1,355
Consumer and commercial loans	(28)	(38)	240	174
Loans held-for-sale (2)	7	966	75	1,048
Other assets	—	—	(77)	(77)
Long-term deposits	30	—	84	114
Federal funds purchased and securities loaned or sold under agreements to repurchase	(36)	—	—	(36)
Asset-backed secured financings	—	(91)	—	(91)
Short-term borrowings	(70)	—	—	(70)
Unfunded loan commitments	—	—	180	180
Long-term debt (3)	(602)	—	(649)	(1,251)
Total	$695	$837	$(147)	$1,385

(1)	The gains (losses) in trading account profits (losses) are primarily offset by gains (losses) on trading liabilities that hedge these assets.

(2)	Includes the value of IRLCs on funded loans, including those sold during the period.

(3)
The majority of the net gains (losses) in trading account profits relate to the embedded derivative in structured liabilities and are offset by gains (losses) on derivatives and securities that hedge these liabilities. In connection with the implementation of new accounting guidance relating to DVA on structured liabilities accounted for at fair value under the fair value option, unrealized DVA gains (losses) in 2015 are recorded in accumulated OCI while realized gains (losses) are recorded in other income (loss); for years prior to 2015, the realized and unrealized gains (losses) are reflected in other income (loss). For more information on the implementation of new accounting guidance, see Note 1 – Summary of Significant Accounting Principles.

(4)
For the cumulative impact of changes in the Corporation’s credit spreads and the amount recognized in OCI, see Note 14 – Accumulated Other Comprehensive Income (Loss). For more information on how the Corporation’s own credit spread is determined, see Note 20 – Fair Value Measurements.

Gains (Losses) Related to Borrower-specific Credit Risk for Assets Accounted for Under the Fair Value Option

	December 31
(Dollars in millions)	2015	2014	2013
Loans reported as trading account assets	$37	$28	$56
Consumer and commercial loans	(200)	32	148
Loans held-for-sale	37	84	225

Bank of America 2015 113

NOTE 22 Fair Value of Financial Instruments
Financial instruments are classified within the fair value hierarchy using the methodologies described in Note 20 – Fair Value Measurements. The following disclosures include financial instruments where only a portion of the ending balance at December 31, 2015 and 2014 was carried at fair value on the Consolidated Balance Sheet.
Short-term Financial Instruments
The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed and other short-term investments, federal funds sold and purchased, certain resale and repurchase agreements, customer and other receivables, customer payables (within accrued expenses and other liabilities on the Consolidated Balance Sheet), and short-term borrowings approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. The Corporation elected to account for certain resale and repurchase agreements under the fair value option.
Under the fair value hierarchy, cash and cash equivalents are classified as Level 1. Time deposits placed and other short-term investments, such as U.S. government securities and short-term commercial paper, are classified as Level 1 and Level 2. Federal funds sold and purchased are classified as Level 2. Resale and repurchase agreements are classified as Level 2 because they are generally short-dated and/or variable-rate instruments collateralized by U.S. government or agency securities. Customer and other receivables primarily consist of margin loans, servicing advances and other accounts receivable and are classified as Level 2 and Level 3. Customer payables and short-term borrowings are classified as Level 2.
Held-to-maturity Debt Securities
HTM debt securities, which consist primarily of U.S. agency debt securities, are classified as Level 2 using the same methodologies as AFS U.S. agency debt securities. For more information on HTM debt securities, see Note 3 – Securities.
Loans
The fair values for commercial and consumer loans are generally determined by discounting both principal and interest cash flows expected to be collected using a discount rate for similar instruments with adjustments that the Corporation believes a market participant would consider in determining fair value. The Corporation estimates the cash flows expected to be collected using internal credit risk, interest rate and prepayment risk models that incorporate the Corporation’s best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds for the life of the loan. The carrying value of loans is presented net of the applicable allowance for loan losses and excludes leases. The Corporation accounts for certain commercial loans and residential mortgage loans under the fair value option.
Deposits
The fair value for certain deposits with stated maturities was determined by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of non-U.S. time deposits approximates fair value. For deposits with no stated maturities, the carrying value was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors. The Corporation accounts for certain long-term fixed-rate deposits under the fair value option.
Long-term Debt
The Corporation uses quoted market prices, when available, to estimate fair value for its long-term debt. When quoted market prices are not available, fair value is estimated based on current market interest rates and credit spreads for debt with similar terms and maturities. The Corporation accounts for certain structured liabilities under the fair value option.
Fair Value of Financial Instruments
The carrying values and fair values by fair value hierarchy of certain financial instruments where only a portion of the ending balance was carried at fair value at December 31, 2015 and 2014 are presented in the table below.

Fair Value of Financial Instruments

	December 31, 2015
		Fair Value
(Dollars in millions)	Carrying Value	Level 2	Level 3	Total
Financial assets
Loans	$863,561	$70,223	$805,371	$875,594
Loans held-for-sale	7,453	5,347	2,106	7,453
Financial liabilities
Deposits	1,197,259	1,197,577	—	1,197,577
Long-term debt	236,764	239,596	1,513	241,109

	December 31, 2014
Financial assets
Loans	$842,259	$87,174	$776,370	$863,544
Loans held-for-sale	12,836	12,236	618	12,854
Financial liabilities
Deposits	1,118,936	1,119,427	—	1,119,427
Long-term debt	243,139	249,692	2,362	252,054
Commercial Unfunded Lending Commitments
Fair values were generally determined using a discounted cash flow valuation approach which is applied using market-based CDS or internally developed benchmark credit curves. The Corporation accounts for certain loan commitments under the fair value option.
The carrying values and fair values of the Corporation’s commercial unfunded lending commitments were $1.3 billion and $6.3 billion at December 31, 2015, and $932 million and $3.8 billion at December 31, 2014. Commercial unfunded lending commitments are primarily classified as Level 3. The carrying value of these commitments is classified in accrued expenses and other liabilities.
The Corporation does not estimate the fair values of consumer unfunded lending commitments because, in many instances, the Corporation can reduce or cancel these commitments by providing notice to the borrower. For more information on commitments, see Note 12 – Commitments and Contingencies.

114 Bank of America 2015

NOTE 23 Mortgage Servicing Rights
The Corporation accounts for consumer MSRs at fair value with changes in fair value primarily recorded in mortgage banking income in the Consolidated Statement of Income. The Corporation manages the risk in these MSRs with derivatives such as options and interest rate swaps, which are not designated as accounting hedges, as well as securities including MBS and U.S. Treasury securities. The securities used to manage the risk in the MSRs are classified in other assets with changes in the fair value of the securities and the related interest income recorded in mortgage banking income.
The table below presents activity for residential mortgage and home equity MSRs for 2015 and 2014.

Rollforward of Mortgage Servicing Rights

(Dollars in millions)	2015	2014
Balance, January 1	$3,530	$5,042
Additions	637	707
Sales	(393)	(61)
Amortization of expected cash flows (1)	(874)	(927)
Impact of changes in interest rates and other market factors (2)	41	(1,191)
Model and other cash flow assumption changes: (3)
Projected cash flows, including changes in costs to service loans	100	(163)
Impact of changes in the Home Price Index	(13)	(25)
Impact of changes to the prepayment model	(10)	243
Other model changes (4)	69	(95)
Balance, December 31 (5)	$3,087	$3,530
Mortgage loans serviced for investors (in billions)	$394	$490

(1)	Represents the net change in fair value of the MSR asset due to the recognition of modeled cash flows.

(2)
These amounts reflect the changes in modeled MSR fair value primarily due to observed changes in interest rates, volatility, spreads and the shape of the forward swap curve and periodic adjustments to valuation based on third-party discovery.

(3)
These amounts reflect periodic adjustments to the valuation model to reflect changes in the modeled relationship between inputs and their impact on projected cash flows as well as changes in certain cash flow assumptions such as cost to service and ancillary income per loan.

(4)
These amounts include the impact of periodic recalibrations of the model to reflect changes in the relationship between market interest rate spreads and projected cash flows. Also included is a decrease of $127 million for 2014 due to changes in option-adjusted spread rate assumptions.

(5)	At December 31, 2015, includes $2.7 billion of U.S. and $407 million of non-U.S. consumer MSR balances compared to $3.3 billion and $259 million at December 31, 2014.
The Corporation primarily uses an option-adjusted spread (OAS) valuation approach which factors in prepayment risk to determine the fair value of MSRs. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. In addition to updating the valuation model for interest, discount and prepayment rates, periodic adjustments are made to recalibrate the valuation model for factors used to project cash flows. The changes to the factors capture the effect of variances related to actual versus estimated servicing proceeds.

Significant economic assumptions in estimating the fair value of MSRs at December 31, 2015 and 2014 are presented below. The change in fair value as a result of changes in OAS rates is included within “Model and other cash flow assumption changes” in the Rollforward of Mortgage Servicing Rights table. The weighted-average life is not an input in the valuation model but is a product of both changes in market rates of interest and changes in model and other cash flow assumptions. The weighted-average life represents the average period of time that the MSRs’ cash flows are expected to be received. Absent other changes, an increase (decrease) to the weighted-average life would generally result in an increase (decrease) in the fair value of the MSRs.

Significant Economic Assumptions

	December 31
	2015		2014
	Fixed	Adjustable	Fixed	Adjustable
Weighted-average OAS	4.62%	7.61%	4.52%	7.61%
Weighted-average life, in years	4.46	3.43	4.53	2.95
The table below presents the sensitivity of the weighted-average lives and fair value of MSRs to changes in modeled assumptions. These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of MSRs that continue to be held by the Corporation is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. The below sensitivities do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Sensitivity Impacts

	December 31, 2015
	Change in Weighted-average Lives
(Dollars in millions)	Fixed		Adjustable		Change in Fair Value
Prepayment rates
Impact of 10% decrease	0.30	years	0.26	years	$183
Impact of 20% decrease	0.64		0.55		389

Impact of 10% increase	(0.26)		(0.23)		(163)
Impact of 20% increase	(0.50)		(0.43)		(310)
OAS level
Impact of 100 bps decrease					$124
Impact of 200 bps decrease					259

Impact of 100 bps increase					(115)
Impact of 200 bps increase					(221)

Bank of America 2015 115

NOTE 24 Business Segment Information
Effective April 1, 2016, to align the segments with how the Corporation manages the businesses, the Corporation changed its basis of presentation, and following such change, reports its results of operations through the following four business segments: Consumer Banking, GWIM, Global Banking and Global Markets, with the remaining operations recorded in All Other. For more information on the Corporation's segment realignment, see Note 1 – Summary of Significant Accounting Principles.
Consumer Banking
Consumer Banking offers a diversified range of credit, banking and investment products and services to consumers and small businesses. Consumer Banking product offerings include traditional savings accounts, money market savings accounts, CDs and IRAs, noninterest- and interest-bearing checking accounts, investment accounts and products, as well as credit and debit cards, residential mortgages and home equity loans, and direct and indirect loans to consumers and small businesses in the U.S. Consumer Banking includes the impact of servicing residential mortgages and home equity loans in the core portfolio. Customers and clients have access to a franchise network that stretches coast to coast through 33 states and the District of Columbia. The franchise network includes approximately 4,700 financial centers, 16,000 ATMs, nationwide call centers, and online and mobile platforms.
Global Wealth & Investment Management
GWIM provides a high-touch client experience through a network of financial advisors focused on clients with over $250,000 in total investable assets, including tailored solutions to meet clients’ needs through a full set of investment management, brokerage, banking and retirement products. GWIM also provides comprehensive wealth management solutions targeted to high net worth and ultra high net worth clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs, including specialty asset management services.
Global Banking
Global Banking provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through the Corporation’s network of offices and client relationship teams. Global Banking’s lending products and services include commercial loans, leases, commitment facilities, trade finance, real estate lending and asset-based lending. Global Banking’s treasury solutions business includes treasury management, foreign exchange and short-term investing options. Global Banking also provides investment banking products to clients such as debt and equity underwriting and distribution, and merger-related and other advisory services. The economics of most investment banking and underwriting activities are shared primarily between Global Banking and Global Markets based on the activities performed by each segment. Global Banking clients generally include middle-market companies, commercial real estate firms, not-for-profit companies, large global corporations, financial institutions, leasing clients, and mid-sized U.S.-based businesses requiring customized and integrated financial advice and solutions.
Global Markets
Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. Global Markets product coverage includes securities and derivative products in both the primary and secondary markets. Global Markets provides market-making, financing, securities clearing, settlement and custody services globally to institutional investor clients in support of their investing and trading activities. Global Markets also works with commercial and corporate clients to provide risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed-income and mortgage-related products. As a result of market-making activities in these products, Global Markets may be required to manage risk in a broad range of financial products including government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, syndicated loans, MBS, commodities and ABS. In addition, the economics of most investment banking and underwriting activities are shared primarily between Global Markets and Global Banking based on the activities performed by each segment.

All Other
All Other consists of ALM activities, equity investments, the international consumer card business, non-core mortgage loans and servicing activities, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to the business segments.

116 Bank of America 2015

Basis of Presentation
The management accounting and reporting process derives segment and business results by utilizing allocation methodologies for revenue and expense. The net income derived for the businesses is dependent upon revenue and cost allocations using an activity-based costing model, funds transfer pricing, and other methodologies and assumptions management believes are appropriate to reflect the results of the business.
Total revenue, net of interest expense, includes net interest income on an FTE basis and noninterest income. The adjustment of net interest income to an FTE basis results in a corresponding increase in income tax expense. The segment results also reflect certain revenue and expense methodologies that are utilized to determine net income. The net interest income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. In segments where the total of liabilities and equity exceeds assets, which are generally deposit-taking segments, the Corporation allocates assets to match liabilities. Net interest income of the business segments also includes an allocation of net interest income generated by certain of the Corporation’s ALM activities. Further, net interest income on an FTE basis includes market-related adjustments, which are adjustments to net interest income to reflect the impact of changes in long-term interest rates on the estimated lives of mortgage-related debt securities thereby impacting premium amortization. Also included in market-related adjustments is hedge ineffectiveness that impacts net interest income.

In addition, the business segments are impacted by the migration of customers and clients and their deposit, loan and brokerage balances between businesses. Subsequent to the date of migration, the associated net interest income, noninterest income and noninterest expense are recorded in the business to which the customers or clients migrated.
The Corporation’s ALM activities include an overall interest rate risk management strategy that incorporates the use of various derivatives and cash instruments to manage fluctuations in earnings and capital that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect earnings and capital. The results of a majority of the Corporation’s ALM activities are allocated to the business segments and fluctuate based on the performance of the ALM activities. ALM activities include external product pricing decisions including deposit pricing strategies, the effects of the Corporation’s internal funds transfer pricing process and the net effects of other ALM activities.
Certain expenses not directly attributable to a specific business segment are allocated to the segments. The most significant of these expenses include data and item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain other centralized or shared functions are allocated based on methodologies that reflect utilization.

Bank of America 2015 117

The table below presents net income (loss) and the components thereto (with net interest income on an FTE basis) for 2015, 2014 and 2013, and total assets at December 31, 2015 and 2014 for each business segment, as well as All Other.

Results for Business Segments and All Other

At and for the Year Ended December 31	Total Corporation (1)			Consumer Banking
(Dollars in millions)	2015	2014	2013	2015	2014	2013
Net interest income (FTE basis)	$39,989	$40,640	$43,124	$20,331	$20,742	$21,209
Noninterest income	43,951	44,997	46,677	11,096	11,038	11,820
Total revenue, net of interest expense (FTE basis)	83,940	85,637	89,801	31,427	31,780	33,029
Provision for credit losses	3,161	2,275	3,556	2,346	2,470	2,957
Noninterest expense	57,735	75,657	69,214	18,716	19,392	20,711
Income before income taxes (FTE basis)	23,044	7,705	17,031	10,365	9,918	9,361
Income tax expense (FTE basis)	7,156	2,872	5,600	3,777	3,698	3,430
Net income	$15,888	$4,833	$11,431	$6,588	$6,220	$5,931
Year-end total assets	$2,144,316	$2,104,534		$645,427	$599,066

	Global Wealth & Investment Management			Global Banking
	2015	2014	2013	2015	2014	2013
Net interest income (FTE basis)	$5,486	$5,813	$6,061	$9,050	$9,586	$9,673
Noninterest income	12,506	12,573	11,734	8,377	8,514	7,745
Total revenue, net of interest expense (FTE basis)	17,992	18,386	17,795	17,427	18,100	17,418
Provision for credit losses	51	14	56	685	322	1,142
Noninterest expense	13,938	13,830	13,217	8,481	8,807	8,148
Income before income taxes (FTE basis)	4,003	4,542	4,522	8,261	8,971	8,128
Income tax expense (FTE basis)	1,459	1,694	1,658	3,041	3,292	2,982
Net income	$2,544	$2,848	$2,864	$5,220	$5,679	$5,146
Year-end total assets	$296,271	$274,954		$381,975	$353,637

	Global Markets			All Other
	2015	2014	2013	2015	2014	2013
Net interest income (FTE basis)	$4,183	$3,848	$4,114	$939	$651	$2,067
Noninterest income	10,823	12,279	11,322	1,149	593	4,056
Total revenue, net of interest expense (FTE basis)	15,006	16,127	15,436	2,088	1,244	6,123
Provision for credit losses	99	110	140	(20)	(641)	(739)
Noninterest expense	11,373	11,989	12,225	5,227	21,639	14,913
Income (loss) before income taxes (FTE basis)	3,534	4,028	3,071	(3,119)	(19,754)	(8,051)
Income tax expense (benefit) (FTE basis)	1,115	1,440	2,033	(2,236)	(7,252)	(4,503)
Net income (loss)	$2,419	$2,588	$1,038	$(883)	$(12,502)	$(3,548)
Year-end total assets	$548,790	$576,552		$271,853	$300,325

(1)	There were no material intersegment revenues.

118 Bank of America 2015

The table below presents a reconciliation of the four business segments’ total revenue, net of interest expense, on an FTE basis, and net income to the Consolidated Statement of Income, and total assets to the Consolidated Balance Sheet. The adjustments presented in the table below include consolidated income, expense and asset amounts not specifically allocated to individual business segments.

Business Segment Reconciliations

(Dollars in millions)	2015	2014	2013
Segments’ total revenue, net of interest expense (FTE basis)	$81,852	$84,393	$83,678
Adjustments:
ALM activities	77	(1,008)	(1,658)
Equity investment income	261	1,130	2,901
Liquidating businesses and other	1,750	1,122	4,880
FTE basis adjustment	(890)	(850)	(859)
Consolidated revenue, net of interest expense	$83,050	$84,787	$88,942
Segments’ total net income	$16,771	$17,335	$14,979
Adjustments, net-of-taxes:
ALM activities	(518)	(894)	(1,558)
Equity investment income	162	706	1,828
Liquidating businesses and other	(527)	(12,314)	(3,818)
Consolidated net income	$15,888	$4,833	$11,431

		December 31
		2015	2014
Segments’ total assets		$1,872,463	$1,804,209
Adjustments:
ALM activities, including securities portfolio		616,568	573,426
Equity investments		4,297	4,871
Liquidating businesses and other		139,995	171,420
Elimination of segment asset allocations to match liabilities		(489,007)	(449,392)
Consolidated total assets		$2,144,316	$2,104,534

Bank of America 2015 119

NOTE 25 Parent Company Information
The following tables present the Parent Company-only financial information. This financial information is presented in accordance with bank regulatory reporting requirements.

Condensed Statement of Income

(Dollars in millions)	2015	2014	2013
Income
Dividends from subsidiaries:
Bank holding companies and related subsidiaries	$18,970	$12,400	$8,532
Nonbank companies and related subsidiaries	53	149	357
Interest from subsidiaries	2,004	1,836	2,087
Other income (loss)	(623)	72	233
Total income	20,404	14,457	11,209
Expense
Interest on borrowed funds from related subsidiaries	1,169	1,661	1,730
Other interest expense	5,098	5,552	6,379
Noninterest expense	4,747	4,471	10,938
Total expense	11,014	11,684	19,047
Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	9,390	2,773	(7,838)
Income tax benefit	(3,574)	(4,079)	(7,227)
Income (loss) before equity in undistributed earnings of subsidiaries	12,964	6,852	(611)
Equity in undistributed earnings (losses) of subsidiaries:
Bank holding companies and related subsidiaries	3,120	3,613	14,150
Nonbank companies and related subsidiaries	(196)	(5,632)	(2,108)
Total equity in undistributed earnings (losses) of subsidiaries	2,924	(2,019)	12,042
Net income	$15,888	$4,833	$11,431

Condensed Balance Sheet

	December 31
(Dollars in millions)	2015	2014
Assets
Cash held at bank subsidiaries (1)	$98,024	$100,304
Securities	937	932
Receivables from subsidiaries:
Bank holding companies and related subsidiaries	23,594	23,356
Banks and related subsidiaries	569	2,395
Nonbank companies and related subsidiaries	56,426	52,251
Investments in subsidiaries:
Bank holding companies and related subsidiaries	272,596	270,441
Nonbank companies and related subsidiaries	2,402	2,139
Other assets	9,360	14,599
Total assets	$463,908	$466,417
Liabilities and shareholders’ equity
Short-term borrowings	$15	$46
Accrued expenses and other liabilities	13,900	16,872
Payables to subsidiaries:
Banks and related subsidiaries	465	2,559
Nonbank companies and related subsidiaries	13,921	17,698
Long-term debt	179,402	185,771
Total liabilities	207,703	222,946
Shareholders’ equity	256,205	243,471
Total liabilities and shareholders’ equity	$463,908	$466,417

(1)	Balance includes third-party cash held of $28 million and $29 million at December 31, 2015 and 2014.

120 Bank of America 2015

Condensed Statement of Cash Flows

(Dollars in millions)	2015	2014	2013
Operating activities
Net income	$15,888	$4,833	$11,431
Reconciliation of net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(2,924)	2,019	(12,042)
Other operating activities, net	(2,509)	2,143	(10,422)
Net cash provided by (used in) operating activities	10,455	8,995	(11,033)
Investing activities
Net sales (purchases) of securities	15	(142)	459
Net payments from (to) subsidiaries	(7,944)	(5,902)	39,336
Other investing activities, net	70	19	3
Net cash provided by (used in) investing activities	(7,859)	(6,025)	39,798
Financing activities
Net increase (decrease) in short-term borrowings	(221)	(55)	178
Net increase (decrease) in other advances	(770)	1,264	(14,378)
Proceeds from issuance of long-term debt	26,492	29,324	30,966
Retirement of long-term debt	(27,393)	(33,854)	(39,320)
Proceeds from issuance of preferred stock	2,964	5,957	1,008
Redemption of preferred stock	—	—	(6,461)
Common stock repurchased	(2,374)	(1,675)	(3,220)
Cash dividends paid	(3,574)	(2,306)	(1,677)
Net cash used in financing activities	(4,876)	(1,345)	(32,904)
Net increase (decrease) in cash held at bank subsidiaries	(2,280)	1,625	(4,139)
Cash held at bank subsidiaries at January 1	100,304	98,679	102,818
Cash held at bank subsidiaries at December 31	$98,024	$100,304	$98,679

Bank of America 2015 121

NOTE 26 Performance by Geographical Area
Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at total assets, total revenue, net of interest expense, income before income taxes and net income (loss) by geographic area. The Corporation identifies its geographic performance based on the business unit structure used to manage the capital or expense deployed in the region as applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related capital or expense deployed in the region.

		December 31	Year Ended December 31
(Dollars in millions)	Year	Total Assets (1)	Total Revenue, Net of Interest Expense (2)	Income Before Income Taxes	Net Income (Loss)
U.S. (3)	2015	$1,849,128	$72,202	$20,148	$14,689
	2014	1,792,719	73,500	4,643	3,305
	2013		76,612	13,221	10,588
Asia (4)	2015	86,994	3,524	726	457
	2014	92,005	3,605	759	473
	2013		4,442	1,382	887
Europe, Middle East and Africa	2015	178,899	6,081	938	516
	2014	190,365	6,409	1,098	813
	2013		6,353	1,003	(403)
Latin America and the Caribbean	2015	29,295	1,243	342	226
	2014	29,445	1,273	355	242
	2013		1,535	566	359
Total Non-U.S.	2015	295,188	10,848	2,006	1,199
	2014	311,815	11,287	2,212	1,528
	2013		12,330	2,951	843
Total Consolidated	2015	$2,144,316	$83,050	$22,154	$15,888
	2014	2,104,534	84,787	6,855	4,833
	2013		88,942	16,172	11,431

(1)	Total assets include long-lived assets, which are primarily located in the U.S.

(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.

(3)	Substantially reflects the U.S.

(4)	Amounts include pretax gains of $753 million ($474 million net-of-tax) on the sale of common shares of CCB during 2013.

122 Bank of America 2015